EXHIBIT 10.1

Execution Copy

Published CUSIP Numbers: 13134MBF9
13134MBG7

CREDIT AGREEMENT

among

CALPINE CORPORATION,
as Borrower

and

THE LENDERS PARTY HERETO,

and

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Collateral Agent

Dated as of December 15, 2015

MORGAN STANLEY SENIOR FUNDING, INC.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
CITIGROUP GLOBAL MARKETS INC.,
CREDIT SUISSE SECURITIES (USA) LLC and
DEUTSCHE BANK SECURITIES INC.,
As Joint Lead Arrangers and Joint Bookrunners

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3.7.	Title to Assets; Liens	40
3.8.	Intellectual Property	40
3.9.	Use of Proceeds	40
3.10.	Litigation	40
3.11.	Federal Reserve Regulations	40
3.12.	Solvency	41
3.13.	Taxes	41
3.14.	ERISA	41
3.15.	Environmental Matters; Hazardous Material	41
3.16.	Investment Company Act; Other Regulations	41
3.17.	Labor Matters	41
3.18.	Security Documents	41
3.19.	Energy Regulation	42
3.20.	Sanctions and Anti-Corruption Laws	42

SECTION 4
CONDITIONS PRECEDENT

4.1.	Conditions to the Closing Date	42

SECTION 5
AFFIRMATIVE COVENANTS

5.1.	Financial Statements, Etc.	45
5.2.	Compliance Certificate	46
5.3.	Maintenance of Existence	46
5.4.	Maintenance of Insurance	46
5.5.	RESERVED	47
5.6.	RESERVED	47
5.7.	Use of Proceeds	47
5.8.	Additional Guarantees	47
5.9.	After-Acquired Collateral	47

SECTION 6
NEGATIVE COVENANTS

6.1.	Limitation on Indebtedness	49
6.2.	Limitation on Liens	51
6.3.	Merger, Consolidation, or Sale of Assets	51
6.4.	Limitation on Sale and Leaseback Transactions	52
6.5.	Limitation on Secured Commodity Hedging	52

SECTION 7
EVENTS OF DEFAULT

7.1.	Events of Default	52

SECTION 8
THE AGENTS

8.1.	Appointment	54

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8.2.	Delegation of Duties	54
8.3.	Exculpatory Provisions	54
8.4.	Reliance by the Administrative Agent	55
8.5.	Notice of Default	55
8.6.	Non-Reliance on Agents and Other Lenders	55
8.7.	Indemnification	55
8.8.	Agent in Its Individual Capacity	56
8.9.	Successor Administrative Agent	56
8.10.	RESERVED	56
8.11.	Collateral Security	56
8.12.	Enforcement by the Administrative Agent and Collateral Agent	56
8.13.	Withholding Tax	56

SECTION 9
MISCELLANEOUS

9.1.	Amendments and Waivers	57
9.2.	Notices	58
9.3.	No Waiver; Cumulative Remedies	59
9.4.	Survival of Representations and Warranties	60
9.5.	Payment of Expenses and Taxes	60
9.6.	Successors and Assigns; Participations	61
9.7.	Adjustments; Setoff	64
9.8.	Counterparts	64
9.9.	Severability	64
9.10.	Integration	64
9.11.	GOVERNING LAW	64
9.12.	Submission To Jurisdiction; Waivers	64
9.13.	Acknowledgements	65
9.14.	Releases of Guarantees and Liens	65
9.15.	Confidentiality	66
9.16.	WAIVERS OF JURY TRIAL	67
9.17.	U.S.A. Patriot Act	67
9.18.	No Fiduciary Duty	67
9.19.	Lien Sharing and Priority Confirmation	68
9.20.	First Lien Debt	68

SCHEDULES

Schedule 1.1A -Term Commitment Amounts
Schedule 1.1B - Legacy Properties
Schedule 1.1C - Conectiv Properties
Schedule 1.1D - DPME Property
Schedule 1.1E - Generating Plants
Schedule 3.6 - Subsidiaries
Schedule 3.18(a) - UCC Filing Jurisdictions
Schedule 3.18(b) - Mortgage Filing Jurisdictions

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EXHIBITS

Exhibit A-1 -	Form of Closing Certificate for the Borrower
Exhibit A-2 -	Form of Closing Certificate for the Guarantors
Exhibit B -	Form of Notice of Borrowing
Exhibit C -	Form of Assignment and Acceptance
Exhibit D -	RESERVED
Exhibit E-1 -	Form of United States Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-2 -	Form of United States Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-3 -	Form of United States Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-4 -	Form of United States Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F -	Form of Notice of Continuation/Conversion
Exhibit G -	RESERVED
Exhibit H -	Form of Prepayment Notice
Exhibit I -	Reverse Dutch Auction Procedures

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THIS CREDIT AGREEMENT, dated as of December 15, 2015, among CALPINE CORPORATION, a Delaware corporation (the “Borrower”), MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”), as administrative agent (in such capacity and including any successors in such capacity, the “Administrative Agent”), GOLDMAN SACHS CREDIT PARTNERS L.P., as collateral agent (in such capacity and including any successors in such capacity, the “Collateral Agent” and together with the Administrative Agent, the “Agents”) and each of the financial institutions from time to time party hereto (collectively, the “Lenders”).
W I T N E S S E T H:
WHEREAS, the Borrower intends to provide for ongoing working capital and general corporate needs with the extensions of credit and commitments under this Agreement, including to effect the acquisition (the “Acquisition”) of 100% of the outstanding membership and limited liability interests of Granite Ridge Energy, LLC (“Granite Ridge”) pursuant to a purchase and sale agreement between Calpine Granite Holdings, LLC and Granite Ridge Holdings, LLC, to repay and redeem existing indebtedness of Granite Ridge and its subsidiaries and to pay the fees and expenses incurred in connection therewith and in connection with this Agreement.
NOW, THEREFORE, the parties hereto hereby agree as follows:
SECTION 1
Definitions
1.1.    Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
“2008 Credit Agreement”: that certain Credit Agreement, dated as of January 31, 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time), by and among the Borrower, the guarantors party thereto, Goldman Sachs Credit Partners L.P., as collateral agent and administrative agent, and the lenders party thereto.
“2012 Credit Agreement”: that certain Credit Agreement, dated as of October 9, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time), by and among the Borrower, Morgan Stanley Senior Funding, Inc., as administrative agent, Goldman Sachs Credit Partners L.P., as collateral agent, and the lenders party thereto.
“2013 Credit Agreement”: that certain Credit Agreement, dated as of October 23, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time), by and among the Borrower, Citibank, N.A., as administrative agent, Goldman Sachs Credit Partners, L.P., as collateral agent, and the lenders party thereto.
“2015 May Credit Agreement”: that certain Credit Agreement, dated as of May 28, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time), by and among the Borrower, Morgan Stanley Senior Funding, Inc., as administrative agent, Goldman Sachs Credit Partners L.P., as collateral agent, and the lenders party thereto.
“2022 Notes”: the Borrower’s 6.00% Senior Secured Notes due 2022.
“2022 Notes Issue Date”: October 31, 2013.
“2023 Secured Notes”: the Borrower’s 7.875% Senior Secured Notes due 2023.
“2023 Unsecured Notes”: the Borrower’s 5.375% Senior Unsecured Notes due 2023.
“2024 Secured Notes”: the Borrower’s 5.875% Senior Secured Notes due 2024.

“2024 Unsecured Notes”: the Borrower’s 5.50% Senior Unsecured Notes due 2024.
“2025 Notes”: the Borrower’s 5.75% Senior Unsecured Notes due 2025.
“Acknowledgement”: the Acknowledgement of Guarantee and Security Interest, dated as of the Closing Date, executed by the Borrower, the Guarantors, the Administrative Agent and the Collateral Agent.
“Acquisition”: the meaning set forth in the preamble to this Agreement.
“Act of Required Debtholders”: the meaning provided in the Collateral Agency and Intercreditor Agreement (as in effect on the Closing Date).
“Administrative Agent”: the meaning set forth in the preamble to this Agreement.
“Affiliate”: as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.
“Agents”: the meaning set forth in the preamble to this Agreement.
“Agreement”: this Credit Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“ALTA”: American Land Title Association.
“Applicable Margin”: a percentage per annum equal to in the case of Term Loans maintained as (i) Base Rate Loans, 2.00% and (ii) Eurodollar Loans, 3.00%.
“Approved Electronic Communication”: any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agents or to the Lenders by means of electronic communications pursuant to Section 9.2(b).
“Approved Fund”: as defined in Section 9.6(b)(ii).
“Arranger”: each of the Joint Lead Arrangers.
“Assignee”: as defined in Section 9.6(b)(i).
“Assignment and Acceptance”: in the case of assignments of Term Loans, an assignment and acceptance entered into by a Lender and an Assignee and accepted by the Administrative Agent to the extent required pursuant to Section 9.6, substantially in the form of Exhibit C hereto.
“Auction”: the meaning set forth in Section 2.28.
“Auction Manager”: the meaning set forth in Section 2.28.
“Auction Notice”: the meaning set forth in Exhibit I.
“Bankrupt Subsidiary”: any Subsidiary of the Borrower that is a debtor under the Bankruptcy Code as of the Closing Date.
“Bankruptcy Code”: The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. §§ 101 et seq.

“Bankruptcy Law”: The Bankruptcy Code or any similar federal or state law for the relief of debtors.
“Base Rate”: for any day, the highest of (a) the Federal Funds Effective Rate plus ½ of 1% per annum, (b) the Prime Rate or (c) the Eurodollar Rate for a one-month interest period plus 1.0%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate for a one-month interest period shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.
“Base Rate Loans”: Term Loans the rate of interest applicable to which is based upon the Base Rate.
“Beneficial Owner”: the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.
“Benefited Lender”: the meaning set forth in Section 9.7(a).
“Board of Directors”:
(1)    with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
(2)    with respect to a partnership, the board of directors of the general partner of the partnership;
(3)    with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
(4)    with respect to any other Person, the board or committee of such Person serving a similar function.
“Board of Governors”: the Board of Governors of the Federal Reserve System of the United States or any Governmental Authority which succeeds to the powers and functions thereof.
“Borrower”: the meaning set forth in the preamble to this Agreement.
“Borrowing”: the making of Term Loans by the Lenders on the Borrowing Date.
“Borrowing Date”: the Business Day specified in a notice pursuant to Section 2.2 as a date on which the Borrower requests the making of Term Loans hereunder.
“Business Day”: any day other than a Legal Holiday, provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
“CalGen Entities”: Calpine Generating Company, LLC (“CalGen”) together with CalGen Finance Corporation (“CalGen Finance”).
“Capital Lease Obligation”: at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP as in effect from time to time.
“Capital Stock”:
(1)    in the case of a corporation, corporate stock;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)    in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Case”: any case pending under Chapter 11 of the Bankruptcy Code.
“Cash Equivalents”:
(1)    United States dollars;
(2)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;
(3)    certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to any Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;
(4)    repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5)    commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and
(6)    money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.
“Cash Management Obligations”: with respect to a Loan Party, any obligations of such Loan Party in respect of treasury management arrangements, depositary or other cash management services, including in connection with any automated clearing house transfer of funds or any similar transactions.
“Change of Control”: the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan of the Borrower or any of its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Borrower, measured by voting power rather than number of shares.
“Change of Control Triggering Event”: the occurrence of both a Change of Control and a Rating Event.
“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied or waived, which date is December 15, 2015.

“CNTA Ratio”: as of any date of determination, (a) the Consolidated Net Tangible Assets of the Loan Parties as of the end of the most recent fiscal quarter for which an internal consolidated balance sheet of the Borrower and its Subsidiaries is available, divided by (b) the aggregate amount of First Lien Debt of the Loan Parties (as calculated under Section 6.1(b) hereof) outstanding on such date.
“Code”: the Internal Revenue Code of 1986, as amended from time to time.
“Collateral”: in the case of each Series of Secured Debt, all properties and assets of the Loan Parties now owned or hereafter acquired in which Liens have been granted to the Collateral Agent to secure the Secured Obligations in respect of such Series of Secured Debt.
“Collateral Agency and Intercreditor Agreement”: that certain Collateral Agency and Intercreditor Agreement, dated as of January 31, 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time in compliance with the terms thereof), by and among the Borrower, the Guarantors from time to time party thereto, the secured debt representatives from time to time party thereto and the Collateral Agent.
“Collateral Agent”: the meaning set forth in the preamble to this Agreement.
“Commodity Hedge Agreements”: any agreement providing for swaps (including, without limitation, heat rate swaps), caps, collars, puts, calls, floors, futures, options, spots, forwards, power purchase, tolling or sale agreements, fuel purchase or sale agreements, emissions credit purchase or sales agreements, power transmission agreements, fuel transportation agreements, fuel storage agreements, netting agreements, or commercial or trading agreements, each with respect to, or involving the purchase, transmission, distribution, sale, lease or hedge of, any energy, generation capacity or fuel, or any other energy related commodity or service, price or price indices for any such commodities or services or any other similar derivative agreements, and any other similar agreements, entered into in the ordinary course of business in order to manage fluctuations in the price or availability of any commodity.
“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a controlled group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.
“Conectiv Property”: the real properties of the Borrower or applicable Guarantor described in Schedule 1.1C, as to which the Collateral Agent for the benefit of the Secured Parties has or shall be granted a lien pursuant to the Mortgages.
“Consolidated Net Tangible Assets”: as of any date of determination, the sum of (a)(i) the total assets of the Loan Parties as of the end of the most recent fiscal quarter for which an internal consolidated balance sheet of the Borrower and its Subsidiaries is available, minus (ii) all current derivative assets and long term derivative assets of the Loan Parties reflected on such balance sheet, minus (iii) total goodwill and other intangible assets of the Loan Parties reflected on such balance sheet, plus (b) the aggregate amount of undrawn and unutilized commitments under which any Indebtedness could be drawn and/or utilized as of such date, plus (c) the book value, as determined by the Borrower’s chief financial officer in good faith, of any assets (other than goodwill and other intangible assets and current derivative assets and long term derivative assets) acquired by the Loan Parties since the end of such fiscal quarter that, as of such date, are held by the Loan Parties, minus (d) all current liabilities (other than any such liabilities that (i) would be included in the aggregate amount of First Lien Debt outstanding as of such date of determination pursuant to Section 6.1(b) or (ii) constitute current derivative liabilities) of the Loan Parties reflected on such balance sheet, in each case, calculated on a consolidated basis in accordance with GAAP as in effect on October 21, 2009.
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Credit Agreement”: (a) the Existing Credit Agreement and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, increase, renew, refund, replace (whether upon or after termination or otherwise) or refinance (including by means of sales of debt securities to institutional investors) in whole or in part from time to time the indebtedness and other obligations outstanding under the Existing Credit Agreement or any other agreement or instrument referred to in this clause (b); provided that any agreement or instrument described above in clause (b) shall only constitute the “Credit Agreement” (or a portion thereof) if the respective agreement or instrument provides that such agreement or instrument (or indebtedness thereunder) shall constitute “First Lien Debt” for purposes of the Collateral Agency and Intercreditor Agreement (and so long as same satisfies the requirements of clause (2) of the definition of First Lien Debt) and the respective First Lien Representative shall have notified the Collateral Agent that such agreement or instrument shall constitute the Credit Agreement (or a portion thereof) and shall have executed and delivered to the Collateral Agent a joinder to the Collateral Agency and Intercreditor Agreement and the other actions specified in the Collateral Agency and Intercreditor Agreement shall have been taken with respect to the relevant Series of Secured Debt being issued or incurred. Any reference to the Credit Agreement hereunder shall be deemed a reference to any Credit Agreement then extant.
“Credit Facility Obligations”: all “Obligations” (or any other defined term having a similar purpose) as defined in any Credit Agreement.
“Default”: any of the events specified in Section 7.1, whether or not any requirement for the giving of notice, the expiration of applicable cure or grace periods, or both, has been satisfied.
“Designated Project Subsidiary”: (a) any Project Subsidiary formed by the Borrower or any of its Subsidiaries after January 31, 2008, (b) Otay Mesa Energy Center, LLC, Calpine Greenfield (Holdings) Corporation and Calpine Russell City, LLC and (c) any other Subsidiary that was a Guarantor but has been subsequently designated by a Responsible Officer (pursuant to written notice to the Collateral Agent) not to be a Guarantor, but only if such Subsidiary does not provide a (or may be released from its) Guarantee with respect to the Existing Credit Agreement (or (x) if the Existing Credit Agreement is no longer in effect, any other Credit Agreement or (y) if no Credit Agreement is no longer in effect, any other First Lien Debt).
“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed” shall have correlative meanings.
“Disqualified Capital Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the latest applicable Termination Date in effect at the time of the issuance of such Capital Stock (other than pursuant to a change of control provision substantially similar to that described either under Section 4.11 of the indenture governing the 2021 Notes or under Section 2.14 hereof).
“Dollars” and “$”: dollars in lawful currency of the United States.
“Domestic Subsidiary”: any Subsidiary of the Borrower that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees, or pledges any property or assets to secure, any other First Lien Obligations.
“DPME Entities”: Deer Park Energy Center LLC and Metcalf Energy Center, LLC.
“DPME Property”: the real property of the Borrower or applicable Guarantor described in Schedule 1.1D, as to which the Collateral Agent for the benefit of the Secured Parties is or shall be granted a Lien pursuant to the Mortgages.
“Eligible Commodity Hedge Agreement”: (i) any agreement in effect on October 21, 2009 that constituted (immediately prior to the 2022 Notes Issue Date) an “Eligible Commodity Hedge Agreement” (as defined in the 2008 Credit Agreement (as in effect on the closing date of the Existing Credit Agreement and whether or not then in effect)), and (ii) any Commodity Hedge Agreement entered into (or amended) by any Loan Party with a counterparty from time to time in the ordinary course of business, consistent with Prudent Industry Practice and not for speculative purposes, it being understood that whether a Commodity Hedge Agreement satisfies the criteria in this clause (ii) shall be determined at the time such agreement is entered into and/or amended. For the avoidance of doubt, the following transactions shall always be considered speculative and not be included in clause (ii) hereof: (i) any fixed price purchase of fuel that does not have an associated fixed price electricity sale; (ii) any fixed price sale of electricity that does not have an associated fixed price fuel purchase or is not used to hedge the heat rate differential between the Projects and the market or used to hedge any geothermal or storage Project; and (iii) any fixed price sale of fuel, other than forward sales of fuel to hedge the heat rate differential between the Borrower’s (and its Subsidiaries’) Projects and the market or used to hedge any geothermal or storage Project.
“Eligible Commodity Hedge Financing”: any letter of credit and/or revolving loan facility (including a commodity collateral revolving loan facility) that is entered into by a Loan Party so long as (a) such letters of credit or the proceeds of such facility are applied solely to collateralize obligations of the Loan Parties to the counterparties under the Eligible Commodity Hedge Agreements to the extent that such counterparties are not otherwise secured by the Collateral and (b) the obligations of the Loan Parties under such facility are secured by the Collateral pursuant to clause (1) of the definition of Permitted Liens on a pari passu basis with obligations under the Eligible Commodity Hedge Agreements and are not secured by any other assets of the Loan Parties.
“Eligible Facility”: a gas-fired electric generation facility with a nominal capacity of 1,000 MW or less.
“Environmental Laws”: any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, legally binding requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health (to the extent related to exposure to Materials of Environmental Concern), as now or may at any time hereafter be in effect.
“Equity Interests”: Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board of Governors or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors) maintained by a member bank of the Federal Reserve System.
“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) (or a comparable or successor rate which rate is approved by the Administrative Agent), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period for deposits in Dollars for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Base Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.
“Eurodollar Loans”: Term Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

; provided that in no event shall the Eurodollar Rate be less than 1.00%.
“Event of Default”: any of the events specified in Section 7.1, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Exchange Act”: the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.
“Excluded Subsidiary”: (a) any Foreign Subsidiary, (b) any Bankrupt Subsidiary for so long as such Bankrupt Subsidiary is a debtor under the Bankruptcy Code, (c) any Designated Project Subsidiary, (d) any Subsidiary of the Borrower that is (A) a Domestic Subsidiary of the Borrower substantially all of the assets of which consist of the Capital Stock of one or more Foreign Subsidiaries or (B) a Domestic Subsidiary of the Borrower substantially all of the assets of which consist of the Capital Stock of one or more Subsidiaries described in clause (A) hereof (whether such ownership is directly held or through another one or more such Subsidiaries), (e) any Subsidiary of the Borrower (other than a Material Subsidiary) and any Material Project Subsidiary that is not a Guarantor as of the Closing Date or is thereafter designated by a Responsible Officer (pursuant to written notice to the Collateral Agent) not to be a Guarantor, but only if such Subsidiary does not provide a (or may be released from its) Guarantee with respect to the Existing Credit Agreement (or (x) if the Existing Credit Agreement is no longer in effect, any other Credit Agreement or (y) if no Credit Agreement is no longer in effect, any other First Lien Debt), (f) any Subsidiary of Calpine Energy Services Holdings, Inc. that was not a guarantor of the 2008 Credit Agreement on October 21, 2009, (g) any Subsidiary which the Borrower requests to be an Excluded Subsidiary which is reasonably satisfactory to the administrative agent under the Credit Agreement or is approved by an Act of Required Debtholders, (h) any Material Subsidiary that is not a Guarantor (as defined in the Guarantee and Collateral Agreement) as of the Closing Date or is thereafter designated by a Responsible Officer (pursuant to written notice to the Collateral Agent) not to be a Guarantor, but only if such Subsidiary is not otherwise required to provide a (or may be released from its) Guarantee with respect to the Existing Credit Agreement (or (x) if the Existing Credit Agreement is no longer in effect, any other Credit Agreement or (y) if no Credit Agreement is in effect, any other First Lien Debt), (i) Delta LLC and its Subsidiaries and (j) any other Subsidiary existing as of the Closing Date that is not a Guarantor on such date so long as such Subsidiary is not a Guarantor of any other First Lien Debt. Notwithstanding the foregoing, any Excluded Subsidiary may be designated by the Borrower as a Guarantor under this Agreement, in which case upon such Subsidiary executing and delivering a counterpart of the Guarantee and Collateral Agreement, such Excluded Subsidiary shall cease to be an Excluded Subsidiary for the purposes of this Agreement and the other Loan Documents until such time, if any, as it becomes an Excluded Subsidiary thereafter in accordance with the terms hereof.
“Excluded Taxes”: those Taxes referenced in Section 2.19(a)(i) through 2.19(a)(v).
“Existing Credit Agreement”: that certain Credit Agreement, dated as of December 10, 2010, among the Borrower, Goldman Sachs Bank USA, as administrative agent, Citibank, N.A., Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., as co-documentation agents, Morgan Stanley Senior Funding, Inc., as syndication agent, Goldman Sachs Credit Partners L.P., as collateral agent and each of the lenders from time to time party thereto, as amended, amended and restated, modified or supplemented from time to time.
“Extended Term Loans”: the meaning set forth in Section 2.27(a).
“Extending Term Lender”: the meaning set forth in Section 2.27(a).
“Extension”: the meaning set forth in Section 2.27(a).

“Extension Offer”: the meaning set forth in Section 2.27(a).
“Fair Market Value”: the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the chief financial officer of the Borrower (unless otherwise provided in this Agreement).
“FATCA”: Sections 1471 through 1474 of the Code as in existence on the date hereof (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations thereunder or published administrative guidance implementing such Sections, any agreement entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements (and related legislation or official administrative guidance) implementing the foregoing.
“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of nationally recognized standing selected by it.
“Fee Letter”: that certain fee letter dated October 30, 2015 among the Borrower and the Joint Lead Arrangers.
“Fees”: collectively, the fees pursuant to the Fee Letter, the fees referred to in Section 2.22, or 9.5 and any other fees payable by any Loan Party pursuant to this Agreement or any other Loan Document.
“Financial Officer”: the Chief Financial Officer, Principal Accounting Officer, Controller or Treasurer of the Borrower.
“First Lien”: a Lien granted by a Security Document to the Collateral Agent for the benefit of the holders of First Lien Debt, at any time, upon any property of any Loan Party to secure First Lien Obligations.
“First Lien Debt”:
(1)    all Credit Facility Obligations and all Obligations;
(2)    to the extent issued or outstanding, (A) the 2022 Notes, the 2023 Secured Notes and the 2024 Secured Notes, (B) Specified Cash Management Obligations and Specified Swap Obligations and (C) any other Indebtedness (including (x) obligations under Eligible Commodity Hedge Agreements not included pursuant to clause (B) of this paragraph, (y) obligations under Eligible Commodity Hedge Financings and (z) permitted refinancings of First Lien Debt, including any Credit Agreement as defined in clause (b) of the definition thereof), that, in the case of this clause (C), are secured equally and ratably with the Credit Facility Obligations by a First Lien that was expressly permitted to be incurred and so secured under each then outstanding Credit Agreement (or if no such Credit Agreement is then in effect, each other applicable Secured Debt Document); provided that the foregoing provisions of preceding clause (C) shall not be construed to permit general basket Indebtedness or Lien baskets to be used to provide equal and ratable security as First Lien Debt in each case unless the respective provisions in each then outstanding Credit Agreement (if any) expressly provide that equal and ratable liens on the Collateral with the Credit Facility Obligations shall be permitted; and provided further that in the case of any Indebtedness or other obligations referred to in this clause (2):
(a)    on or before the date on which such Indebtedness is (or other obligations are) incurred by any Loan Party (or on or about the date of the Collateral Agency and Intercreditor Agreement in respect of any such Indebtedness that is (or any such other obligations that were) incurred prior to the date of the Collateral Agency and Intercreditor Agreement and constitute(s) Secured Debt), such Indebtedness is (or other obligations are) designated by the Borrower, in a certificate of a Responsible

Officer delivered to the Collateral Agent, as “First Lien Debt” for the purposes of the Secured Debt Documents; provided that no obligation or Indebtedness may be designated as both Second Lien Debt and First Lien Debt;
(b)    such Indebtedness is (or other obligations are) evidenced or governed by an indenture, credit agreement, loan agreement, note agreement, promissory note, Hedge Agreement or other agreement or instrument that includes a Lien Sharing and Priority Confirmation, or such Indebtedness is (or other obligations are) subject to a Lien Sharing and Priority Confirmation; and
(c)    is designated as First Lien Debt in accordance with the requirements of the Collateral Agency and Intercreditor Agreement;
(3)    all “Obligations” as defined under the 2012 Credit Agreement;
(4)    all “Obligations” as defined under the 2013 Credit Agreement; and
(4)    all “Obligations” as defined in the 2015 May Credit Agreement.
In addition to the foregoing, all obligations owing to the Collateral Agent in its capacity as such, whether pursuant to the Collateral Agency and Intercreditor Agreement or one or more of the Security Documents, First Lien Documents or Second Lien Documents, shall in each case be deemed to constitute First Lien Debt (although there shall be no separate Series of First Lien Debt as a result thereof) and First Lien Obligations (with the obligations described in this sentence being herein called “Collateral Agent Obligations”), which Collateral Agent Obligations shall be entitled to the priority provided in clause FIRST of Section 3.4 of the Collateral Agency and Intercreditor Agreement.
“First Lien Documents”: this Agreement, the Existing Credit Agreement, each other Credit Agreement, the 2012 Credit Agreement, the 2013 Credit Agreement, the 2015 May Credit Agreement, the indenture governing the 2022 Notes, the indenture governing the 2023 Secured Notes, the indenture governing the 2024 Secured Notes, each agreement or instrument relating to any Specified Cash Management and Swap Obligations and each other agreement or instrument governing, or relating to, any First Lien Debt and the First Lien Security Documents.
“First Lien Eligible Commodity Hedge Financing Agreements”: any Eligible Commodity Hedge Financing (and agreements and instruments governing or relating thereto) which has become First Lien Debt in accordance with clause (2) of the definition of “First Lien Debt” contained herein.
“First Lien Eligible Commodity Hedge Financing Obligations”: all obligations under First Lien Eligible Commodity Hedge Financing Agreements.
“First Lien Hedging Obligations”: all Specified Swap Obligations and all other obligations under any Commodity Hedge Agreement, Eligible Commodity Hedge Agreement or Swap Agreement which, in any case, constitutes First Lien Debt in accordance with clause (2) of the definition of “First Lien Debt” contained herein.
“First Lien Obligations”: any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the First Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses, damages and other liabilities payable under the First Lien Documents, including, without limitation, all outstanding Obligations, Credit Facility Obligations, Guaranty Reimbursement Obligations, Specified Cash Management Obligations, First Lien Hedging Obligations, First Lien Eligible Commodity Hedge Financing Obligations and such obligations in respect of any other series of First Lien Debt issued or outstanding after the date of this Agreement. As provided in the last sentence of the definition of “First Lien Debt,” all Collateral Agent Obligations shall constitute First Lien Obligations.

“First Lien Representative”: (1) in the case of this Agreement, the Administrative Agent, (2) in the case of the Existing Credit Agreement, Goldman Sachs Bank USA, as administrative agent thereunder and its successors and assigns, or (3) in the case of any other Series of First Lien Debt, the respective creditor or any trustee, agent or representative thereof designated in the respective Series of First Lien Debt.
“First Lien Security Documents”: the Security Documents (other than any Security Documents that do not secure the First Lien Obligations).
“Flood Insurance Laws”: collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Foreign Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction outside the United States.
“Funding Office”: the office of the Administrative Agent specified in Section 9.2(a) or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
“GAAP”: generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.
“Generating Plant”: the Generating Plants listed on Schedule 1.1E.
“Generating Plant Easement”: the real property easement upon which any Generating Plant is located.
“Geysers Entities”: the collective reference to the following Subsidiaries of the Borrower: Anderson Springs Energy Company, Thermal Power Company, Geysers Power I Company, Geysers Power Company, LLC and Calpine Calistoga Holdings, LLC.
“Governmental Authority”: the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Granite Ridge”: the meaning set forth in the preamble to this Agreement.
“Grantors”: any Person that pledges any Collateral under the Security Documents to secure any Secured Obligation.
“Guarantee”: a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
“Guarantee and Collateral Agreement”: that certain Guarantee and Collateral Agreement, dated as of January 31, 2008, and as amended and restated as of December 10, 2010 (as further amended, amended and restated, supplemented or otherwise modified from time to time), by and among the Borrower, the other Guarantors and Grantors from time to time party thereto and the Collateral Agent.

“Guarantors”: any Subsidiary of the Borrower that is a party to the Guarantee and Collateral Agreement, and its successors and assigns, in each case, until the Guarantee of such Person under the Guarantee and Collateral Agreement has been released in accordance with the provisions of this Agreement, the Guarantee and Collateral Agreement or the Collateral Agency and Intercreditor Agreement.
“Guaranty Reimbursement Obligations”: all obligations of the Loan Parties under Section 2 of the Guarantee and Collateral Agreement.
“Hedge Agreement”: any agreement or instrument governing or relating to any First Lien Hedging Obligations.
“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all preferred Capital Stock of such Person, (h) all guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. For purposes hereof, preferred Capital Stock issued by the Borrower shall not constitute Indebtedness hereunder unless it constitutes Disqualified Capital Stock.
“indemnified liabilities”: the meaning set forth in Section 9.5.
“Indemnitee”: the meaning set forth in Section 9.5.
“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
“Insolvency or Liquidation Proceeding”:
(1)    any case commenced by or against any Loan Party under the Bankruptcy Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of any Loan Party, any receivership or assignment for the benefit of creditors relating to any Loan Party or any similar case or proceeding relative to any Loan Party or its creditors, as such, in each case whether or not voluntary;
(2)    any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to any Loan Party, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or
(3)    any other proceeding of any type or nature in which substantially all claims of creditors of any Loan Party are determined and any payment or distribution is or may be made on account of such claims.
“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property of any Loan Party, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Interest Payment Date”: (a) as to any Base Rate Loan, the last Business Day of each March, June, September and December to occur while such Base Rate Loan is outstanding and the final maturity date of such Base Rate Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Eurodollar Loan, the date of any repayment or prepayment made in respect thereof.
“Interest Period”: as to any Eurodollar Loan, (a) with respect to all Term Loans borrowed on the Closing Date, initially, the period commencing on the Closing Date with respect to such Eurodollar Loan and ending December 31, 2015, and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, three or six (or, if agreed to by all relevant Lenders, twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 10:00 A.M., New York City time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)    the Borrower may not select an Interest Period that would extend beyond the Termination Date; and
(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
“Joint Lead Arrangers”: Morgan Stanley Senior Funding, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc.
“Junior Lien Agreement”: any agreement which governs the terms of any Junior Lien Indebtedness permitted to be incurred under Section 6.1.
“Junior Lien Indebtedness”: Indebtedness of the Borrower and/or any Subsidiary that is secured by Liens junior to the Liens securing the Obligations of the Loan Parties under this Agreement; provided that the priority of such Liens and the ability of the lenders or holders of such Indebtedness to exercise rights and enforce remedies in respect of such Liens are subject to the Collateral Agency and Intercreditor Agreement or any other intercreditor agreement that provides for the subordination (including related intercreditors’ rights) of such Junior Lien Indebtedness at least to the same extent that the Second Lien Debt is subordinated to the First Lien Debt pursuant to the Collateral Agency and Intercreditor Agreement, as determined by the Borrower in good faith.
“Legacy Property”: the real properties of the Borrower or applicable Guarantor described in Schedule 1.1B, as to which the Collateral Agent for the benefit of the Secured Parties is or shall be granted a Lien pursuant to the Mortgages.
“Legal Holiday”: a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a

Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday.
“Lenders”: the meaning set forth in the preamble to this Agreement.
“Lien”: with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
“Lien Sharing and Priority Confirmation”:
(1)    as to any Series of First Lien Debt, the written agreement of the holders of such Series of First Lien Debt, or their applicable First Lien Representative on their behalf, in each case as set forth in the indenture, credit agreement, loan agreement, note agreement, promissory note, Hedge Agreement or other agreement or instrument evidencing or governing such Series of First Lien Debt (or in a separate writing binding upon holders of such Series of First Lien Debt), for the enforceable benefit of all holders of each existing and future Series of First Lien Debt, each existing and future First Lien Representative, all holders of each existing and future Series of Second Lien Debt and each existing and future Second Lien Representative:
(a)    that all First Lien Obligations will be and are secured equally and ratably by all First Liens at any time granted by the Borrower or any other Grantor to secure any obligations in respect of such Series of First Lien Debt, whether or not upon property otherwise constituting collateral for such Series of First Lien Debt, and that all such First Liens will be enforceable by the Collateral Agent for the benefit of all holders of First Lien Obligations equally and ratably;
(b)    that the holders of obligations in respect of such Series of First Lien Debt are bound by the provisions of the Collateral Agency and Intercreditor Agreement, including, without limitation, (x) the provisions relating to the ranking of First Liens and the order of application of proceeds from enforcement of First Liens and (y) Section 8.22 thereof; and
(c)    consenting to and directing the Collateral Agent to perform its obligations under the Collateral Agency and Intercreditor Agreement and the other Security Documents; and
(2)    as to any Series of Second Lien Debt, the written agreement of the holders of such Series of Second Lien Debt, or their applicable Second Lien Representative on their behalf, in each case as set forth in the indenture, credit agreement, loan agreement, note agreement, promissory note, Hedge Agreement or other agreement or instrument evidencing or governing such Series of Second Lien Debt, for the enforceable benefit of all holders of each existing and future Series of Second Lien Debt, each existing and future Second Lien Representative, all holders of each existing and future Series of Second Lien Debt and each existing and future Second Lien Representative:
(a)    that all Second Lien Obligations will be and are secured equally and ratably by all Second Liens at any time granted by the Borrower or any other Grantor to secure any obligations in respect of such Series of Second Lien Debt, whether or not upon property otherwise constituting collateral for such Series of Second Lien Debt, and that all such Second Liens will be enforceable by the Collateral Agent for the benefit of all holders of Second Lien Obligations equally and ratably;
(b)    that the holders of obligations in respect of such Series of Second Lien Debt are bound by the provisions of the Collateral Agency and Intercreditor Agreement, including, without limitation, (x) the provisions relating to the ranking of Second Liens and the order of application of proceeds from the enforcement of Second Liens and (y) Section 8.22 thereof; and

(c)    consenting to and directing the Collateral Agent to perform its obligations under the Collateral Agency and Intercreditor Agreement and the other Security Documents.
“Limited Recourse Debt”: Indebtedness of a Project Subsidiary or Project Subsidiaries (or a Subsidiary or Subsidiaries directly or indirectly holding the Capital Stock of one or more of such Project Subsidiaries) that is incurred to finance the improvement, installment, design, engineering, construction, acquisition, development, completion, maintenance or operation of, or otherwise affects any such act in respect of, all or any portion of the applicable Project or Projects, or to refinance existing such Indebtedness, with respect to which the recourse of the holder or obligee of such Indebtedness is limited to (i) assets (and revenues and proceeds from such assets) associated with or ancillary to such Project or Projects (which in any event shall not include assets held by any Subsidiary other than a Subsidiary, if any, whose sole business is the ownership and/or operation of such Project or Projects (or the direct or indirect ownership of one or more of the relevant Project Subsidiaries) and substantially all of whose assets are associated with or ancillary to such Project or Projects) in respect of which such Indebtedness was incurred and/or (ii) such Subsidiary or Subsidiaries, and/or such Project Subsidiary or Project Subsidiaries and/or the Capital Stock in one or more of such entity or entities, but in the case of clause (ii) only if such Subsidiary’s or Project Subsidiary’s sole business is the ownership and/or operation of such Project or Projects (or the direct or indirect ownership of one or more of the relevant Project Subsidiaries) and substantially all of such Subsidiary’s or Project Subsidiary’s assets are associated with or ancillary to such Project or Projects. For purposes of this Agreement, the Collateral Agency and Intercreditor Agreement and the Guarantee and Collateral Agreement, Indebtedness of a Subsidiary of the Borrower shall not fail to be Limited Recourse Debt by reason of the holders of such Limited Recourse Debt having recourse to the Borrower or another Subsidiary of the Borrower pursuant to a performance guarantee, so long as such performance guarantee is permitted under this Agreement.
“Loan”: any Term Loan.
“Loan Documents”: this Agreement, the Security Documents and, after execution and delivery thereof pursuant to the terms of this Agreement, each Note, and any amendment, waiver, supplement or other modification to any of the foregoing.
“Loan Parties”: the Borrower and the Guarantors.
“Master Agreement”: any Master Agreement published by the International Swap and Derivatives Associations, Inc.
“Material Adverse Effect”: a material adverse effect on (a) the business, financial condition, results of operations or properties of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (c) the validity or enforceability of the Loan Documents taken as a whole or (d) the material rights and remedies available to, or conferred upon, the Lenders, the Administrative Agent and the Collateral Agent under the other Loan Documents, taken as a whole (it being understood that any event or condition described in Section 7.1(f) or (g) hereof that would not give rise to a Default or Event of Default thereunder shall not constitute a Material Adverse Effect under preceding clause (c) or (d)).
“Material Project Subsidiaries”: the collective reference to the following Subsidiaries of the Borrower: Calpine Steamboat Holdings, LLC and Metcalf Holdings, LLC and all of their respective direct and indirect Subsidiaries.
“Material Subsidiaries”: the collective reference to the following Subsidiaries of the Borrower: the Geysers Entities, Calpine Energy Services Holdings, Inc., Calpine Calgen Holdings, Inc., Calpine CCFC Holdings, Inc., CPN Energy Services GP, Inc., CPN Energy Services LP, Inc., Calpine Riverside Holdings, LLC, New Development Holdings, LLC and its Subsidiaries, the DPME Entities and the Material Project Subsidiaries and all of their respective direct and indirect Subsidiaries (excluding, for the avoidance of doubt, California Peaker Holdings, LLC and its Subsidiaries and South Point Holdings, LLC and its Subsidiaries), and each of the Calpine Power Company, Calpine Operations Management Company, Inc., Calpine Administrative Services Company, Inc. and Calpine Fuels Operation; it being understood that any Subsidiary into which any Material Subsidiary merged or otherwise consolidated or any Subsidiary to which all or substantially all of the assets of any Material Subsidiary are transferred or otherwise disposed shall constitute a Material Subsidiary for all purposes under this Agreement.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, or asbestos, or polychlorinated biphenyls or any other chemicals, substances, materials, wastes, pollutants or contaminants in any form, regulated under any Environmental Law.
“Minimum Extension Condition”: the meaning set forth in Section 2.27(b).
“Moody’s”: Moody’s Investors Services, Inc., or its successor.
“Mortgage Amendment”: each of those certain amendments to mortgage or deed of trust, dated as of the date hereof made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties and relating to the respective Legacy Properties, the respective Conectiv Properties, and the DPME Property.
“Mortgaged Property”: collectively, the Legacy Properties, the Conectiv Properties, the DPME Property and the other real properties of the Borrower or any Guarantor, as to which the Collateral Agent for the benefit of the Secured Parties is or shall be granted a Lien pursuant to the Mortgages.
“Mortgages”: collectively, each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties referred to therein, as each may be amended, restated, supplemented or otherwise modified from time to time (including the Mortgage Amendments).
“MSSF”: the meaning set forth in the preamble to this Agreement.
“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Non-Excluded Taxes”: the meaning set forth in Section 2.19(a).
“Notes”: the collective reference to any promissory note evidencing Term Loans.
“obligations”: any principal, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Term Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Term Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
“Offer Document”: the meaning set forth in Exhibit I.
“Original Termination Date”: January 15, 2023.
“Other Taxes”: all present or future stamp or documentary Taxes or any other excise, property or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Participant”: the meaning set forth in Section 9.6(c).
“Participant Register”: the meaning set forth in Section 9.6(c)(ii).

“Patriot Act”: the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001, as amended.
“Payment Default”: the meaning set forth in Section 7.1(e)(i)(A).
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“Permitted Liens”:
(1)    Liens that are First Liens (a) securing (equally and ratably as provided in the Collateral Agency and Intercreditor Agreement with the Obligations and the Credit Facility Obligations) obligations outstanding on the Closing Date (and interest, fees and other amounts owed from time to time thereafter with respect thereto) that constitute First Lien Debt or First Lien Obligations under the Collateral Agency and Intercreditor Agreement as of the Closing Date; (b) securing the Obligations and the Credit Facility Obligations and securing (equally and ratably as provided in the Collateral Agency and Intercreditor Agreement with the Credit Facility Obligations) Specified Cash Management Obligations, Specified Swap Obligations, obligations under Eligible Commodity Hedge Agreements, obligations under Eligible Commodity Hedge Financings, and permitted refinancings of First Lien Debt, including any Credit Agreement as defined in clause (b) of the definition thereof, (c) securing (equally and ratably as provided in the Collateral Agency and Intercreditor Agreement with the Obligations and the Credit Facility Obligations) obligations that constitute First Lien Debt, in each case permitted to be incurred pursuant to Sections 6.1(a), 6.1(c)(i), 6.1(c)(ii), 6.1(c)(iii), 6.1(c)(iv), 6.1(c)(v), 6.1(c)(vi) and/or 6.1(c)(vii); and (d) securing all other First Lien Obligations;
(2)    Liens securing (a) Second Lien Debt and (b) all other Second Lien Obligations, which Liens are made junior to the First Lien Obligations pursuant to the Collateral Agency and Intercreditor Agreement;
(3)    Liens securing Junior Lien Indebtedness and all obligations with respect thereto;
(4)    Liens on the property or assets of the Borrower or any Subsidiary of the Borrower in favor of any Loan Party;
(5)    Liens on property (including Capital Stock) existing at the time of acquisition of the property (including Capital Stock) by the Borrower or any Subsidiary of the Borrower; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;
(6)    Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);
(7)    Liens to secure the performance of bids, trading contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, and other obligations of a like nature incurred in the ordinary course of business; provided that, for the avoidance of doubt, Liens (including, without limitation, rights of set-off) on (i) deposits and (ii) revenues under trading contracts, in each case in favor of counterparties under such trading contracts and other obligations incurred in the ordinary course of business (including trading counterparties, brokerages, clearing houses, utilities, systems operators and similar entities) shall be permitted and shall be permitted to be first priority Liens on such collateral;
(8)    Liens existing on October 22, 2010 and Liens on assets of the Borrower or any of its Subsidiaries securing obligations incurred to refinance, replace, refund, renew or extend obligations (and obligations refinancing such obligations) secured by Liens existing on October 22, 2010; provided that the Liens securing such obligations shall attach only to the assets that were subject to Liens securing the obligations so refinanced, replaced, refunded, renewed or extended;
(9)    licenses, leases or subleases granted to third parties not interfering in any material respect with the business of the Borrower and any of its Restricted Subsidiaries;
(10)    Liens for Taxes, assessments or charges not yet due or delinquent or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or the affected Restricted Subsidiary, as the case may be, in accordance with GAAP as in effect from time to time;
(11)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ or other similar Liens arising in the ordinary course of business which in the aggregate do not materially detract from the value of the property or assets or materially impair the use thereof in the operation of the business of the Borrower and its Subsidiaries and are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the books of the Borrower or the affected Restricted Subsidiary, as the case may be, in accordance with GAAP as in effect from time to time;
(12)    easements, rights-of-way, restrictions, zoning ordinances and other similar encumbrances incurred in the ordinary course of business which, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower and any of its Restricted Subsidiaries;
(13)    any interest or title of a licensor, lessor or sublessor under any lease;
(14)    Liens created for the benefit of (or to secure) the Obligations;
(15)    Liens arising in the ordinary course of business to secure liability (in an amount not in excess of the premium for such insurance) for premiums to insurance carriers;
(16)    filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases or capital leases;
(17)    bankers’ Liens and similar Liens (including rights of set-off) in respect of bank deposits;
(18)    Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;
(19)    Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(20)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(21)    good faith deposits made in connection with (a) any acquisition (whether pursuant to an acquisition of Capital Stock, assets or otherwise) by the Borrower or any of its Subsidiaries from any Person of all or substantially all of the assets of a Person or a line of business of a Person or (b) any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution, or purchase of any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or any other investment;

(22)    Liens on assets of any Subsidiary of the Borrower or Project Subsidiary and/or on the Capital Stock of such Subsidiary or Project Subsidiary, in each case to the extent such Liens secure Limited Recourse Debt;
(23)    any Lien existing on any property or asset prior to the acquisition thereof (or the acquisition of, or merger or consolidation with, the Person owning such property or asset) by the Borrower or any of its Subsidiaries, and any Lien securing obligations incurred to refinance, replace, refund, renew or extend the obligations secured by such Liens; provided that in each case (i) such Lien is not created in contemplation or in connection with such acquisition, (ii) such Lien does not apply to any other property or assets of the Borrower or any of its Subsidiaries (other than fixtures and improvements on any such real property), and (iii) the principal amount of any Indebtedness secured by such Liens shall not be increased (except by the amount of premiums, penalties, accrued and unpaid interest, fees and expenses associated with such refinancing, replacement, refunding, renewal or extension of such Indebtedness);
(24)    utility and similar deposits made by the Borrower or its Subsidiaries in the ordinary course of business;
(25)    Permitted PPA Counterparty Liens, subject to a PPA Intercreditor Agreement;
(26)    Liens securing (a) Capital Lease Obligations and (b) other Indebtedness of the Borrower or any of its Subsidiaries incurred to finance all or any part of the acquisition, lease, construction, installation or improvement of any assets, and any refinancing, replacement, refunding, renewal or extension of any such Indebtedness without any increase thereof, in an aggregate amount, together with all other Capital Lease Obligations and Indebtedness secured by Liens pursuant to this clause (26) not to exceed $150,000,000 at any one time outstanding, so long as (i) such Liens are initially created or arise prior to or within the 90 days after the completion of such acquisition, lease, construction, installation or improvement and (ii) such Liens do not attach to assets of the Borrower or any Subsidiary other than the relevant assets acquired, leased, constructed, installed or improved;
(27)    Liens of sellers of goods, gas or oil to the Borrower or any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or under other state statutes in the ordinary course of business, covering only the goods, gas or oil sold and covering only the unpaid purchase price for such goods, gas or oil and related expenses;
(28)    [reserved];
(29)    [reserved];
(30)    Liens on all or substantially all of the assets of any Subsidiary of the Borrower that was a debtor under the Bankruptcy Code immediately after the date of the 2008 Credit Agreement, which Subsidiary has not emerged from its Case to the extent such Liens secure the obligations of such bankrupt Subsidiaries under loans made to them and permitted under the 2008 Credit Agreement as in effect immediately prior to December 10, 2010; provided that such Liens shall be terminated and released as of the date that such Subsidiary emerges from its Case;
(31)    any Lien created in favor of a partner, co-joint venturor or co-owner in connection with any partnership agreement, joint venture agreement or other joint ownership agreement or arrangement with such party related to the interests or shares in, assets of, distributions from, product derived from, sales proceeds payable in respect of, revenues from and tariffs payable in respect of such partnership, joint venture or other joint ownership agreement or arrangement, including, without limitation, any rights of first offer, first refusal or first negotiation, any rights of purchase and any similar rights and encumbrances and restrictions on transfer granted with respect to such interests, shares, assets, distributions, products, sales proceeds, revenues and tariffs;

(32)    Liens securing Indebtedness or other obligations in an aggregate amount, together with all other Indebtedness and other obligations secured by Liens pursuant to this clause (32), not to exceed $100,000,000 at any one time outstanding; and
(33)    with respect to any Mortgaged Property that is leased, subleased, held by or benefitting from, an easement agreement, or subject to a Generating Plant Easement, (i) the lease, sublease or easement agreement, as applicable, and the interest or title of the lessor, sublessor or grantor thereunder and (ii) any Liens encumbering the title of such lessor, sublessor or grantor, as applicable, in the Mortgaged Property arising after the date hereof and subordinate in all respects to the Lien granted and evidenced by the Mortgages.
“Permitted PPA Counterparty Lien”: a Lien granted by the Borrower or any of its Subsidiaries in favor of a PPA Counterparty under a PPA; provided that all of the following conditions are satisfied:
(1)    the PPA Counterparty shall not be an Affiliate of the Borrower or any of its Subsidiaries;
(2)    the Lien shall not secure any Indebtedness and (a) shall have been granted solely to secure the performance obligations of the applicable Project Subsidiary under the PPA and/or any obligations of such Project Subsidiary to make a termination payment under the PPA, or (b) shall create rights designed to enable the PPA Counterparty to assume operational control of the relevant Eligible Facility or Eligible Facilities (e.g., step-in rights) or otherwise continue performance of the Project Subsidiary’s obligations under the PPA;
(3)    the PPA Counterparty shall be permitted to exercise its rights and remedies solely with respect to the assets subject to such Lien only:
(a)    for so long as the PPA Counterparty remains current with respect to all of its payment obligations under the PPA and shall not otherwise be in a continuing default under the PPA;
(b)    if the PPA Counterparty continues to acknowledge the existence of the Liens securing the obligations (unless and until the Liens securing the obligations are eliminated in connection with a foreclosure of the Lien as contemplated by clause (4) of this definition); and
(c)    if either (i) the Project Subsidiary has terminated, rejected or repudiated the PPA (including, without limitation, any rejection or similar act by or on behalf of such Project Subsidiary in connection with any case under the Bankruptcy Code) or (ii) the Project Subsidiary (A) provides or delivers capacity or energy to a third party if such Project Subsidiary is required under the PPA to provide or deliver such capacity or energy to the PPA Counterparty, (B) fails to operate or attempt to operate one or more of the relevant Eligible Facilities at a time when the Project Subsidiary was required under the PPA to operate or attempt to operate such Eligible Facility or Eligible Facilities and such operation is not prevented by force majeure, forced outage or other events or circumstances outside the reasonable control of the Person responsible therefor, (C) fails to comply with any provisions of the PPA designed to enable the PPA Counterparty to assume operational control of the relevant Eligible Facility or Eligible Facilities (e.g., step-in rights) or otherwise take actions necessary to continue performance of Project Subsidiary’s obligations under the PPA, in each case to the extent the Project Subsidiary is then capable of complying with such provisions, (D) fails to pay to the PPA Counterparty any amount due and payable in accordance with the terms and conditions of the PPA, or (E) otherwise intentionally breaches its obligations under the PPA;
(4)    the PPA Counterparty’s exercise of its rights with respect to the Lien shall be limited to (a) the taking of actions pursuant to any provisions of the PPA designed to enable the PPA Counterparty to assume operational control of the relevant Eligible Facility or Eligible Facilities (e.g., step-in rights) or otherwise necessary to continue performance of Project Subsidiary’s obligations under the PPA or (b) the recovery of any termination payment due under the PPA; and

(5)    the PPA Counterparty shall have executed and delivered a PPA Intercreditor Agreement.
“Permitted Refinancing Indebtedness”: any Indebtedness that constitutes First Lien Debt issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness that constitutes First Lien Debt; provided that the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on such Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith).
“Permitted Replacement Commitment”: any letters of credit, similar obligations and/or commitment to lend or provide Indebtedness that replaces any then-existing letters of credit, similar obligations or undrawn and unutilized commitment to lend or provide Indebtedness, in each case, that would constitute First Lien Debt; provided that the maximum principal amount of the replacement letters of credit, similar obligations and commitments may not exceed the maximum principal amount of the then-existing letters of credit, similar obligations and commitments.
“Person”: any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, joint venture, limited liability company, Governmental Authority or other entity of whatever nature.
“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform”: the meaning set forth in Section 9.2(b).
“PPA”: an agreement (including a tolling agreement, fuel conversion services agreement or other similar agreement) entered into by a Subsidiary for the sale of capacity or energy (and services ancillary or related thereto) from one or more of the Projects.
“PPA Counterparty”: a counterparty to a PPA.
“PPA Intercreditor Agreement”: an intercreditor agreement that provides for the following: (a) notice by the Borrower to the relevant PPA Counterparty of defaults, events of default and any exercise of remedies by the lenders under the Credit Agreement or an Act of Required Debtholders in connection therewith, (b) the right of the PPA Counterparty to exercise step-in rights, (c) notice to the Collateral Agent of any defaults under the relevant PPA, (d) standstill provisions relating to the exercise of remedies by the PPA Counterparty, (e) the right of the Lenders or an Act of Required Debtholders to cure defaults under the relevant PPA without assuming the PPA or taking possession of the Project, (f) the right of the Lenders or an Act of Required Debtholders to cure defaults under the relevant PPA by stepping in, assuming the contract and curing “curable” defaults, (g) the right of the applicable Secured Parties to provide alternative collateral (e.g., letter of credit) in lieu of Permitted PPA Counterparty Liens, (h) the establishment of a payment waterfall absent special actions by the PPA Counterparty and the Lenders or an Act of Required Debtholders, and (i) is otherwise in form and substance reasonably satisfactory to the Collateral Agent and the Borrower.
“Prime Rate”: the rate of interest published by the Wall Street Journal, from time to time, as the prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest rate actually charged to any customer. MSSF may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
“Project”: any (a) electrical generation plant, (b) cogeneration plant, (c) facility for the exploration or drilling for fuel or other resources, or for the development, storage, transport or transmission of, electricity, steam, fuel, syngas or other resources for the generation of electricity or (d) facility engaged in another line of business in which the Borrower and its Subsidiaries are permitted to be engaged hereunder, in each case for which a Subsidiary or Subsidiaries of the Borrower was, is or will be (as the case may be) an owner, lessee, operator, manager, developer or builder, and shall also mean any two or more of such plants or facilities in which an interest has been acquired in a single transaction;

provided that a Project shall cease to be a Project of the Borrower and its Subsidiaries at such time that the Borrower or any of its Subsidiaries ceases to have any existing or future rights or obligations (whether direct or indirect, contingent or matured) associated therewith.

“Project Subsidiary”: any Subsidiary of the Borrower whose sole business is the ownership and/ or operation of a Project or Projects and substantially all of the assets of which are associated with or acquired or utilized in such Project.
“Prudent Industry Practice”: those practices or methods as are commonly used or adopted by Persons in power generation industry in the United States, in connection with the conduct of such industry, in each case as such practices or methods may evolve from time to time, consistent with all applicable requirements of law.
“Public Lender”: the meaning set forth in Section 9.15.
“PUHCA 2005”: the meaning set forth in Section 3.19.
“Qualified Cash Management Creditors”: any Person to whom Cash Management Obligations are owed, in each case so long as such Person was a lender under any Credit Agreement or an Affiliate of a lender under any Credit Agreement, at the time the respective services or extensions of credit giving rise to such Cash Management Obligations were provided or incurred.
“Quarterly Payment Date”: the last Business Day of each March, June, September and December of each year.
“Rating Agencies”: (1) each of Moody’s and S&P and (2) if any of Moody’s or S&P ceases to rate the Loans or fails to make a rating of the Term Loans publicly available for reasons outside of the Borrower’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Borrower as a replacement agency for Moody’s or S&P, or both of them, as the case may be.
“Rating Event”: the rating on the Term Loans is lowered by both of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Term Loans is under publicly announced consideration for a possible downgrade by either of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public disclosure by the Borrower of the occurrence of a Change of Control or the Borrower’s intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Administrative Agent in writing at the Borrower’s or the Administrative Agent’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).
“Register”: the meaning set forth in Section 9.6(b)(iv).
“Regulation U”: Regulation U of the Board of Governors as in effect from time to time.
“Related Persons”: with respect to any Indemnitee, any Affiliate of such Indemnitee and any officer, director, employee, representative or agent of such Indemnitee or Affiliate thereof, in each case that has provided any services in connection with the transactions contemplated under this Agreement and the other Loan Documents.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under any regulation promulgated by the PBGC.
“Repricing Transaction”: the prepayment (excluding, for the avoidance of doubt, (x) regularly scheduled amortization payments and (y) any prepayments under Section 2.14) or refinancing of all or a portion of the Term Loans with the incurrence by any Loan Party of any long-term secured bank debt financing (other than in connection with a Change of Control and excluding intercompany loans and obligations among the Borrower and its Subsidiaries) having an effective interest cost or weighted average yield (with the comparative determinations to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fee or “original issue discount” shared with all lenders of such loans or Term Loans, as the case may be, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders of such loan or Term Loans, as the case may be, and without taking into account any fluctuations in the Eurodollar Rate) that is less than the effective interest cost for or weighted average yield (as determined by the Administrative Agent on the same basis) of the Term Loans, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Term Loans.
“Required Intercreditor Actions”: the meaning set forth in Section 4.1(n).
“Required Lenders”: at any time, Lenders holding more than 50% of the aggregate unpaid principal amount of the Term Loans then outstanding.
“Requirement of Law”: as to any Person, the certificate of incorporation and by laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer”: the chief executive officer, president, any executive vice president or Financial Officer of the Borrower, but in any event, with respect to financial matters, a Financial Officer of the Borrower.
“Restricted Subsidiary”: any Subsidiary that is a Guarantor.
“S&P”: Standard & Poor’s Ratings Services, or its successor.
“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Second Lien”: a Lien granted by a Security Document to the Collateral Agent for the benefit of the Second Lien Secured Parties, at any time, upon any property of the Borrower or any other Grantor to secure Second Lien Obligations.
“Second Lien Debt”: to the extent issued or outstanding, any Indebtedness constituting Junior Lien Indebtedness; provided that in the case of any Indebtedness referred to in this definition:
(1)    on or before the date on which such Indebtedness is incurred by the Borrower or any Restricted Subsidiary, such Indebtedness is designated by the Borrower, in a certificate of a Responsible Officer delivered to the Collateral Agent, as “Second Lien Debt” for the purposes of the Secured Debt Documents; provided, that no obligation or Indebtedness may be designated as both Second Lien Debt and First Lien Debt;

(2)    such Indebtedness is evidenced or governed by an indenture, credit agreement, loan agreement, note agreement, promissory note or other agreement or instrument that includes a Lien Sharing and Priority Confirmation;
(3)    is designated as Second Lien Debt in accordance with the requirements of the Collateral Agency and Intercreditor Agreement; and
(4)    at the time of the incurrence thereof, the respective Second Lien Debt may be incurred (and secured as contemplated herein) without violating the terms of any Credit Agreement then outstanding.
“Second Lien Documents”: collectively, the indenture, credit agreement or other agreement or instrument evidencing or governing or securing each Series of Second Lien Debt and the Second Lien Security Documents.
“Second Lien Obligations”: any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable postdefault rate, specified in the Second Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses, damages and other liabilities payable under the documentation governing any Second Lien Debt.
“Second Lien Representative”: in the case of any Series of Second Lien Debt, the trustee, agent or representative of the holders of such Series of Second Lien Debt who maintains the transfer register for such Series of Second Lien Debt and is appointed as a Second Lien Representative (for purposes related to the administration of the Security Documents) pursuant to the indenture, credit agreement, loan agreement, note agreement, promissory note or other agreement or instrument evidencing or governing such Series of Second Lien Debt, together with its successors in such capacity; provided that in each case such Person shall have executed a joinder to the Collateral Agency and Intercreditor Agreement.
“Second Lien Security Documents”: the Security Documents (other than any Security Documents that do not secure the Second Lien Obligations).
“Secured Debt”: First Lien Debt and Second Lien Debt.
“Secured Debt Documents”: the First Lien Documents and the Second Lien Documents.
“Secured Debt Representative”: each First Lien Representative and each Second Lien Representative.
“Secured Obligations”: First Lien Obligations and Second Lien Obligations.
“Secured Parties”: the holders of First Lien Debt (including their Secured Debt Representatives) and the holders of Second Lien Debt (including their Secured Debt Representatives).
“Securities Act”: means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.
“Security Documents”: the Collateral Agency and Intercreditor Agreement, the Guarantee and Collateral Agreement, each Lien Sharing and Priority Confirmation, the Mortgages, and all security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, control agreements, deeds of trust or other grants or transfers for security executed and delivered by the Borrower or any other Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and Section 8.1 of the Collateral Agency and Intercreditor Agreement.

“Series of First Lien Debt”: severally, (1) the Indebtedness under this Agreement, (2) Indebtedness under any Credit Agreement (with each Credit Agreement to constitute a separate series of First Lien Debt), (3) all Specified Cash Management and Swap Obligations (with each separate such item constituting a separate series of First Lien Debt, except that agreements between one or more of the same Loan Parties, on the one hand, and one or more of the same counterparties, on the other hand, shall constitute a single series of First Lien Debt, so long as such agreements represent confirmations or transactions under a single common agreement among such parties) and (4) each separate issue of Indebtedness which constitutes First Lien Debt in accordance with clauses (2), (3), (4) and (5) of the definition thereof contained herein (with agreements between one or more of the same Loan Parties, on the one hand, and one or more of the same counterparties, on the other hand, constituting a single issue and a single series of First Lien Debt, so long as such agreements represent confirmations or transactions under a single common agreement among such parties).
“Series of Second Lien Debt”: severally, each issue or series of Second Lien Debt.
“Series of Secured Debt”: severally, each Series of First Lien Debt and each Series of Second Lien Debt.
“Significant Subsidiary”: any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Agreement; provided that clause (3) of such definition will be disregarded.
“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
“Solvent”: when used with respect to any Person and its Subsidiaries, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person and its Subsidiaries on a consolidated basis will, as of such date, exceed the amount of all “liabilities of such Person and its Subsidiaries on a consolidated basis, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person and its Subsidiaries will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on its debts as such debts become absolute and matured, (c) such Person and its Subsidiaries on a consolidated basis will not have, as of such date, an unreasonably small amount of capital with which to conduct their business, and (d) such Person and its Subsidiaries will be able to pay their debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
“Specified Cash Management and Swap Obligations”: a collective reference to all Specified Cash Management Obligations and all Specified Swap Obligations.
“Specified Cash Management Obligations”: all Cash Management Obligations that are owed to one or more Qualified Cash Management Creditors.
“Specified Swap Agreement”: any Swap Agreement in respect of Specified Swap Obligations.
“Specified Swap Obligations”: all “obligations” under any Swap Agreement in respect of interest rates or currency exchange rates existing on October 22, 2010 (to the extent it constitutes a “Specified Swap Agreement” as defined in the Collateral Agency and Intercreditor Agreement on such date) or thereafter entered into by the Borrower or any Guarantor and any Person that is a lender under a Credit Agreement or an Affiliate of a lender under a Credit Agreement at the time such Swap Agreement is entered into.

“Stated Maturity”: the Original Termination Date; provided that, with respect to any tranche of Extended Term Loans, the Stated Maturity with respect thereto shall instead be the final maturity date as specified in the applicable Extension Offer accepted by the respective Lender.
“Subsidiary”: with respect to any specified Person:
(1)    any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(2)    any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
“Swap Agreements”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement.”
“Taxes”: all present or future taxes, levies, imposts, duties, deductions, charges, assessments, fees, withholdings or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Commitment”: with respect to each Lender, the obligation of such Lender, if any, to make Term Loans in an aggregate principal amount not to exceed the amount set forth opposite its name on Schedule 1.1A annexed hereto under the heading “Term Commitment Amounts”.
“Term Loans”: the meaning set forth in Section 2.1.
“Term Percentage”: as to any Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the making of the Term Loans on the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of all Term Loans then outstanding).
“Termination Date”: the earlier to occur of (a) the Stated Maturity and (b) the acceleration of the Term Loans. In the event that one or more Extensions are effected in accordance with Section 2.27, then the Termination Date of each tranche of Term Loans shall be determined based on the respective Stated Maturity applicable thereto (except in cases where clause (b) of the preceding sentence is applicable).
“Title Datedown Product”: the meaning set forth in Section 6.1(d)(iii).
“Title Insurance Company”: Stewart Title Insurance Company, or such other title insurance company as shall be reasonably acceptable to the Administrative Agent.
“tranche”: the meaning set forth in Section 2.27(a).
“Transferee”: any Assignee or Participant.
“United States”: the United States of America.

“Unrestricted”: when referring to cash or Cash Equivalents means unrestricted cash and Cash Equivalents as determined under GAAP.
“Voting Stock”: of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
1.2.    Other Definitional Provisions

(a)Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings) and (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.

(c)    The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. References to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time to the extent permitted herein.
Except as otherwise provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.
1.3.    Delivery of Notices or Receivables. Any reference to a delivery or notice date that is not a Business Day shall be deemed to mean the next succeeding day that is a Business Day.
SECTION 2
Amount and Terms of Loans and Commitments
2.1.    Term Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (a “Term Loan”) to the Borrower on the Closing Date in an amount equal to the amount of the Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.15. The Term Commitments shall automatically terminate on the earlier of (i) 5:00 p.m. New York City time on the date hereof and (ii) the borrowing of Term Loans on the Closing Date.
2.2.    Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice substantially in the form of Exhibit B hereto (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time (a) three (3) Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans (or no later than 9:00 a.m., New York City time, on the Closing Date in the case of Eurodollar Loans to be incurred on such date) or (b) on the Closing Date, in the case of Base Rate Loans) requesting that the applicable Lenders make the Term Loans on the requested Borrowing Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date, each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall make the proceeds of such Term Loan or Term Loans available to the Borrower on the Borrowing Date by wire transfer in immediately available funds to a bank account designated in writing by the Borrower to the Administrative Agent.
2.3.    RESERVED.
2.4.    RESERVED.
2.5.    RESERVED.
2.6.    RESERVED.
2.7.    RESERVED.
2.8.    Repayment of Loans; Evidence of Debt.
(a)On each Quarterly Payment Date, beginning with the Quarterly Payment Date in March 2016, the Borrower shall repay to the Administrative Agent for the ratable account of the Lenders an aggregate principal amount of Term Loans then outstanding equal to 0.25% of the aggregate initial principal amounts of all Term Loans theretofore borrowed by the Borrower pursuant to Section 2.1 (which amounts shall be reduced as a result of the application of prepayments or repayments (which, for the avoidance of doubt, shall not include repayments pursuant to this Section 2.8)). The remaining unpaid principal amount of the Term Loans and all other Obligations under or in respect of the Term Loans shall be due and payable in full, if not earlier in accordance with this Agreement, on the Termination Date for the respective tranche of Term Loans. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Term Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.9.

(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Term Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)The Administrative Agent shall, in respect of this Agreement, record in the Register, with separate sub-accounts for each Lender, (i) the amount and Borrowing Date of each Term Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any payment received by the Administrative Agent hereunder from the Borrower and each Lender’s Term Percentage thereof.

(d)The entries made in the Register and the accounts of each Lender maintained pursuant to Sections 2.8(b) and (c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded absent manifest error; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Term Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e)If so requested after the Closing Date by any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower will execute and deliver to such Lender, promptly after the Borrower’s receipt of such notice, a Note to evidence such Lender’s Loans in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

2.9.    Interest Rates and Payment Dates.
(a)    Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.
(b)    Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate from time to time plus the Applicable Margin.
(c)    Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default under Section 7.1(a), (b), (i) or (j), at any time after the date on which any principal amount of any Loan is due and payable (whether on the maturity date therefor, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower or any other Loan Party shall have become due and payable, and, in each case, for so long as such overdue Obligation remains unpaid, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such unpaid overdue amounts at a rate per annum equal to (a) in the case of overdue principal on any Term Loan, the rate of interest that otherwise would be applicable to such Term Loan plus 2% per annum and (b) in the case of overdue interest, fees, and other monetary Obligations, the rate then applicable to Base Rate Loans plus 2% per annum.
(d)    Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.
(e)    The provisions of this Section 2.9 (and the interest rates applicable to various extensions of credit hereunder) shall be subject to modification as expressly provided in Section 2.27 hereof.
2.10.    Computation of Interest and Fees.
(a)    Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Term Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.
(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate hereunder.
2.11.    Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
(i)    the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
(ii)    the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period in good faith by such Required Lenders will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Term Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans hereunder requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Term Loans hereunder that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans hereunder shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans; provided that if the circumstances giving rise to such notice shall cease or otherwise become inapplicable to such Required Lenders, then such Required Lenders shall promptly give notice of such change in circumstances to the Administrative Agent and the Borrower. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans hereunder shall be made or continued as such, nor shall the Borrower have the right to convert Term Loans hereunder to Eurodollar Loans.
2.12.    RESERVED.
2.13.    Optional Prepayment of Loans; Repricing Transaction.
(a)    Subject to the provisos below, the Borrower may at any time and from time to time prepay the Term Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent prior to 10:00 A.M., New York City time on the same Business Day, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20. Upon receipt of any such notice of prepayment, the Administrative Agent shall notify each relevant Lender thereof on the date of receipt of such notice. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of prepayments of Term Loans maintained as Base Rate Loans) accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the then outstanding principal amount of Term Loans). The application of any prepayment pursuant to this Section 2.13(a) shall be made, first, to Base Rate Loans of the respective Lenders (and of the respective tranche, if there are multiple tranches) and, second, to Eurodollar Loans of the respective Lenders (and of the respective tranche, if there are multiple tranches). Any prepayments of the Term Loan pursuant to this Section 2.13(a) shall be applied to the remaining scheduled installments of the Term Loans as directed by the Borrower. A notice of prepayment of all outstanding Term Loans pursuant to this Section 2.13(a) may state that such notice is conditioned upon the effectiveness of other credit facilities the proceeds of which will be used to refinance in full this Agreement, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
(b)    At the time of the effectiveness of any Repricing Transaction that (x) results in any prepayment of Term Loans, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction and (in either case) is consummated prior to June 15, 2016, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each applicable Lender, a fee in an amount equal to, without duplication, (I) in the case of clause (x), a prepayment premium of 1% of the principal amount of the Term Loans being prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of the applicable Term Loans outstanding immediately prior to such amendment and subject to such Repricing Transaction.  Such fees shall be due and payable upon the date of the effectiveness of such Repricing Transaction.
2.14.    Change of Control Prepayment. If a Change of Control Triggering Event occurs, the Borrower shall make an offer to prepay the entire principal amount of the Term Loans (the “Change of Control Prepayment Offer”) at 101% of the aggregate principal amount thereof and the Borrower shall notify the Administrative Agent in writing of the Change of Control Prepayment Offer in writing within thirty (30) days after the date of such Change of Control Triggering Event. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment and include the payment date, which shall be no earlier than 30 days and no later than 60 days from the date of such notice is mailed (the “Change of Control Payment Date”). The Administrative Agent will promptly notify each Lender of the contents of any such prepayment notice and of such Lender’s pro rata share of the prepayment. Any Lender may elect, by delivering not less than three (3) Business Days prior to the Change of Control Payment Date, a written notice (such notice, a “Acceptance Notice”) that any change of control prepayment be made with respect to all or any portion of the Term Loans held by such Lender pursuant to this Section 2.14. If a Lender fails to deliver an Acceptance Notice within the time frame specified above, any such failure will be deemed a rejection of the Change of Control Prepayment Offer as to all outstanding Term Loans of such Lender. Any prepayment of Term Loans pursuant to this Section 2.14 shall be applied to the remaining scheduled installments of the Term Loans as directed by the Borrower.

2.15.    Conversion and Continuation Options.
(a)    The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice, in substantially the form attached hereto as Exhibit F, of such election no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the third (3rd) Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.
(b)    Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in substantially the form attached hereto as Exhibit F, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Term Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Eurodollar Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.
2.16.    Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that no more than ten different Interest Periods for any tranche of Term Loans be outstanding at any one time (unless a greater number of Interest Periods is permitted by the Administrative Agent).
2.17.    Pro Rata Treatment, etc.
(a)    Except as otherwise provided herein (including Section 2.27), each borrowing by the Borrower from the Lenders hereunder shall be made pro rata according to the Term Percentages of the relevant Lenders.
(b)    Except as otherwise provided herein (including Sections 2.14, 2.27 and 2.28), each payment (including each prepayment) by the Borrower on account of principal or interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Lenders.
(c)    All payments by the Borrower hereunder and under the Notes shall be made in Dollars in immediately available funds at the Funding Office of the Administrative Agent by 2:00 P.M., New York City time, on the date on which such payment shall be due, provided that if any payment hereunder would become due and payable on a day other than a Business Day such payment shall become due and payable on the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. Interest in respect of any Term Loan hereunder shall accrue from and including the date of such Term Loan to but excluding the date on which such Term Loan is paid in full.
(d)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under this Agreement, on demand, from the Borrower, such recovery to be without prejudice to the rights of the Borrower against any such Lender.
(e)    Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
(f)    Notwithstanding anything to the contrary contained in this Section 2.17 or elsewhere in this Agreement, the Borrower may extend the final maturity of Term Loans in connection with an Extension that is permitted under Section 2.27 without being obligated to effect such extensions on a pro rata basis among the Lenders. Furthermore, the Borrower may take all actions contemplated by Section 2.27 in connection with any Extension (including modifying pricing and repayments or prepayments), and in each case such actions shall be permitted, and the differing payments contemplated therein shall be permitted without giving rise to any violation of this Section 2.17 or any other provision of this Agreement.
2.18.    Requirements of Law.
(a)    If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case, made subsequent to the Closing Date (including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel Committee on Bank Supervision or United States regulatory authorities, in each case, as pursuant to Basel III and, in each case, all requests, rules, guidelines or directives thereunder or issued in connection therewith):
(i)    shall subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it (except for Non-Excluded Taxes or Other Taxes covered by Section 2.19 and any Excluded Taxes payable by such Lender);
(ii)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or
(iii)    shall impose on any such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. No Lender shall request that the Borrower pay any additional amount pursuant to this Section 2.18(a) unless such Lender has or is generally seeking compensation from similarly situated borrowers.

(b)    If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
(c)    A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 2.18, the Borrower shall not be required to compensate any Lender pursuant to this Section 2.18 for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 180 days period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 2.18 shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.
2.19.    Taxes.
(a)    Unless required by applicable law (as determined in good faith by the applicable withholding agent), all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, excluding (i) Taxes imposed on or measured by overall net income (however denominated), gross receipts Taxes (imposed in lieu of net income Taxes) and franchise Taxes (imposed in lieu of net income Taxes) imposed on the Administrative Agent or any Lender as a result of such recipient (A) being organized or having its principal office in the applicable taxing jurisdiction, or in the case of any Lender, having its applicable lending office in such jurisdiction, or (B) having any other present or former connection with the applicable taxing jurisdiction (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered, become a party to, or performed its obligations or received a payment under, or enforced, and/or engaged in any activities contemplated with respect to this Agreement or any other Loan Document); (ii) any Taxes in the nature of the branch profits tax within the meaning of Section 884 of the Code imposed by any jurisdiction described in clause (i) above; (iii) other than in the case of an assignee pursuant to a request by the Borrower under Section 2.26 hereof, any U.S. federal withholding tax except (A) to the extent such withholding tax results from a change in a Requirement of Law after the recipient became a party hereto or (B) to the extent that such recipient's assignor (if any) was entitled immediately prior to such assignment to receive additional amounts from any Loan Party with respect to such withholding tax pursuant to this Section 2.19(a); (iv) any withholding Tax that is attributable to the recipient’s failure to comply with Section 2.19(e) hereof; and (v) any withholding Taxes imposed pursuant to FATCA. If any such non-excluded Taxes (“Non-Excluded Taxes”) or Other Taxes are required by law to be withheld by the applicable withholding agent from any amounts payable to the Administrative Agent or any Lender hereunder, or under any other Loan Document: (x) the amounts so payable by the applicable Loan Party to the Administrative Agent or such Lender shall be increased to the extent necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section 2.19) have been made, the Lender (or, in the case of any payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made, (y) the applicable withholding agent shall make such deductions, and (z) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
Notwithstanding anything to the contrary contained in this Section 2.19(a) or Section 2.19(b), unless the Administrative Agent or a Lender gives notice to the applicable Loan Party that it is obligated to pay an amount under Section 2.19(a) or Section 2.19(b) within 180 days of the later of (x) the date the applicable party incurs the Taxes or (y) the date the applicable party has knowledge of its incurrence of the Taxes, then such party shall only be entitled to be compensated for such amount by the applicable Loan Party pursuant to Section 2.19(a) or Section 2.19(b) to the extent the Taxes are incurred or suffered on or after the date which occurs 180 days prior to such party giving notice to the applicable Loan Party that it is obligated to pay the respective amounts pursuant to Section 2.19(a) or Section 2.19(b), but if the circumstances giving rise to such claim have a retroactive effect (e.g., in connection with the audit of a prior tax year), then such 180 day period shall be extended to include such period of retroactive effect.
(b)    In addition, the relevant Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Whenever any Non-Excluded Taxes or Other Taxes are payable by a Loan Party, as promptly as possible thereafter such Loan Party shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received, if any, by the Borrower or other documentary evidence showing payment thereof.
(d)    The Borrower shall indemnify the Administrative Agent and each Lender (within 30 days after demand therefor) for the full amount of any Non-Excluded Taxes or Other Taxes (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19), and for any reasonable expenses arising therefrom or with respect thereto, that may become payable by the Administrative Agent or any Lender, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be obligated to indemnify the Administrative Agent or any Lender for any penalties, interest or expenses relating to Non-Excluded Taxes or Other Taxes to the extent that such penalties, interest or expenses are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such party’s gross negligence or willful misconduct. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any documentation specifically referenced below) expired, obsolete or inaccurate in any material respect, or upon the reasonable request of the Borrower or the Administrative Agent, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent of its legal ineligibility to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower, Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable law from such payments at the applicable statutory rate. Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided to the Administrative Agent pursuant to this Section 2.19(e).
Without limiting the generality of the foregoing:
(i)    Each Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.
(ii)    Each Lender that is not a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement whichever of the following is applicable:

(A)    two duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
(B)    two duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),
(C)    in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit E (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms),
(D)    to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Lender that has granted a participation), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate shall be provided by such Lender on behalf of such direct or indirect partner(s)), or
(E)    any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.
(iii)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their FATCA obligations, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment.
Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any forms, documentation or other information that such Lender is not legally eligible to deliver.
(f)    If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the applicable Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the such Loan Party under this Section 2.19 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund, net of any Taxes payable by the Administrative Agent or such Lender); provided that the applicable Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the

Administrative Agent or such Lender, as the case may be, is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.
(g)    The agreements in this Section 2.19 shall survive the termination of this Agreement, any assignment by or replacement of a Lender, resignation of the Administrative Agent and the payment of the Loans and all other amounts payable hereunder or any other Loan Document.
(h)    For the avoidance of doubt, any payments made by the Administrative Agent to any Lender shall be treated as payments made by the applicable Loan Party.
2.20.    Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 2.20, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.20 for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 180 days period shall be extended to include the period of such retroactive effect. This covenant shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.
2.21.    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Term Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the good faith judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).
2.22.    Fees.
(a)    The Borrower agrees to pay to the Administrative Agent the administrative agency fees in the amounts and on the dates as set forth in the Fee Letter and to perform any other obligations contained therein.
(b)    The Borrower agrees to pay on the Closing Date to the Administrative Agent for the pro rata benefit of each Lender making Term Loans on the Closing Date an upfront fee in an amount equal to 1.00% of the aggregate principal amount of the Term Loans borrowed on the Closing Date; provided that such upfront fees may be structured as original issue discount as agreed between the Borrower and the Administrative Agent.
2.23.    RESERVED.

2.24.    Nature of Fees. All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent (for the respective accounts of the Administrative Agent and the Lenders), as provided herein. Once paid, none of the Fees shall be refundable under any circumstances.
2.25.    RESERVED.
2.26.    Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18, 2.19 or 2.20, (b) refuses to extend its Term Loans pursuant to an Extension Offer pursuant to Section 2.27 or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), in each case with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement pursuant to preceding clause (a), such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Sections 2.18, 2.19 or 2.20, (iv) the replacement financial institution shall purchase, at par, all Term Loans outstanding and other amounts related thereto owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution (if other than a then existing Lender or an affiliate thereof) shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18, 2.19 or 2.20, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
2.27.    Extensions of Loans and Commitments.
(a)    Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to any or all Lenders holding Term Loans with a like Stated Maturity, the Borrower may from time to time extend the maturity date of any Term Loans and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans (and related outstandings), in each case, without the consent of any other Lenders) (an “Extension”, and each group of Term Loans so extended, as well as the original Term Loans (not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time any the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees and final maturity, the Term Loans of any Lender (an “Extending Term Lender”) extended pursuant to an Extension (an “Extended Term Loan”) shall be a Term Loan with the same terms as the original Term Loans; provided that at no time shall there be Term Loans hereunder (including Extended Term Loans and any original Term Loans) which have more than three different Stated Maturities, (iii) if the aggregate principal amount of Term Loans in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (iv) all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by the Borrower generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent, and (v) any applicable Minimum Extension Condition shall be satisfied.
(b)    With respect to all Extensions consummated by the Borrower pursuant to this Section 2.27, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.13 or 2.14 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s discretion) of Term Loans of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.27(b) (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.13, 2.14, 2.17 and 9.7(a)) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.27.
(c)    The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order establish new tranches or sub-tranches in respect of Term Loans so extended and such technical amendments as may be necessary in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.27. Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.27(c) and, if the Administrative Agent seeks such advice or concurrence, the Administrative Agent shall be permitted to enter into such amendments with the Borrower in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such amendments entered into with the Borrower by the Administrative Agent hereunder shall be binding and conclusive on the Lenders. Without limiting the foregoing, in connection with any Extensions, the respective Loan Parties shall (at their expense) amend (and the Collateral Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then latest Stated Maturity so that such maturity date is extended to the then latest Stated Maturity (or such later date as may be advised by local counsel to the Collateral Agent).
(d)    In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.27.
2.28.    Buy Backs. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the Borrower may conduct reverse Dutch auctions from time to time in order to purchase Term Loans of any particular tranche(s), as determined by the Borrower in its sole discretion, (each, an “Auction”) (each such Auction to be managed exclusively by MSSF or another investment bank or commercial bank of recognized standing selected by the Borrower (in such capacity, the “Auction Manager”)), so long as the following conditions are satisfied: (i) each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.28 and Exhibit I, (ii) no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each Auction Notice in connection with any Auction, (iii) the minimum principal amount (calculated on the face amount thereof) of each and all tranches of Term Loans that the Borrower offers to purchase in any such Auction shall be no less than $50,000,000 (across all such tranches (or such lesser amount as may be acceptable to the Auction Manager)) or an integral multiple of $1,000,000 in excess thereof, (iv) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans of the applicable tranche or tranches so purchased by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold) and (v) at the time of each purchase of Term Loans through an Auction, the Borrower shall have delivered to the Auction Manager an officer’s certificate of a Responsible Officer certifying as to compliance with preceding clause (iv). The Borrower must terminate an Auction if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction. If the Borrower commences any Auction (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of the respective Auction have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the purchase of Term Loans pursuant to such Auction shall be satisfied, then the Borrower shall have no liability to any Lender for any termination of the respective Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans of the applicable tranche or tranches made by the Borrower pursuant to this Section 2.28, (x) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant Offer Documents), if any, on the purchased Term Loans of the applicable tranche or tranches up to the settlement date of such purchase and (y) such purchases (and the payments made by the Borrower and the cancellation of the purchased Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.13 or 2.14. Each Lender acknowledges and agrees that in connection with each Auction, (i) the Borrower may purchase or acquire Term Loans hereunder from Lenders from time to time, subject to this Section 2.28, (ii) the Borrower then may have, and later may come into possession of, information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to enter into an assignment of such Term Loans hereunder (“Excluded Information”), (iii) such Lender has independently and without reliance on the Borrower or any of its Subsidiaries made such Lender’s own analysis and determined to enter into an assignment of such Term Loans and to consummate the transactions contemplated thereby notwithstanding such Lender’s lack of knowledge of the Excluded Information and (iv) the Borrower and its Subsidiaries shall have no liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower and its Subsidiaries, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information.  Each Lender further acknowledges that the Excluded Information may not be available to the Administrative Agent, the Auction Manager or the other Lenders hereunder. Each Lender which tenders (or does not tender) Term Loans pursuant to an Auction agrees to the provisions of the two preceding sentences, and agrees that they shall control, notwithstanding any inconsistent provision hereof or in any Assignment and Acceptance. The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.28 and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any Auction or any other transaction contemplated by this Section 2.28. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Section 8 and Section 9.5 mutatis mutandis as if each reference therein to the “Administrative Agent” or an “Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.

SECTION 3

Representations and Warranties
In order to induce the Lenders to enter into this Agreement and to make Term Loans, the Borrower represents and warrants on the Closing Date to the Administrative Agent and to each Lender as follows:
3.1.    Existence; Compliance with Law. Each Loan Party (a) is duly organized, validly existing and (to the extent such concept is applicable) in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and (to the extent such concept is applicable) in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except, in the case of each of the foregoing clauses (a) through (d), to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
3.2.    Power; Authorizations; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) that have been obtained or made and are in full force and effect, (ii) the filings made in respect of the Security Documents and (iii) to the extent that the failure to obtain any such consent, authorization, filing, notice or other act would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.3.    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof (x) will not violate any Requirement of Law or any material Contractual Obligation of any Loan Party and (y) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such material Contractual Obligation (other than the Liens created by the Security Documents).
3.4.    Accuracy of Information. No statement or information contained in this Agreement, any other Loan Document, or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the Closing Date, taken as a whole and in light of the circumstances in which made, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading.
3.5.    No Material Adverse Effect. Since December 31, 2014, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.
3.6.    Subsidiaries. Schedule 3.6 annexed hereto sets forth the name and jurisdiction of organization of each Subsidiary of the Borrower as of the Closing Date and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party as of the Closing Date, and (b) as of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options or restricted stock granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any of the Guarantors directly owned by the Loan Parties that are included in the Collateral, except as created by the Loan Documents or permitted under Section 6.2.
3.7.    Title to Assets; Liens. The Loan Parties have title in fee simple to, or a valid leasehold or easement interest in, all their material real property, taken as a whole, and good and marketable title to, or a valid leasehold or easement interest in, all their other material property, taken as a whole, and none of such property is subject to any Lien except Permitted Liens.
3.8.    Intellectual Property. Each Loan Party owns, or is licensed to use, all Intellectual Property material to the conduct of its business, and the use thereof by each Loan Party does not infringe upon the Intellectual Property rights of any other Person, in each case except where the failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
3.9.    Use of Proceeds. The proceeds of the Term Loans shall be utilized to provide for ongoing working capital and general corporate needs, including to effect the Acquisition, to repay and redeem existing indebtedness of Granite Ridge and its subsidiaries and to pay the fees and expenses incurred in connection therewith and in connection with this Agreement.
3.10.    Litigation. Except as disclosed in writing to the Administrative Agent and the Lenders prior to the Closing Date or otherwise disclosed in the Borrower’s public filings made prior to the Closing Date (other than any such disclosure in the “Risk Factors” section of such public filings or in any other forward-looking statements contained therein), no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Loan Party or against any of their respective properties or revenues that, in the aggregate, would reasonably be expected to have a Material Adverse Effect.
3.11.    Federal Reserve Regulations. No part of the proceeds of any Term Loan will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now in effect for any purpose that violates the provisions of the Regulations of the Board of Governors or (b) for any purpose that violates the provisions of the Regulations of the Board of Governors. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock.”

3.12.    Solvency. The Borrower and its Subsidiaries, taken as a whole, are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be, Solvent.
3.13.    Taxes. Each Loan Party has filed or caused to be filed all federal and state income Tax and other Tax returns that are required to be filed, except if the failure to make any such filing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any (x) the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Loan Party, or (y) those where the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect). There is no proposed Tax assessment or other claim against, and no Tax audit with respect to, any Loan Party that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
3.14.    ERISA. Except as, in the aggregate, does not or would not reasonably be expected to result in a Material Adverse Effect: neither a Reportable Event nor a failure to satisfy the minimum funding standard of Section 430 of the Code or Section 303 of ERISA, whether or not waived, with respect to a Plan has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all respects with the applicable provisions of ERISA and the Code; no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period; the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan; to the knowledge of the Borrower after due inquiry, neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; and to the knowledge of the Borrower after due inquiry, no Multiemployer Plan is in Reorganization or Insolvent.
3.15.    Environmental Matters; Hazardous Material. There has been no matter with respect to Environmental Laws or Materials of Environmental Concern which, in the aggregate, would reasonably be expected to have a Material Adverse Effect.
3.16.    Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board of Governors) that limits its ability to incur Indebtedness under this Agreement and the other Loan Documents.
3.17.    Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Loan Party pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Loan Party on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Loan Party.
3.18.    Security Documents.
(a)    The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described and as defined in the Guarantee and Collateral Agreement, when stock certificates (if any) representing such Pledged Stock are delivered to the Collateral Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 3.18(a) in appropriate form are filed in the offices specified on Schedule 3.18(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the

Loan Parties in such Collateral and the proceeds thereof to the extent security interests can be so perfected (by delivery or filing UCC financing statements as applicable) on such Collateral, as security for the Obligations (as defined in the Guarantee and Collateral Agreement) and including the Obligations, in each such case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, other Permitted Liens).
(b)    Each of the Mortgages, as amended by any Mortgage Amendments thereto (and as may be further amended thereafter), is or will be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and each Mortgage Amendment to be filed pursuant to Section 4.1 will be filed in the offices specified on Schedule 3.18(b), and each such Mortgage, as amended by the respective Mortgage Amendment (and as may be further amended thereafter), shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person other than Permitted Liens. Schedules 1.1B, 1.1C, 1.1D and 1.1G, collectively list, as of the Closing Date, each parcel of owned real property, each leasehold interest in real property and each eased real property located in the United States and held by the Borrower or any of its Guarantors that has a value, in the reasonable opinion of the Borrower, in excess of $5,000,000.
3.19.    Energy Regulation. The Borrower and its Subsidiaries are in compliance with the Public Utility Holding Company Act of 2005 and the implementing regulations of the Federal Energy Regulatory Commission, as amended from time to time (together, “PUHCA 2005”), and consummation of the transactions contemplated by this Agreement and the other Loan Documents will not cause the Borrower or its Subsidiaries to cease to be in compliance with PUHCA 2005, except where any such non-compliance would not reasonably be expected to have a Material Adverse Effect.
3.20.    Sanctions and Anti-Corruption Laws.
(a)    Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, employee or affiliate of the Borrower or any of its Subsidiaries, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.
(b)    The activities of each of the Borrower, its Subsidiaries, and each of its and their respective officers, directors or employees, in their capacities as such, have not violated, and the Borrower’s participation in the transactions contemplated by the Loan Documents will not violate, (i) the Foreign Corrupt Practices Act of 1977 (the “FCPA”), (ii) anti-bribery laws, including any law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997 (excluding the FCPA) and (iii) anti-money laundering laws, including applicable federal, state, international, foreign or other laws or regulations regarding anti-money laundering, including Title 18 U.S. Code section 1956 and 1957, the Patriot Act and the Bank Secrecy Act, except in the case of each of clauses (ii) and (iii), for any violation which, singularly or in the aggregate with all other such violations, would not reasonably be expected to have a Material Adverse Effect.

SECTION 4
Conditions Precedent
4.1.    Conditions to the Closing Date. The occurrence of the Closing Date and the making of Term Loans on the Closing Date are subject to the satisfaction or waiver of the following conditions precedent:

(a)    Credit Agreement. The Administrative Agent shall have received (i) counterparts hereof executed and delivered by the Borrower, the Administrative Agent, the Collateral Agent, and each other Lender and (ii) Schedules to this Agreement.
(b)    Corporate Documents and Proceedings. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, in the case of the Borrower, substantially in the form attached hereto as Exhibit A-1, and, in the case of the Guarantors, substantially in the form attached here to as Exhibit A-2, each with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan
Party, and (ii) a long form (or, in the case of Loan Parties organized under the State of California, Illinois or Maine, a short form) good standing certificate for each Loan Party from its jurisdiction of organization.
(c)    No Material Adverse Effect. Since December 31, 2014, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.
(d)    Representations and Warranties. All representations and warranties contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date) (it being understood that any representation or warranty that is qualified as to materiality or Material Adverse Effect shall be correct in all respects).
(e)    No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to the entering into this Agreement.
(f)    Flood Compliance. With respect to each Mortgaged Property, the Administrative Agent shall have received the following documents which shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel: (x) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the respective Loan Party relating thereto) and (y) a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 5.4 (including, without limitation, flood insurance policies) and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured.
(g)    Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each jurisdiction where a Loan Party is organized, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.2 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.
(h)    Solvency Certificate. The Administrative Agent shall have received a customary certificate from the chief financial officer of the Borrower in form and substance substantially consistent with that delivered pursuant to the 2015 May Credit Agreement certifying as to the solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the transactions contemplated to occur on the Closing Date.
(i)    Payment of Fees; Expenses. The Arrangers and the Administrative Agent shall have received all Fees required to be paid, and all reasonable costs and expenses required to be paid and for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.
(j)    Legal Opinion. The Administrative Agent shall have received the following executed legal opinions:

(i)    one or more legal opinions from White & Case LLP, counsel to the Borrower and the Guarantors, in form and substance substantially consistent with that delivered pursuant to the 2015 May Credit Agreement; and
(ii)    the legal opinion of such local counsel substantially consistent with that delivered pursuant to the 2015 May Credit Agreement as may be reasonably required by the Administrative Agent.
(k)    Ratings. Each of Moody’s and S&P shall have verbally indicated to the Borrower their respective public rating of this Agreement and the Borrower shall have communicated such ratings to the Administrative Agent.
(l)    Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation.
(m)    Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2(b) of the Guarantee and Collateral Agreement.
(n)    Required Intercreditor Actions. The Administrative Agent shall have received an executed copy of each of the Required Intercreditor Actions. For purposes of this Agreement, the “Required Intercreditor Actions” means, collectively, delivery of a joinder to the Collateral Agency and Intercreditor Agreement, delivery to the Collateral Agent of an officers’ certificate describing the Obligations under this Agreement, stating that the Borrower intends to enter into this Agreement as additional secured debt and designating the Obligations as “First Lien Debt” for the purposes of the Collateral Agency and Intercreditor Agreement, delivery by the Borrower and the Administrative Agent to the Collateral Agent of notice specifying the name and address of the Administrative Agent as the Secured Debt Representative for the Obligations under this Agreement and the Loan Documents, and the execution by the Borrower, the Guarantors, the Administrative Agent and the Collateral Agent of the Acknowledgement.
(o)    Real Estate Collateral. The Administrative Agent shall have received each of the following documents which shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel with respect to the Legacy Properties, the Conectiv Properties and/or the DPME Property, as appropriate:
(i)    with respect to each Mortgage encumbering a Legacy Property, a Conectiv Property or the DPME Property, a Mortgage Amendment, in order to cause the Obligations (as defined in each Mortgage Amendment) to be appropriately secured by the Legacy Property, a Conectiv Property or the DPME Property, as applicable, underlying such Mortgages, each such Mortgage Amendment duly executed and acknowledged by the applicable Loan Party, in each case, in form for recording in the recording office where each such Legacy Property, Conectiv Property or DPME Property is located, together with such documentation, certificates, affidavits, questionnaires or returns as shall be required in connection with the recording thereof under applicable law;
(ii)    with respect to each Legacy Property, each Conectiv Property owned in fee by a Loan Party and the DPME Property, a date down and modification endorsement, or other title product where such an endorsement is unavailable, from the Title Insurance Company to the lender’s title policy that insures that the Mortgage, as amended by the Mortgage Amendment, is a valid and enforceable first priority lien on such Legacy Property, Conectiv Property or DPME Property, as applicable, in favor of the Collateral Agent for the benefit of the Secured Parties free and clear of all defects and encumbrances and liens except Permitted Liens;

(iii)    with respect to each leasehold and easement Conectiv Property, an endorsement to the respective lender’s title policy showing that a title search was run through the date of recording the Mortgage Amendment referred to therein and the results of such search;
(iv)    with respect to each Mortgage Amendment delivered pursuant to this Section 4.1(o), opinions of local counsel to the Loan Parties, which opinions (x) shall be addressed to the Collateral Agent and each of the Secured Parties, and (y) shall cover the enforceability of the respective Mortgage as amended by the respective Mortgage Amendment, as applicable, and such other matters incidental to the transactions contemplated herein as the Administrative Agent may reasonably request;
(v)    evidence acceptable to the Administrative Agent of payment by the appropriate Loan Party of all applicable search and examination charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording and filing of each Mortgage Amendment; and
(vi)    evidence that all other action that the Administrative Agent may deem reasonably necessary or desirable in order to cause the Obligations to be appropriately and properly secured by a valid and subsisting first priority Lien on the Legacy Property, the Conectiv Property and the DPME Property has been taken.
(p)    Notice. The Administrative Agent shall have received the applicable notice of borrowing, in substantially the form attached hereto as Exhibit B, from the Borrower.

SECTION 5

Affirmative Covenants
The Borrower hereby agrees that, so long as any Term Loan or other amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document (other than contingent indemnification obligations for which no claim has been asserted) or any Term Commitment is outstanding, the Borrower shall and shall cause each of the Guarantors to:
5.1.    Financial Statements, Etc. Whether or not required by the SEC’s rules and regulations, the Borrower will furnish to the Administrative Agent (for distribution to the Lenders), within 30 days after a large accelerated filer would be required to file such reports with the SEC under the SEC’s then existing rules and regulations:
(i)    annual reports of the Borrower containing substantially all of the information that would have been required to be contained in an Annual Report on Form 10-K under the Exchange Act if the Borrower had been a reporting company under the Exchange Act, including (A) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (B) audited financial statements prepared in accordance with GAAP as in effect from time to time;
(ii)    quarterly reports of the Borrower containing substantially all of the information that would have been required to be contained in a Quarterly Report on Form 10-Q under the Exchange Act if the Borrower had been a reporting company under the Exchange Act, including (A) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (B) unaudited quarterly financial statements prepared in accordance with GAAP as in effect from time to time and reviewed pursuant to Statement on Auditing Standards No. 100 (or any successor provision); and
(iii)    current reports containing substantially all of the information that would have been required to be contained in a Current Report on Form 8-K under the Exchange Act if the Borrower had been a reporting company under the Exchange Act; provided, however, that no such current report will be required to be furnished if the Borrower determines in its good faith judgment that such event is not material to the Lenders or the business, assets, operations, financial positions or prospects of the Borrower and its Restricted Subsidiaries, taken as a whole.

Notwithstanding the foregoing, in no event will the Borrower be required by this Agreement to (A) comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein) and Regulation G, (B) include the separate financial information for Guarantors or other entities contemplated by Rule 3-10 and/or 3-16 of Regulation S-X promulgated by the SEC or (C) provide any additional information in respect of Item 402 of Regulation S-K beyond information of the type included in the offering memorandum for the 2022 Notes.
The Borrower’s reporting obligations with respect to clauses (1) through (3) above will be satisfied in the event it timely files such reports with the SEC on EDGAR and such reports are publicly available.
If at any time the Borrower is not filing with the SEC the reports required by the preceding paragraphs of this Section 5.1, the Borrower will also maintain a website to which Lenders to which all of the reports and press releases required by this Section 5.1 are posted.
5.2.    Compliance Certificate. The Borrower shall deliver to the Administrative Agent, within 90 days after the end of each fiscal year of the Borrower, an officers’ certificate of a Responsible Officer of the Borrower stating that a review of the activities of the Borrower and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Responsible Officer with a view to determining whether the Borrower has kept, observed, performed and fulfilled its obligations under this Agreement, and further stating, as to such Responsible Officer signing such certificate, that to the best of his or her knowledge the Borrower has kept, observed, performed and fulfilled each and every covenant contained in this Agreement and is not in default in the performance or observance of any of the terms, provisions and conditions of this Agreement (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Borrower is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Term Loans is prohibited or if such event has occurred, a description of the event and what action the Borrower is taking or proposes to take with respect thereto.
(b)    So long as any of the Term Loans are outstanding, the Borrower will deliver to the Administrative Agent, forthwith upon any Responsible Officer becoming aware of any Default or Event of Default, an officer’s certificate of a Responsible Officer of the Borrower specifying such Default or Event of Default and what action the Borrower is taking or proposes to take with respect thereto.
5.3.    Maintenance of Existence. Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises reasonably necessary in the normal conduct of its business, except, in each case, (x) as otherwise permitted by Section 6.3 or (y) to the extent that failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.4.    Maintenance of Insurance.
(a)    The Borrower and the Grantors will maintain insurance policies (or self-insurance) on all its property in at least such amounts and against at least such risks as are usually insured against by companies of a similar size engaged in the same or a similar business and will name the Collateral Agent as an additional insured and loss payee as its interests may appear, to the extent required by the Security Documents. Upon the request of the Collateral Agent, the Borrower and the Grantors will furnish to the Collateral Agent full information as to their property and liability insurance carriers; and
(b)    if at any time any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agent) as a special flood hazard area, then the Borrower shall, or shall cause the applicable Loan Party to, (i) maintain, or cause to be maintained, with a financially sound a reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent.

5.5.    RESERVED.
5.6.    RESERVED.
5.7.    Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.9.
5.8.    Additional Guarantees. If (1) the Borrower acquires or creates another Subsidiary after the date of the Agreement (that does not constitute an Excluded Subsidiary), (2) any Subsidiary of the Borrower ceases to constitute an Excluded Subsidiary or (3) any Excluded Subsidiary guarantees, or pledges any property or assets to secure, any First Lien Debt, then such Subsidiary will become a Guarantor under the Guarantee and Collateral Agreement within 60 days thereof.
5.9.    After-Acquired Collateral.
(a)    Unless otherwise directed by an Act of Required Debtholders pursuant to the Guarantee and Collateral Agreement, with respect to any property acquired after the date of this Agreement by the Borrower or any Grantor (other than any property described in clauses (b)-(d) of this Section 5.9) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, the Borrower and each applicable Grantor shall promptly:
(i)    execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property; and
(ii)    take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent.
(b)    With respect to any fee interest in any real property having a Fair Market Value (together with improvements thereof) of at least $5,000,000 acquired after the date of this Agreement by the Borrower or any Guarantor (other than any such real property subject to a Permitted Lien which precludes the granting of a Mortgage thereon), within 60 days after the acquisition thereof, unless otherwise directed by an Act of Required Debtholders, the Borrower and each applicable Guarantor shall:
(i)    execute and deliver a first priority Mortgage or where appropriate under the circumstances, an amendment to an existing Mortgage, in each case in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property,
(ii)    if requested by the Collateral Agent, provide the Secured Parties with (A) either (x) title insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Collateral Agent) in form and substance reasonably satisfactory to the Collateral Agent, as well as a current ALTA survey thereof, together with a surveyor’s certificate (only with respect to any power plant or any other real property for which an ALTA survey was obtained when such property was acquired) or (y) where an amendment to an existing Mortgage has been delivered pursuant to clause (i) instead of a Mortgage, an endorsement to the existing title policy adding such property as an insured parcel, and (B) any consents or estoppels reasonably deemed necessary or advisable by the Collateral Agent in connection with such Mortgage or Mortgage amendment (to the extent obtainable using commercially reasonable efforts), each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent;

(iii)    if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described in clauses (i) and (ii) above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent; and
(iv)    deliver to the Collateral Agent a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the respective Loan Party) with respect to such property and, if such property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area, evidence of flood insurance required by Section 5.4.
(c)    With respect to any new Subsidiary (other than an Excluded Subsidiary) created or acquired after the date of this Agreement by the Borrower or any Guarantor (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Subsidiary), unless otherwise directed by an Act of Required Debtholders, within 60 days of the creation or acquisition thereof the Borrower and each applicable Guarantor shall:
(i)    execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or any Guarantor,
(ii)    deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or the relevant Guarantor,
(iii)    cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Collateral Agent and (C) to deliver to the Collateral Agent a customary closing certificate of such Subsidiary, in form and substance reasonably satisfactory to the Collateral Agent, with appropriate insertions and attachments, and
(iv)    if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.
(d)    With respect to any new Foreign Subsidiary (or Domestic Subsidiary of the type described in clause (d) of the definition of Excluded Subsidiary) created or acquired after the date of this Agreement by the Borrower or any Guarantor, unless otherwise directed by an Act or Required Debtholders, the Borrower and each applicable Guarantor shall promptly:
(i)    execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or such Guarantor (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged),
(ii)    if commercially reasonable, deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or the relevant Guarantor, and take such other action as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Collateral Agent’s security interest therein, and

(iii)    if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.
SECTION 6

Negative Covenants
The Borrower agrees that, so long as any Term Loan or other amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document (other than contingent indemnification obligations for which no claim has been asserted) or any Term Commitment is outstanding:
6.1.    Limitation on Indebtedness.
(a)    The Borrower shall not, and shall not permit any of the Guarantors to, directly or indirectly, incur Indebtedness that will constitute First Lien Debt, unless the CNTA Ratio (after giving pro forma effect to any such incurrence and the application of the net proceeds thereof) is equal to or greater than 1.66 to 1.00.
(b)    For purposes of this Section 6.1, the aggregate amount of First Lien Debt outstanding as of any date of determination shall be calculated as the sum of, without duplication:
(i)    the aggregate outstanding principal amount of all Indebtedness (or, if such Indebtedness is issued with original issue discount, the then accreted value thereof) for borrowed money that constitutes First Lien Debt, plus
(ii)    the aggregate face amount of any letters of credit or similar instruments issued but not yet drawn that, when drawn, would constitute First Lien Debt, and the aggregate amount of reimbursement obligations in respect of drawn letters of credit or similar instruments that constitute First Lien Debt, plus
(iii)    the aggregate amount of undrawn and unutilized commitments under which any First Lien Debt could be drawn and/or utilized as of such date, plus
(iv)    the aggregate outstanding principal amount of any First Lien Debt (or, if such Indebtedness is issued with original issue discount, the then accreted value thereof) outstanding consisting of notes, bonds, debentures, credit agreements (including any Eligible Commodity Hedge Financing) or similar instruments or agreements.
(c)    Section 6.1(a) hereof shall not apply to:
(i)    any Specified Cash Management and Swap Obligations, other Cash Management Obligations that would constitute First Lien Debt and any First Lien Hedging Obligations;
(ii)    Indebtedness under (A) the Existing Credit Agreement outstanding on the Closing Date, plus (B) the 2022 Notes, plus (C) the 2023 Secured Notes, plus (D) the 2023 Unsecured Notes, plus (E) the 2024 Secured Notes, plus (F) the 2024 Unsecured Notes, plus (G) the 2025 Notes, plus (H) the Indebtedness under the 2012 Credit Agreement, plus (I) the Indebtedness outstanding under the 2013 Credit Agreement, plus (J) the Indebtedness under the 2015 May Credit Agreement, plus (K) up to $2.0 billion in term loans or debt securities issued in lieu of term loans in either case that were otherwise permitted to be issued or incurred under the 2008 Credit Agreement incurred to repay or redeem secured debt, secured lease obligations or preferred securities of any Project Subsidiary pursuant to the provisions of Section 2.27(a) thereof as in effect on the October 21, 2009 (but, for purposes hereof, deemed to be amended or waived, to remove (i) any most favored nation pricing required thereunder, (ii) the Schedule Limit as set forth and as defined therein or (iii) the requirement that the Borrower be in pro forma compliance with any financial covenants thereunder);

(iii)    Indebtedness of any Loan Party pursuant to this Agreement and the other Loan Documents;
(iv)    any accretion of original issue discount or the payment of interest on any Indebtedness in the form of Indebtedness with the same terms (it being understood that each will be taken into account in determining the aggregate amount of First Lien Debt outstanding as specified in Section 6.1(b)(i) hereof);
(v)    any incurrence of Indebtedness that constitutes First Lien Debt (A) resulting from the drawing of, or reimbursement obligations under, any letters of credit or similar instruments or (B) resulting from borrowings under any undrawn and unutilized commitments to lend such Indebtedness, in each case, that were (i) in existence as of the Closing Date or (ii) included in any calculation of the amount of First Lien Debt outstanding pursuant to Section 6.1(b) hereof in connection with an incurrence of First Lien Debt pursuant to Section 6.1(a) hereof; and, in either case, any Permitted Replacement Commitments that replaced such letters of credit, similar obligations and commitments;
(vi)    any Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness that was permitted to be incurred pursuant to this Section 6.1; and
(vii)    any Eligible Commodity Hedge Financings, so long as the lenders thereunder (or their representatives on their behalf) become a party to, or consent or agree to be bound by the terms and conditions, of the Collateral Agency and Intercreditor Agreement.
(d)    Notwithstanding the foregoing, the Borrower or any of the Guarantors may not incur (1) additional Indebtedness (other than Specified Cash Management and Swap Obligations, other Cash Management Obligations that would constitute First Lien Debt, any First Lien Hedging Obligations and any extension, renewal or refinancing of the Eligible Commodity Hedge Financings existing on the Closing Date) pursuant to Section 6.1(a) hereof, (2) any Permitted Refinancing Indebtedness with respect to Indebtedness incurred under clauses (ii), (iii), (iv) or (v) of Section 6.1(c) hereof or (3) any Permitted Refinancing Indebtedness with respect to any of the foregoing, unless:
(i)    the Borrower and the Guarantors shall enter into, and deliver to the Collateral Agent, in the sole discretion of the Collateral Agent, a mortgage modification or new mortgage with regard to each Mortgaged Property, in proper form for recording in all applicable jurisdictions, in a form reasonably satisfactory to the Collateral Agent and, as applicable, consistent with the mortgage modifications delivered pursuant to Section 4.1(o)(i);
(ii)    the Borrower or the applicable Guarantor shall cause to be delivered a local counsel opinion with respect to each Mortgaged Property in form and substance, and issued by law firms, in each case, reasonably satisfactory to the Collateral Agent and, as applicable, consistent with the local counsel opinions delivered pursuant to Section 4.1(o)(iv);
(iii)    the Borrower or the applicable Guarantor shall cause a title company approved by the Collateral Agent to have delivered to the Collateral Agent an endorsement to each title insurance policy then in effect for the benefit of the Secured Parties, date down(s) or other evidence reasonably satisfactory to the Collateral Agent (which may include a new title insurance policy) (each such delivery, a “Title Datedown Product”), in each case insuring that (I) the priority of the Lien of the applicable Mortgage(s) as security for the Obligations has not changed, (II) since the date of the Title Datedown Product delivered most recently prior to (and not in connection with) such additional Indebtedness, there has been no change in the condition of title and (III) there are no intervening liens or encumbrances which may then or thereafter take priority over the Lien of the applicable Mortgage(s), in each case other than with respect to Permitted Liens;
(iv)    the Borrower delivers to the Collateral Agent a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the respective Loan Party) with respect to each Mortgaged Property and, if any such Mortgaged Property is located in an area identified by the Federal

Emergency Management Agency (or any successor agency) as a special flood hazard area, evidence of flood insurance required by Section 5.4; and
(v)    the Borrower or the applicable Guarantor shall, upon the request of the Collateral Agent, deliver to the approved title company, the Collateral Agent and/or all other relevant third parties all other items reasonably necessary to maintain the continuing priority of the Lien of the Mortgages as security for the Obligations.
6.2.    Limitation on Liens. The Borrower shall not, and shall not permit any of the Guarantors to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any asset now owned or hereafter acquired, except Permitted Liens.
6.3.    Merger, Consolidation, or Sale of Assets.
(A)    (1) The Borrower shall not, directly or indirectly: (x) consolidate or merge with or into another Person (whether or not the Borrower is the surviving corporation); or (y) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:
(1)    either:
(A)    the Borrower is the surviving corporation; or
(B)    the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;
(2)    the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Borrower under this Agreement and the Security Documents pursuant to joinder agreements or other documents and agreements reasonably satisfactory to the Administrative Agent; and
(3)    immediately after such transaction, no Default or Event of Default exists;
(ii)    In addition, the Borrower will not, directly or indirectly, lease all or substantially all of its properties or assets of the Borrower and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person.
This Section 6.3 shall not apply to:
(1)    a merger of the Borrower with an Affiliate solely for the purpose of reincorporating the Borrower in another jurisdiction; or
(2)    any consolidation or merger of (a) the Borrower into a Guarantor, (b) a Guarantor into the Borrower or another Guarantor or (c) a Subsidiary of the Borrower into the Borrower or another Subsidiary of the Borrower; or
(3)    any sale, assignment, transfer, conveyance, lease or other disposition of assets (a) by the Borrower to a Guarantor, (b) by a Guarantor to the Borrower or another Guarantor or (c) by a Subsidiary of the Borrower to the Borrower or another Subsidiary of the Borrower.
(B)    Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Borrower in a transaction that is subject to, and that complies with the provisions of, Section 6.3(A), the successor Person formed by such consolidation or into or with which the Borrower is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Agreement referring to the “Borrower” shall refer instead to the successor Person and not to the Borrower), and may exercise every right and power of the Borrower under this Agreement with the same effect as if such successor Person had been named as the Borrower herein; provided, however, that the predecessor Borrower shall not be relieved from the obligation to pay the principal of and interest on the Loans except in the case of a sale of all of the Borrower’s assets in a transaction that is subject to, and that complies with the provisions of, Section 6.3(A).
6.4.    Limitation on Sale and Leaseback Transactions. The Borrower shall not, and shall not permit any of the Guarantors to, enter into any sale and leaseback transaction; provided that the Borrower or any Guarantor may enter into a sale and leaseback transaction if:
(1)    the Borrower or that Guarantor, as applicable, could have incurred a Lien (other than a Lien created under the Security Documents) to secure such Indebtedness pursuant to Section 6.2; and
(2)    the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of the Borrower and set forth in a certificate of a Responsible Officer delivered to the Administrative Agent, of the property that is the subject of that sale and leaseback transaction.
6.5.    Limitation on Secured Commodity Hedging. The Borrower shall not, and shall not permit any of the Guarantors to, directly or indirectly, enter into any Commodity Hedge Agreement that will constitute First Lien Debt, other than Eligible Commodity Hedge Agreements.

SECTION 7

Events of Default
7.1.    Events of Default. Each of the following is an “Event of Default”:
(a)    default for 30 days in the payment when due of interest on the Term Loans;
(b)    default in payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Term Loans;
(c)    failure by Borrower to comply with the provisions of Sections 2.14 or 6.3;
(d)    failure by any Loan Party for 60 days after notice from the Administrative Agent or the Required Lenders to comply with any of the other agreements in this Agreement or the Security Documents required by this Agreement;
(e)    (i) default under any other mortgage, indenture, agreement or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of any Loan Party (or the payment of which is guaranteed by any Loan Party), whether such Indebtedness or Guarantee now exists, or is created after the date of this Agreement, if that default:
(A)    is caused by a failure to pay principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace period provided in such Indebtedness) (a “Payment Default”); or
(B)    results in the acceleration of such Indebtedness prior to its express maturity, and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100,000,000 or more; provided that this Section 7.1(e)(i) shall not apply to

Indebtedness that becomes due solely as a result of the voluntary sale or transfer of property or assets to the extent such sale or transfer is permitted by the terms of such Indebtedness; or

(ii)    any Loan Party shall, with respect to Limited Recourse Debt in an aggregate principal amount in excess of $300,000,000, default in the observance or performance of any agreement or condition relating to any such Limited Recourse Debt or contained in any instrument or agreement evidencing, securing or relating thereto, and such Limited Recourse Debt shall as a result thereof become due prior to its final stated maturity;
(f)    any of the Security Documents shall cease, for any reason, to be in full force and effect (other than in accordance with its terms) with respect to Collateral with a book value greater than $50,000,000, or any Loan Party shall so assert, or any Lien (affecting Collateral with a book value greater than $50,000,000) created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby (other than, in each case, pursuant to a failure of the Administrative Agent, the Collateral Agent, any other agent appointed by the Administrative Agent, the Collateral Agent or the Lenders to take any action within the sole control of such Person) (it being understood that the release of Collateral from the Security Documents or the discharge of a Guarantor therefrom shall not be construed (x) as any of the Security Documents ceasing to be in full force and effect or (y) as any of the Liens created thereunder ceasing to be enforceable or of the same priority and effect purported to be created thereby);
(g)    except as permitted by this Agreement or the Guarantee and Collateral Agreement, any Guaranty Reimbursement Obligation of a Significant Subsidiary ceases, for any reason, to be in full force and effect (other than in accordance with its terms), or any Significant Subsidiary that is a Guarantor denies or disaffirms in writing its obligations under its Guaranty Reimbursement Obligation;
(h)    the Lien subordination provisions in favor of the Lenders or any other provision of the Collateral Agency and Intercreditor Agreement shall cease for any reason to be valid (other than by its express terms) and, in the case of any provision of the Collateral Agency and Intercreditor Agreement other than the Lien subordination provisions in favor of the Lenders, the result thereof is that the interests of the Lenders are materially and adversely affected, or any Loan Party shall assert in writing that the Lien subordination provisions in favor of the Lenders or any such other provision of the Collateral Agency and Intercreditor Agreement shall not for any reason be valid (other than by its express terms);
(i)    the Borrower or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:
(i)    commences a voluntary case,
(ii)    consents to the entry of an order for relief against it in an involuntary case,
(iii)    consents to the appointment of a custodian of it or for all or substantially all of its property,
(iv)    makes a general assignment for the benefit of its creditors, or
(v)    generally is not paying its debts as they become due; or
(j)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(i)    is for relief against the Borrower or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(ii)    appoints a custodian of the Borrower or any Guarantor that is a Significant Subsidiary or any group of Guarantors of the Borrower that, taken together, would constitute a Significant Subsidiary, or for all or substantially all of the property of the Borrower or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary; or
(iii)    orders the liquidation of the Borrower or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary;
and the order or decree remains unstayed and in effect for 60 consecutive days.
In the case of an Event of Default specified in clause (i) or (j) of this Section 7.1 with respect to the Borrower, all outstanding Term Loans will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Required Lenders may declare all the Term Loans to be due and payable immediately. Upon any such declaration, the Term Loans shall become due and payable immediately. The Required Lenders by written notice to the Administrative Agent may, on behalf of all of the Lenders, rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

SECTION 8

The Agents
8.1.    Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Each Lender hereby irrevocably designates and appoints the Collateral Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, none of the Administrative Agent and the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent.
8.2.    Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may execute any of their duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. None of the Administrative Agent and the Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.
8.3.    Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys in fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
8.4.    Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts reasonably selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless the Administrative Agent shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement or any other Loan Document, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
8.5.    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless it has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement or any other Loan Document, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as the Administrative Agent shall deem advisable in the best interests of the Lenders.
8.6.    Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys in fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Term Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.
8.7.    Indemnification. The Lenders agree to indemnify the Agents in their capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Term Percentage in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Term Commitments shall have terminated and the Term Loans shall have been paid in full, ratably in accordance with such Term Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Term Loans) be imposed on, incurred by or asserted against such Agent, in any way relating to or arising out of, the Term Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s, gross negligence or willful misconduct. The agreements in this Section 8.7 shall survive the payment of the Term Loans and all other amounts payable hereunder.
8.8.    Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Term Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
8.9.    Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon ten (10) days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as an Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Term Loans. If no successor agent has accepted appointment as an Administrative Agent by the date that is ten (10) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After the retiring Administrative Agent’s resignation, the provisions of this Section 8 and Section 9.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
8.10.    RESERVED
8.11.    Collateral Security. The Collateral Agent will hold, administer and manage any Collateral pledged from time to time under the Guarantee and Collateral Agreement either in its own name or as Collateral Agent, but each Lender shall hold a direct, undivided pro rata beneficial interest therein, on the basis of its proportionate interest in the secured obligations, by reason of and as evidenced by this Agreement and the other Loan Documents, subject to the priority of payments referenced in Section 6.5 of the Guarantee and Collateral Agreement and subject to the terms of the Collateral Agency and Intercreditor Agreement.
8.12.    Enforcement by the Administrative Agent and Collateral Agent. All rights of action under this Agreement and under the Notes and all rights to the Collateral hereunder may be enforced by the Administrative Agent and the Collateral Agent and any suit or proceeding instituted by the Administrative Agent or the Collateral Agent in furtherance of such enforcement shall be brought in its name as Administrative Agent or Collateral Agent without the necessity of joining as plaintiffs or defendants any other Lenders, and the recovery of any judgment shall be for the benefit of Lenders subject to the expenses of the Administrative Agent and the Collateral Agent.
8.13.    Withholding Tax. To the extent required by any applicable law (as determined in good faith by the Administrative Agent), the Administrative Agent may deduct or withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall indemnify and hold harmless the Agents (to the extent that the Administrative Agent has not already been reimbursed by the Loan Parties pursuant to Sections 2.18 and 2.19 and without limiting or expanding the obligation of the Loan Parties to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, together with all expenses incurred, including legal expenses and any out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 8.13. The agreements in this Section 8.13 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other Obligations.

SECTION 9

Miscellaneous
9.1.    Amendments and Waivers.
(a)    None of this Agreement, any Note, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. Except to the extent otherwise provided in (or permitted by) the Collateral Agency and Intercreditor Agreement and/or the Guarantee and Collateral Agreement, the Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (I) enter into written amendments, supplements or modifications hereto or to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (II) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A)(i) forgive the principal amount or extend the final scheduled date of maturity of any Term Loan, (ii) reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or extend the scheduled date of any payment thereof, (iii) increase the amount or extend the expiration date of any Lender’s Term Commitment (it being understood that a waiver of any Event of Default or Default shall not be deemed to be an increase in the amount of any Lender’s Term Commitments), or (iv) release all or substantially all of the Collateral for the Obligations or release all or substantially all of the Guarantors (except, in either case, as expressly permitted by the Loan Documents), in each case without the written consent of each Lender directly affected thereby, (B) RESERVED; (C) without the consent of all the Lenders, (i) amend, modify or waive any provision of this Section 9.1(a) or any other provision of any Section hereof expressly requiring the consent of all the Lenders (except, in either case, for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford protections to such additional extensions of credit of the type provided to the Term Commitments on the Closing Date), or (ii) reduce the percentage specified in or otherwise change the definition of Required Lenders (it being understood that, with the consent of the Required Lenders or as otherwise permitted hereunder, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Commitments are included on the Closing Date), or (iii) change Section 2.17 in a manner that would alter the pro rata sharing of payments required thereby (other than as permitted thereby or by Section 9.1(b)), (D) amend, modify or waive any provision of Section 8 or any other provision of this Agreement or the other Loan Documents, which affects, the rights, duties or obligations of the Administrative Agent without the written consent of the Administrative Agent and (E) require consent of any Person to an amendment to this Agreement made pursuant to Section 2.27 other than the Borrower and each Lender participating in the respective Extension. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under any other Loan Documents, and any Default or Event of Default waived shall be deemed to have not occurred or to be cured and not continuing, as the parties may agree; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b)    Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Borrower and the institutions providing each Refinancing Credit Facility (as defined below) (a) to add one or more additional credit facilities to this Agreement for the purpose of refinancing or replacing any and all of the Term Loans and Term Commitments hereunder (each a “Refinancing Credit Facility”) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders; provided that (i) no Default or Event of Default then exists or would result therefrom, (ii) any Refinancing Credit Facility does not mature prior to the earliest maturity date of the Term Loans being refinanced and (iii) the other terms and conditions of such Refinancing Credit Facility (excluding pricing and optional prepayment and redemption terms) are substantially identical to, or (taken as a whole) are no more favorable to the Lenders providing such Refinancing Credit Facility than, those applicable to the Term Loans being refinanced (except for covenants or other provisions applicable only to periods after the latest Termination Date of the Term Loans existing at the time of such refinancing).
(c)    Notwithstanding anything to the contrary contained in this Section 9.1, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within ten (10) Business Days following receipt of notice thereof. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, the Administrative Agent and the Collateral Agent are each hereby irrevocably authorized by each Lender (and each such Lender expressly consents), without any further action or the consent of any other party to any Loan Document, to make any technical amendments to the Guarantee and Collateral Agreement to correct any cross-references therein to any provision of this Agreement that may be necessary in order to properly reflect the amendments made to this Agreement.
9.2.    Notices.
(a)    All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when received, addressed as follows in the case of the Loan Parties and the Administrative Agent, and as set forth in the administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrower and the Guarantors:	Calpine Corporation 717 Texas Avenue Suite 1000 Houston, TX 77002 Attention: Chief Legal Officer Telecopier No.: 832-325-4508
with copies (which shall not constitute notice) to:

717 Texas Avenue
Suite 1000
Houston, TX 77002
Attention: Associate General Counsel
Telecopier No.: 713-830-8751

The Administrative Agent:	Morgan Stanley Senior Funding, Inc. 1585 Broadway New York, NY 10036 Attn: Agency Team Telecopier No.: 212-507-6680
with copies (which shall not constitute notice) to:

Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY 10005
Attention: William J. Miller, Esq.
Telecopier No.: 212-378-2500
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites or other information platform) (the “Platform”) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Sections 2.2, 2.8(e), 2.11, 2.13, 2.14, 2.15, 2.20 and 2.27(d) unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    RESERVED.
(d)    Each of the Loan Parties understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
(e)    The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by any of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives in connection with the Platform or the Approved Electronic Communications.
(f)    Each of the Loan Parties, the Lenders and the Agents agree that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.
9.3.    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
9.4.    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Term Loans and the other extensions of credit hereunder.
9.5.    Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse each of the Administrative Agent and the Collateral Agent for all its reasonable out-of-pocket costs and expenses reasonably incurred in connection with (i) the development, negotiation, preparation, execution and delivery of this Agreement, the Notes and any other documents prepared in connection herewith or therewith, including any amendment, supplement or modification to any of the foregoing and (ii) the consummation and administration of the transactions contemplated hereby and thereby, and the reasonable fees and disbursements of one counsel to the Administrative Agent, the Collateral Agent and the Arrangers, taken as a whole (and, to the extent necessary, one local counsel in each relevant jurisdiction for all such entities, taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional local counsel in each relevant jurisdiction to the affected entities similarly situated, taken as a whole), and security interest filing and recording fees and expenses, (b) to pay or reimburse the Administrative Agent, the Collateral Agent and each Lender for all its reasonable costs and expenses reasonably incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes, the other Loan Documents and any such other documents following the occurrence and during the continuance of an Event of Default, including without limitation, the reasonable fees and disbursements of one counsel to the Administrative Agent, the Collateral Agent and the Lenders and each of their respective affiliates, taken as a whole (and, to the extent reasonably necessary, one local counsel in each relevant jurisdiction for all such entities, taken as a whole, and, solely in the case of an actual or potential conflict of interest, one additional local counsel in each relevant jurisdiction to the affected entities similarly situated, taken as a whole), (c) to pay, and indemnify and hold harmless each Lender, each Arranger, the Collateral Agent and the Administrative Agent from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the other Loan Documents and any such other documents (without duplication to payments made pursuant to Section 2.19) and (d) to pay, and indemnify and hold harmless each Lender, each Arranger, the Collateral Agent, the Administrative Agent and each of their respective Affiliates, directors, officers, employees, representatives, partners and agents (each, an “Indemnitee”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance, preservation of rights and administration of this Agreement, the Notes, the other Loan Documents or the use of the proceeds of the Term Loans or any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Loan Parties or any of their respective properties and the reasonable fees and expenses of one legal counsel for the Indemnitees taken as a whole in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to indemnified liabilities to the extent (x) determined by the final judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of such Indemnitee’s Related Persons, (y) resulting from a material breach by such Indemnitee or any of such Indemnitee’s Related Persons of its material obligations under this Agreement or the other Loan Documents or (z) related to any dispute solely among Indemnitees other than any claims against any Indemnitee in its capacity or in fulfilling its role as an Agent, an Arranger or any similar role under this Agreement and the other Loan Documents and other than any claims involving any act or omission on the part of the Borrower or its Subsidiaries; provided, further, that the Borrower shall in no event be responsible for consequential, indirect, special or punitive damages to any Indemnitee pursuant to this Section 9.5 except such consequential, indirect, special or punitive damages required to be paid by such Indemnitee in respect of any indemnified liabilities. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. To the extent permitted by applicable law, no Loan Party nor any of their respective Subsidiaries shall assert, and each Loan Party hereby waives, on behalf of itself and its Subsidiaries, any claim against each

Lender, each Arranger, each Agent and their respective affiliates, directors, officers, employees, attorneys, representatives, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees, on behalf of themselves and each of their respective Subsidiaries, not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. All amounts due under this Section 9.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted to the Treasurer of the Borrower (Telecopy No. 713-353-9144), at the address of the Borrower set forth in Section 9.2 (with copies (which shall not constitute notice) to the Associate General Counsel of the Borrower at the respective addresses set forth in Section 9.2), or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Term Loans and all other amounts payable hereunder.
9.6.    Successors and Assigns; Participations.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted, except that (i) unless otherwise permitted by Section 6.3 hereof, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Commitments and the Term Loans at the time owing to it) with the prior written consent of:
(A)    the Borrower (such consent not to be unreasonably withheld, delayed or conditioned), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 7.1(a), Section 7.1(b), Section 7.1(i) (in the case of the Borrower only) or Section 7.1(j) (in the case of the Borrower only) has occurred and is continuing, any other Person; and
(B)    the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an affiliate of a Lender or an Approved Fund.
(ii)     Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Term Loans, the amount of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 7(a), Section 7.1(b), Section 7.1(i) (in the case of Borrower only) or Section 7.1(j) (in the case of the Borrower only) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)    (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (although the Borrower shall not be responsible for the payment of the recordation fee unless the Borrower has chosen to replace a Lender pursuant to Section 2.26) and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent;
(C)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and
(D)    except as provided in Section 2.28, none of the Loan Parties, their respective Affiliates or any natural person shall be an Assignee hereunder.
For the purposes of this Section 9.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 9.5 for the period of time in which it was a Lender hereunder. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Commitments of, and principal amount (and interest amounts) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Any assignment of any Term Loan shall be effective only upon appropriate entries with respect thereto being made in the Register.
(v)    Upon its receipt of an Assignment and Acceptance (executed via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually)), by a transferor Lender and an Assignee, as the case may be (and, in the case of an Assignee that is not then a Lender, by the Administrative Agent and the Borrower to the extent required under paragraph (c) above), together with payment to the Administrative Agent by the transferor Lender or the Assignee of a recordation and processing fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance, (ii) on the effective date of such transfer determined pursuant thereto record the information contained therein in the Register and (iii) give notice of such acceptance and recordation to the transferor Lender, the Assignee and the Borrower.
(vi)    Notwithstanding anything to the contrary contained in Section 9.6(b), no consent of the Administrative Agent (and no processing and recordation fee or administrative questionnaire) shall be required to be obtained, paid or delivered (as the case may be) for any assignment of Term Loans in any principal amount as part of a purchase of such Term Loans in accordance with Section 2.28.

(c)    Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than a Loan Party or any of their respective controlled Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Term Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Document or to otherwise exercise its voting righting rights under this Agreement and any other Loan Document; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1(a) and (2) directly affects such Participant. Subject to paragraph (c)(i) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 (subject to the requirements and limitations of such sections and Sections 2.21 and 2.26 and it being understood that the documentation required under Section 2.19(e) shall be delivered solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender, provided such Participant shall be subject to Section 9.7(a) as though it were a Lender.
(i)    A Participant shall not be entitled to receive any greater payment under Section 2.18, 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that any entitlement to a greater payment results from a change in any Requirement of Law arising after such Participant became a Participant.
(ii)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Term Loans or other obligations under this Agreement (the “Participant Register”). The entries in a Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans) except to the extent that such disclosure is necessary to establish that such Loan is in registered form under Section 5f.103(c) of the United States Treasury Regulations or, if different, under Sections 871(h) or 881(c) of the Code.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
(e)    Subject to Section 9.15, the Borrower authorizes each Lender to disclose to any Transferee and any prospective Transferee (in each case which agrees to comply with the provisions of Section 9.15 or confidentiality requirements no less restrictive on such prospective transferee than those set forth in Section 9.15) any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or any other Loan Document or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

9.7.    Adjustments; Setoff.
(a)    Except to the extent that this Agreement, any other Loan Document or a court order expressly provides or permits for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment or participation made pursuant to Section 9.6 or in connection with an Auction that is permitted under Section 2.28), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 7.1(i) or (j), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Notwithstanding anything to the contrary contained in this Section 9.7(a), no purchase of Term Loans in connection with an Auction that is permitted under Section 2.28 (and no payment made or cancellation of such Term Loans in connection therewith) and no extension of Term Loans that is permitted under Section 2.27 shall constitute a payment of any of such Term Loans for purposes of this Section 9.7.
(b)    In addition to any rights and remedies of the Lenders provided by law and subject to the terms of the Guarantee and Collateral Agreement, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.
9.8.    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.
9.9.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
9.10.    Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
9.11.    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
9.12.    Submission To Jurisdiction; Waivers.
(a)    Subject to clause (b)(iii) of this Section 9.12, each party hereto hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New

York, and appellate courts from any thereof, in each case that are located in the Borough of Manhattan, The City of New York;
(b)    The Borrower hereby irrevocably and unconditionally:
(i)    agrees that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(ii)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
(iii)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right of any Agent, any Arranger or any Lender to sue in any other jurisdiction; and
(iv)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
9.13.    Acknowledgements. The Borrower hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)    notwithstanding the provisions of this Agreement or any of the other Loan Documents, the Arrangers shall have no powers, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents;
(c)    the Agents, the Arrangers, the Lenders and their Affiliates may have economic interests that conflict with those of the Borrower; and
(d)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.
9.14.    Releases of Guarantees and Liens.
(a)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, each of the Administrative Agent and the Collateral Agent is hereby irrevocably authorized by each Lender (and each such Lender hereby expressly consents) (without requirement of notice to or consent of any Lender except as expressly required by Section 9.1(a)) to take any action requested by the Borrower having the effect of releasing any Collateral or Guarantor from its guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.1(a), including, in each case and without limitation, any sale, transfer or other disposition of any Collateral or Guarantor (other than to the Borrower or another Guarantor), including as a result of any investments of Collateral in non-Guarantor Subsidiaries to the extent not prohibited by the Loan Documents, (ii) to the extent any such release is permitted at such time pursuant to the Collateral Agency and Intercreditor Agreement and/or the Guarantee and Collateral Agreement or (iii) under the circumstances described in paragraphs (b) or (c) below (and, upon the consummation of any such transaction in preceding clause (i), (ii) or (iii), such Collateral shall be disposed of free and clear of all Liens under the Security Documents and/or such Guarantor shall be released from its obligations under the Guarantee and Collateral Agreement).

(b)    Subject to the terms of the Collateral Agency and Intercreditor Agreement, at such time as the Term Loans and the other obligations under the Loan Documents (other than obligations under or in respect of Swap Agreements) shall have been paid in full, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Collateral Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.
(c)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Lenders hereby agree, and each of the Administrative Agent and the Collateral Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to take any action required by the Borrower having the effect of releasing a Guarantor from its guarantee obligations hereunder and as a Grantor under the Security Documents if (i) such Guarantor constitutes an Excluded Subsidiary and is not required to be a Guarantor of the Term Loans pursuant to Section 5.8, (ii) all or substantially all of the assets of such Guarantor have been sold or otherwise disposed of (including by way of merger or consolidation) to a Person that is not a Borrower or a Guarantor or (iii) such Guarantor has been liquidated or dissolved.
(d)    In connection with any release of Collateral of the type described above in clause (a) or (c) or any other transaction involving Collateral which transaction is not prohibited by the Loan Documents, notwithstanding anything to the contrary contained herein or in any other Loan Document, each of the Administrative Agent and the Collateral Agent is hereby irrevocably authorized by each Lender (and each such Lender hereby expressly consents) (without requirement of notice to or consent of any Lender except as expressly required by Section 9.1(a)) to take any action with respect to the Collateral requested by the Borrower to the extent necessary to permit such release or other transaction, including without limitation, directing the Collateral Agent to execute agreements (including, without limitation, with third parties) with respect to any Collateral, upon the delivery to the Administrative Agent and Collateral Agent of a certificate signed by an officer of the Borrower stating that such action and the release of the Collateral or other transaction, as applicable, is permitted by each Secured Debt Document.
9.15.    Confidentiality. Each Agent, each Arranger and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement; provided that nothing herein shall prevent any Agent, any Arranger or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof (so long as such affiliate agrees to be bound by the provisions of this Section 9.15), (b) subject to an agreement to comply with provisions no less restrictive than this Section 9.15, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, officers, agents, attorneys, accountants, partners and other professional advisors or those of any of its affiliates, (d) upon the request or demand, or in accordance with the requirements (including reporting requirements), of any Governmental Authority having jurisdiction over such Lender, provided that to the extent permitted by law, such Lender shall promptly notify the applicable Loan Party of such disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank authority exercising examination or regulatory authority), (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law or other legal process, provided that to the extent permitted by law, such Lender shall promptly notify the applicable Loan Party of such disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank authority exercising examination or regulatory authority), (f) if requested or required to do so in connection with any litigation or similar proceeding; provided that to the extent permitted by law, such Lender shall promptly notify the applicable Loan Party of such disclosure, (g) to the extent such information has been independently developed by such Lender or that has been publicly disclosed other than in breach of this Agreement, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.
Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering this Agreement or the other Loan Documents, will be syndicate-level information, which may (except as provided in the following paragraph) contain material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender confirms to the Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of material non-public information, (ii) it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws and (iii) it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

The Borrower acknowledges that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower, its subsidiaries or their securities) (each, a “Public Lender”) and, if documents required to be delivered pursuant to Section 5.1 or 5.2 or otherwise are being distributed through the Platform, the Borrower agrees to designate those documents or other information that are suitable for delivery to the Public Lenders as such. Any document that the Borrower has indicated contains non-public information shall not be posted on that portion of the Platform designated for such Public Lenders. If the Borrower has not indicated whether a document delivered pursuant to Section 5.1 or 5.2 contains non-public information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrower, its Subsidiaries and their securities. The Borrower acknowledges and agrees that copies of the Loan Documents may be distributed to Public Lenders (unless the Borrower promptly notifies the Administrative Agent that any such document contains material non-public information with respect to the Borrower or its securities).
9.16.    WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
9.17.    U.S.A. Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by each Lender and the Administrative Agent to maintain compliance with the Patriot Act.
9.18.    No Fiduciary Duty. Each Agent, each Lender, the Arrangers and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Borrower, its stockholders and/or its affiliates. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its affiliates, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto. None of the Arrangers identified on the cover page or signature pages of this Agreement shall have any rights, powers, obligations, liabilities, responsibilities or duties under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender hereunder. Without limiting any other provision of this Article, none of such Arrangers in their respective capacities as such shall have or be deemed to have any fiduciary relationship with any Lender, the Administrative Agent or any other Person by reason of this Agreement or any other Loan Document.

9.19.    Lien Sharing and Priority Confirmation. Each Lender party to this Agreement, and the Administrative Agent on behalf of the Lenders, hereby agree that:
(a)    all First Lien Obligations will be and are secured equally and ratably by all First Liens at any time granted by the Borrower or any other Grantor to secure any Obligations (as defined in the Collateral Agency and Intercreditor Agreement) in respect of this Agreement and the Loan Documents and the Series of First Lien Debt represented thereby, whether or not upon property otherwise constituting collateral for such Obligations (as defined in the Collateral Agency and Intercreditor Agreement) in respect of this Agreement and the Loan Documents and the Series of First Lien Debt represented thereby and that all such First Liens will be enforceable by the Collateral Agent for the benefit of all holders of First Lien Obligations equally and ratably;
(b)    the Administrative Agent and each of the Lenders in respect of the Obligations (as defined in the Collateral Agency and Intercreditor Agreement) in respect of this Agreement and the Loan Documents and the Series of First Lien Debt represented thereby are bound by the provisions of the Collateral Agency and Intercreditor Agreement, including without limitation (i) the provisions relating to the ranking of First Liens and the order of application of proceeds from enforcement of First Liens and (ii) the provisions of Section 8.22 thereof; and
(c)    the Administrative Agent and each of the Lenders consent to and direct the Collateral Agent to perform the Collateral Agent’s obligations under the Collateral Agency and Intercreditor Agreement and the other Security Documents.
The foregoing provisions of this Section 9.19 are intended for the enforceable benefit of, and will be enforceable as a third party beneficiary by, all holders of each existing and future Series of First Lien Debt, each existing and future First Lien Representative, all holders of each existing and future Series of Second Lien Debt, each existing and future Second Lien Representative and the Collateral Agent.
9.20.    First Lien Debt. The Borrower, the Administrative Agent and the Lenders hereby provide that this Agreement and the other Loan Documents (and the Obligations hereunder and thereunder) shall constitute First Lien Debt for purposes of the Collateral Agency and Intercreditor Agreement.

IN WITNESS HEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written.

BORROWER:

CALPINE CORPORATION

By:	/s/ ZAMIR RAUF
Name: Zamir Rauf Title: Executive Vice President and Chief Financial Officer

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and a Lender

By:	/s/ WILLIAM GRAHAM
Name: William Graham Title: Managing Director

[Signature Page to Calpine Credit Agreement]

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Collateral Agent

By:	/s/ DOUGLAS TANSEY
Name: Douglas Tansey Title: Authorized Signatory

[Signature Page to Calpine Credit Agreement]

SCHEDULES TO THE CREDIT AGREEMENT

Schedule 1.1A
Term Commitment Amounts

COMMITMENT PARTY	COMMITMENT AMOUNT
MORGAN STANLEY SENIOR FUNDING, INC.	$550,000,000

Schedule 1.1B
Legacy Properties

Owner	Real Property Location
Auburndale Peaker Energy Center, LLC	Gas fired power generation facility located at 1501 W. Derby Avenue, Auburndale, FL 33823 Polk County, Florida
Baytown Energy Center, LLC	Gas fired power generation facility located at 8605 FM 1405 Baytown, Texas 77523 Chambers County, Texas
Channel Energy Center, LLC	Gas fired power generation facility located at 12000 Lawndale St., Houston, TX 77017 Harris County, Texas
Corpus Christi Cogeneration, LLC	Gas fired power generation facility located at 3952 Buddy Lawrence Drive Corpus Christi, TX 78407 Nueces County, Texas
Delta Energy Center, LLC	Gas fired power generation facility located at 1200 Arcy Lane Pittsburg, CA 94565 Contra Costa County, CA
Freestone Power Generation, LLC	75% undivided interest as tenants in common in Tract 1 and 100% interest in Tract 2 in a gas fired power generation facility located at 1366 FM 488 Fairfield, TX 75840 Freestone County, Texas
Los Medanos Energy Center LLC	Gas fired power generation facility located at 750 East 3rd Pittsburg, CA 94565 Contra Costa County, California
Morgan Energy Center, LLC	Gas fired power generation facility located at 1410 Red Hat Road Decatur, AL 35601 Morgan County, Alabama
Pastoria Energy Facility L.L.C.	Gas fired power generation facility located at 39789 Edmonston Pumping Plant Road Lebec, CA 93243 Kern County, California
Pine Bluff Energy, LLC	Gas fired power generation facility located at 5301 Fairfield Rd. Pine Bluff, AR 71601 Jefferson County, Arkansas
Zion Energy LLC	Gas fired power generation facility located at 5701 9th Street Zion, IL 60099 Lake County, Illinois
Clear Lake Cogeneration Limited Partnership	Gas fired power generation facility located at 9602 Bayport Road, Pasadena, TX 77507 (Harris County, Texas)
RockGen Energy LLC	Gas fired power generation facility located at 2346 Clearview Road, Cambridge, WI 53523 (Dane County, Wisconsin)
Texas City Cogeneration, LLC	Gas fired power generation facility located at 3221 Fifth Avenue South, Texas City, TX 77590 (Galveston County, Texas)

Unit	Owner	Real Property Location
Unit 1 Aidlin	Geysers Power Company, LLC	Geothermal power generation facility located in Sonoma County, California
Unit 2 Bear Canyon	Geysers Power Company, LLC	Geothermal power generation facility located in Lake County, California
Unit 3 Sonoma (aka SMUDGEO)	Geysers Power Company, LLC	Geothermal power generation facility located in Sonoma County, California
Unit 4 West Ford Flat (Moody Parcel and Thorne Parcel)	Geysers Power Company, LLC	Geothermal power generation facility located in Lake County, California
Units 5&6 McCabe	Geysers Power Company, LLC	Geothermal power generation facility located in Sonoma County, California
Units 7&8 Ridge Line	Geysers Power Company, LLC	Geothermal power generation facility located in Sonoma County, California
Units 9&10 Fumarole	Geysers Power Company, LLC	Geothermal power generation facility located in Sonoma County, California
Unit 11 Eagle Rock	Geysers Power Company, LLC	Geothermal power generation facility located in Sonoma County, California
Unit 12 Cobb Creek	Geysers Power Company, LLC	Geothermal power generation facility located in Sonoma County, California
Unit 13 Big Geysers	Geysers Power Company, LLC	Geothermal power generation facility located in Lake County, California
Unit 14 Sulpher Springs	Geysers Power Company, LLC	Geothermal power generation facility located in Sonoma County, California
Unit 16 Quicksilver	Geysers Power Company, LLC	Geothermal power generation facility located in Lake County, California
Unit 17 Lakeview	Geysers Power Company, LLC	Geothermal power generation facility located in Sonoma County, California
Unit 18 Socrates	Geysers Power Company, LLC	Geothermal power generation facility located in Sonoma County, California
Unit 19 Calistoga	Geysers Power Company, LLC	Geothermal power generation facility located in Lake County and Sonoma County, California
Unit 20 Grant	Geysers Power Company, LLC	Geothermal power generation facility located in Sonoma County, California

Schedule 1.1C
Conectiv Properties
Owned Real Property

Owner	Common Name and Address
Calpine Mid-Atlantic Generation, LLC (f/k/a/ Conectiv Delmarva Generation, LLC, successor by conversion to Conectiv Delmarva Generation, Inc.)	Delaware City Combustion Turbine Site 1812 River Road, New Castle, DE 19720 New Castle County, Delaware
Calpine Bethlehem, LLC (f/k/a Conectiv Bethlehem, LLC)	Bethlehem Power Plant 2254 Applebutter Road - Bethlehem, PA 18015 Northampton County, Pennsylvania
Calpine Mid-Atlantic Generation, LLC (f/k/a/ Conectiv Delmarva Generation, LLC, successor by conversion to Conectiv Delmarva Generation, Inc.)	Hay Road Site 198 Hay Road Wilmington, DE 19809 New Castle County, Delaware
Calpine Mid-Atlantic Generation, LLC (f/k/a/ Conectiv Delmarva Generation, LLC, successor by conversion to Conectiv Delmarva Generation, Inc.)	Edge Moor Power Plant Site 200 Hay Road, Wilmington, DE 19809 New Castle County, Delaware
Calpine New Jersey Generation, LLC (f/k/a/ Conectiv Atlantic Generation, LLC)	Deepwater 373 N. Broadway Pennsville, NJ 08070 Salem County, New Jersey

Leased Real Property

Lessee	Common Name and Address
Calpine New Jersey Generation, LLC (f/k/a/ Conectiv Atlantic Generation, LLC).	Cumberland Combustion Turbine 4001 Main Street Millville, NJ 08332 Cumberland County, New Jersey
Calpine Vineland Solar, LLC (f/k/a Conectiv Vineland Solar, LLC)	Vineland Solar Plant Site 1776 South Mill Road Vineland, NJ 08360 Cumberland County, New Jersey
Calpine Mid-Atlantic Generation, LLC (f/k/a/ Conectiv Delmarva Generation, LLC, successor by conversion to Conectiv Delmarva Generation, Inc.)	Merrill Creek Reservoir Harmony Township, NJ 08865 Warren County, New Jersey *Not a Mortgaged Property

Eased Real Property

Easement Holder	Common Name and Address
Calpine Mid-Atlantic Generation, LLC (f/k/a/ Conectiv Delmarva Generation, LLC, successor by conversion to Conectiv Delmarva Generation, Inc.)	Bayview Combustion Turbine Site 22872 Bayview Circle Cape Charles, VA 23310 Northampton County, Virginia
Calpine New Jersey Generation, LLC (f/k/a/ Conectiv Atlantic Generation, LLC)	Carll’s Corner Combustion Turbine Site 1623 S. Burlington Road, Bridgeton, NJ 08302 Cumberland County, New Jersey
Calpine New Jersey Generation, LLC (f/k/a/ Conectiv Atlantic Generation, LLC)	Cedar Combustion Turbine Site 211 & 261 South Main St. Stafford Township, NJ 08050 Ocean County, New Jersey
Calpine Mid-Atlantic Generation, LLC (f/k/a/ Conectiv Delmarva Generation, LLC, successor by conversion to Conectiv Delmarva Generation, Inc.)	Christiana Combustion Turbine Site 201 & 301 Christiana Ave. Wilmington, DE 19801 New Castle County, Delaware
Calpine Mid-Atlantic Generation, LLC (f/k/a/ Conectiv Delmarva Generation, LLC, successor by conversion to Conectiv Delmarva Generation, Inc.)	Crisfield Combustion Turbine Site 4079 Crisfield Highway Crisfield, MD 21817 Somerset County, Maryland
Calpine New Jersey Generation, LLC (f/k/a/ Conectiv Atlantic Generation, LLC)	Mickleton Combustion Turbine Site 176 Harmony Road Mickleton, NJ 08056 Gloucester County, New Jersey
Calpine New Jersey Generation, LLC (f/k/a/ Conectiv Atlantic Generation, LLC)	Middle Station Combustion Turbine Site 315 N. Railroad Avenue Rio Grande, NJ 08242 Cape May County, New Jersey
Calpine New Jersey Generation, LLC (f/k/a/ Conectiv Atlantic Generation, LLC)	Missouri Avenue Combustion Turbine Site 1825 Atlantic Avenue Atlantic City, NJ 08401 2129 Bacharach Blvd. Atlantic City, NJ 08401 Atlantic County, New Jersey

Easement Holder	Common Name and Address
Calpine New Jersey Generation, LLC (f/k/a/ Conectiv Atlantic Generation, LLC)	Sherman Combustion Turbine Site 2600 S. Orchard Road, Vineland, NJ 08360 Cumberland County, New Jersey
Calpine Mid-Atlantic Generation, LLC (f/k/a/ Conectiv Delmarva Generation, LLC, successor by conversion to Conectiv Delmarva Generation, Inc.)	Tasley Combustion Turbine Site 21417 Taylor Road Tasley, VA 23441 Accomack County, Virginia
Calpine Mid-Atlantic Generation, LLC (f/k/a/ Conectiv Delmarva Generation, LLC, successor by conversion to Conectiv Delmarva Generation, Inc.)	West Combustion Turbine Site 1508 Newport Gap Pike, Wilmington, DE 19808 New Castle County, Delaware
Calpine Mid-Atlantic Generation, LLC (f/k/a/ Conectiv Delmarva Generation, LLC, successor by conversion to Conectiv Delmarva Generation, Inc.)	Edge Moor Gas Transmission Line 24” O.D. Natural Gas Pipeline, Claymont to Wilmington, DE New Castle County, Delaware

Schedule 1.1D
DPME Properties

Owned Real Property

Owner	Common Name and Address
Metcalf Energy Center, LLC	Metcalf Energy Center Gas fired power generation facility located at One Blanchard Road Coyote, CA 95013 Santa Clara County, California

Leased Real Property

Lessee	Common Name and Address
Deer Park Energy Center LLC (converted from Deer Park Energy Center Limited Partnership)	Gas fired power generation facility located at 5665 Highway 225 Deer Park, TX 77536 *Not a Mortgaged Property

Schedule 1.1E
Generating Plants

Calpine Mid-Atlantic Generation,
LLC (f/k/a Conectiv Delmarva
Generation, LLC)

Edge Moor 3-5
Hay Road 1-8
Christiana*
Edge Moor 10
Delaware City
Tasley*
West*
Crisfield*
Bayview*

Calpine Bethlehem, LLC (f/k/a
Conectiv Bethlehem, LLC)

Bethlehem 1-8

Calpine Vineland Solar, LLC (f/k/a Conectiv
Vineland Solar, LLC)

Vineland Solar

Calpine New Jersey Generation,
LLC (f/k/a Conectiv Atlantic
Generation, LLC)

Carll’s Corner*
Cedar*
Cumberland 1 & 2
Mickleton*
Middle*
Missouri Avenue*
Sherman Avenue*
Deepwater 1 & 6

* Subject to easement granted by an Affiliate of Parent.

Schedule 3.6
Subsidiaries

Legal Name [1]	Jurisdiction of Organization	Calpine Ownership	Third Party Ownership (if any)
1066917 Ontario Inc.†	Ontario, Canada	50.00%	50.00% owned by Atlantic Packaging Product Ltd.
2196686 Ontario Inc.†	Ontario, Canada	100.00%
2310498 Ontario Inc. †	Ontario, Canada	100.00%
Anacapa Land Company, LLC	Delaware	100.00%
Anderson Springs Energy Company	California	100.00%
Auburndale Peaker Energy Center, LLC	Delaware	100.00%
Aviation Funding Corp.	Delaware	100.00%
Baytown Energy Center, LLC (converted from Baytown Energy Center, LP)	Delaware	100.00%
Bethpage Energy Center 3, LLC	Delaware	100.00%
Big Blue River Wind Farm, LLC	Delaware	100.00%
Brazos Valley Energy LLC (converted from Brazos Valley Energy LP)	Delaware	100.00%
Butter Creek Energy Center, LLC	Delaware	100.00%
Byron Highway Energy Center, LLC	Delaware	100.00%
CalGen Expansion Company, LLC	Delaware	100.00%
CalGen Project Equipment Finance Company Three, LLC	Delaware	100.00%
Calpine Acquisition Company, LLC	Delaware	100.00%
Calpine Acquisition Company II, LLC	Delaware	100.00%
Calpine Acquisition Company III, LLC	Delaware	100.00%
Calpine Administrative Services Company, Inc.	Delaware	100.00%
Calpine Agnews, Inc.	California	100.00%
Calpine Auburndale Holdings, LLC	Delaware	100.00%
Calpine Bethlehem, LLC	Delaware	100.00%
Calpine Bosque Energy Center, LLC	Delaware	100.00%
Calpine c*Power, Inc.	Delaware	100.00%
Calpine CalGen Holdings, Inc.	Delaware	100.00%
Calpine Calistoga Holdings, LLC	Delaware	100.00%
Calpine Canada Energy Corp.†	Nova Scotia, Canada	100.00%
Calpine Canada Energy Finance ULC†	Nova Scotia, Canada	100.00%
Calpine Canada Whitby Holdings Company†	Alberta, Canada	100.00%

1A Subsidiary marked with a “†” is a Foreign Subsidiary.

Legal Name [1]	Jurisdiction of Organization	Calpine Ownership	Third Party Ownership (if any)
Calpine CCFC GP, LLC (converted from Calpine CCFC GP, Inc.)	Delaware	100.00%
Calpine CCFC LP, LLC (converted from Calpine CCFC LP, Inc.)	Delaware	100.00%
Calpine Central Texas GP, Inc.	Delaware	100.00%
Calpine Central, Inc.	Delaware	100.00%
Calpine Central-Texas, Inc.	Delaware	100.00%
Calpine Cogeneration Corporation	Delaware	100.00%
Calpine Construction Finance Company, L.P.	Delaware	100.00%
Calpine Construction Management Company, Inc.	Delaware	100.00%
Calpine Development Holdings, Inc.	Delaware	100.00%
Calpine Eastern Corporation	Delaware	100.00%
Calpine Edinburg, Inc.	Delaware	100.00%
Calpine Energy Services GP, LLC	Delaware	100.00%
Calpine Energy Services Holdco LLC	Delaware	100.00%
Calpine Energy Services LP, LLC	Delaware	100.00%
Calpine Energy Services, L.P.	Delaware	100.00%
Calpine Fore River Energy Center, LLC	Delaware	100.00%
Calpine Fore River Operating Company, LLC	Delaware	100.00%
Calpine Foundation	Delaware	100.00%
Calpine Fuels Corporation	California	100.00%
Calpine GEC Holdings, LLC	Delaware	100.00%
Calpine Generating Company, LLC	Delaware	100.00%
Calpine Geysers Company, L.P.	Delaware	100.00%
Calpine Gilroy 1, Inc.	Delaware	100.00%
Calpine Gilroy 2, Inc.	Delaware	100.00%
Calpine Gilroy Cogen, L.P.	Delaware	100.00%
Calpine Global Services Company, Inc.	Delaware	100.00%
Calpine Granite Holdings, LLC	Delaware	100.00%
Calpine Greenfield (Holdings) Corporation	Delaware	100.00%
Calpine Greenfield Commercial Trust†	Ontario, Canada	100.00%
Calpine Greenfield LP Holdings Inc.†	Ontario, Canada	100.00%
Calpine Greenfield ULC†	Alberta, Canada	100.00%
Calpine Greenleaf Holdings, Inc.	Delaware	100.00%
Calpine Greenleaf, Inc.	Delaware	100.00%
Calpine Guadalupe GP, LLC	Delaware	100.00%
Calpine Guadalupe LP, LLC	Delaware	100.00%
Calpine Hidalgo Energy Center, L.P. (converted from a Texas limited partnership to a Delaware limited partnership)	Delaware	100.00%
Calpine Hidalgo Holdings, Inc.	Delaware	100.00%
Calpine Hidalgo, Inc.	Delaware	100.00%
Calpine Holdings, LLC	Delaware	100.00%

Legal Name [1]	Jurisdiction of Organization	Calpine Ownership	Third Party Ownership (if any)
Calpine Holdings Development, LLC	Delaware	100.00%
Calpine International Holdings, LLC	Delaware	100.00%
Calpine Jupiter, LLC	Delaware	100.00%
Calpine Kennedy Operators, Inc.	New York	100.00%
Calpine KIA, Inc.	New York	100.00%
Calpine King City 1, LLC	Delaware	100.00%
Calpine King City 2, LLC	Delaware	100.00%
Calpine King City Cogen, LLC	Delaware	100.00%
Calpine King City, Inc.	Delaware	100.00%
Calpine King City, LLC	Delaware	100.00%
Calpine Leasing Inc.	Delaware	100.00%
Calpine Long Island, Inc.	Delaware	100.00%
Calpine Magic Valley Pipeline, Inc.	Delaware	100.00%
Calpine Mexican Holdings, LLC	Delaware	100.00%
Calpine Mid-Atlantic Development, LLC	Delaware	100.00%
Calpine Mid-Atlantic Energy, LLC	Delaware	100.00%
Calpine Mid-Atlantic Generation, LLC	Delaware	100.00%
Calpine Mid-Atlantic Marketing, LLC	Delaware	100.00%
Calpine Mid-Atlantic Operating, LLC	Delaware	100.00%
Calpine Mid Merit, LLC	Delaware	100.00%
Calpine Mid-Merit II, LLC	Delaware	100.00%
Calpine Monterey Cogeneration, Inc.	California	100.00%
Calpine MVP, Inc.	Delaware	100.00%
Calpine New Jersey Generation, LLC	Delaware	100.00%
Calpine Newark, LLC	Delaware	100.00%
Calpine Northbrook Holdings Corporation	Delaware	100.00%
Calpine Northbrook Investors, LLC	Delaware	100.00%
Calpine Northbrook Project Holdings, LLC	Delaware	100.00%
Calpine Operating Services Company, Inc.	Delaware	100.00%
Calpine Operations Management Company, Inc.	Delaware	100.00%
Calpine Pasadena Cogeneration, Inc.	Delaware	100.00%
Calpine Philadelphia, Inc.	Delaware	100.00%
Calpine Pittsburg, LLC	Delaware	100.00%
Calpine Power Company	California	100.00%
Calpine Power Management, LLC (converted from Calpine Power Management, LP)	Delaware	100.00%
Calpine Power Services, Inc.	Delaware	100.00%
Calpine Power, Inc.	Virginia	100.00%
Calpine PowerAmerica, LLC (converted from Calpine PowerAmerica, LP)	Delaware	100.00%
Calpine PowerAmerica-CA, LLC	Delaware	100.00%
Calpine PowerAmerica-MA, LLC	Delaware	100.00%
Calpine PowerAmerica-ME, LLC	Delaware	100.00%
Calpine Project Holdings, Inc.	Delaware	100.00%

Legal Name [1]	Jurisdiction of Organization	Calpine Ownership	Third Party Ownership (if any)
Calpine Riverside Holdings, LLC	Delaware	100.00%
Calpine Russell City, LLC	Delaware	100.00%
Calpine Securities Company, L.P.	Delaware	100.00%
Calpine Siskiyou Geothermal Partners, L.P.	California	100.00%
Calpine Solano Solar, LLC	Delaware	100.00%
Calpine Solar, LLC	Delaware	100.00%
Calpine Steamboat Holdings, LLC	Delaware	100.00%
Calpine Stony Brook Operators, Inc.	New York	100.00%
Calpine Stony Brook, Inc.	New York	100.00%
Calpine TCCL Holdings, Inc.	Delaware	100.00%
Calpine Texas Cogeneration, Inc.	Delaware	100.00%
Calpine Texas Pipeline GP, Inc.	Delaware	100.00%
Calpine Texas Pipeline LP, Inc.	Delaware	100.00%
Calpine Texas Pipeline, L.P.	Delaware	100.00%
Calpine ULC I Holding, LLC	Delaware	100.00%
Calpine University Power, Inc.	Delaware	100.00%
Calpine Vineland Solar, LLC	Delaware	100.00%
Calpine Wind Holdings, LLC	Delaware	100.00%
Calpine York Holdings, LLC	Delaware	100.00%
Cavallo Energy Texas LLC	Texas	100.00%
CCFC Finance Corp.	Delaware	100.00%
CCFC Preferred Holdings, LLC	Delaware	100.00%
CCFC Sutter Energy, LLC	Delaware	100.00%
CES Marketing IX, LLC	Delaware	100.00%
CES Marketing X, LLC	Delaware	100.00%
Champion Energy Marketing LLC	Delaware	100.00%
Champion Energy Services, LLC	Texas	100.00%
Champion Energy, LLC	Texas	100.00%
Channel Energy Center, LLC (converted from Channel Energy Center, LP)	Delaware	100.00%
Clear Lake Cogeneration Limited Partnership (converted from a Texas limited partnership to a Delaware limited partnership)	Delaware	100.00%
CM Greenfield Power Corp.†	Ontario, Canada	50.00%	50.00% owned by MIT Power Canada Investment Inc.
Corpus Christi Cogeneration, LLC (converted from Corpus Christi Cogeneration LP)	Delaware	100.00%
CPN 3rd Turbine, Inc.	Delaware	100.00%
CPN Acadia, Inc.	Delaware	100.00%
CPN Bethpage 3rd Turbine, Inc.	Delaware	100.00%
CPN Cascade, Inc.	Delaware	100.00%
CPN Clear Lake, Inc.	Delaware	100.00%

Legal Name [1]	Jurisdiction of Organization	Calpine Ownership	Third Party Ownership (if any)
CPN Insurance Corporation	Hawaii	100.00%
CPN Pipeline Company	Delaware	100.00%
CPN Pryor Funding Corporation	Delaware	100.00%
CPN Telephone Flat, Inc.	Delaware	100.00%
CPN Wild Horse Geothermal LLC	Delaware	100.00%
Creed Energy Center, LLC	Delaware	100.00%
Deer Park Energy Center LLC (converted from Deer Park Energy Center Limited Partnership)	Delaware	100.00%
Deer Park Holdings, LLC	Delaware	100.00%
Delta, LLC	Delaware	100.00%
Delta Energy Center, LLC	Delaware	100.00%
Freeport Energy Center, LLC (converted from Freeport Energy Center, LP)	Delaware	100.00%
Freestone Power Generation, LLC (converted from Freestone Power Generation LP)	Delaware	100.00%
Garrison Energy Center LLC	Delaware	100.00%
GEC Bethpage Inc.	Delaware	100.00%
GEC Holdings, LLC	Delaware	100.00%
Geysers Power Company, LLC	Delaware	100.00%
Geysers Power I Company	Delaware	100.00%
Gilroy Energy Center, LLC	Delaware	100.00%
Goose Haven Energy Center, LLC	Delaware	100.00%
Greenfield Energy Centre, L.P.†	Ontario, Canada	50.000%	49.996% directly owned by MIT Power Canada LP Inc. and 0.004% indirectly owned by MIT Power Canada Investment Inc.
Guadalupe Peaking Energy Center, LLC	Delaware	100.00%
Guadalupe Power Partners, LP	Delaware	100.00%
Hermiston Power LLC (converted from Hermiston Power Partnership)	Delaware	100.00%
Hillabee Energy Center, LLC	Delaware	100.00%
Idlewild Fuel Management Corp.	Delaware	100.00%
JMC Bethpage, Inc.	Delaware	100.00%
Johana Energy Center, LLC	Delaware	100.00%
Johanna Energy Storage, LLC	Delaware	100.00%
KIAC Partners	New York	100.00%
King City Holdings, LLC	Delaware	100.00%
Los Esteros Critical Energy Facility, LLC	Delaware	100.00%

Legal Name [1]	Jurisdiction of Organization	Calpine Ownership	Third Party Ownership (if any)
Los Esteros Holdings, LLC	Delaware	100.00%
Los Medanos Energy Center LLC	Delaware	100.00%
Magic Valley Pipeline, L.P.	Delaware	100.00%
Mankato Energy Center, LLC	Delaware	100.00%
Mankato Energy Center II, LLC	Delaware	100.00%
Mankato Holdings, LLC	Delaware	100.00%
Metcalf Energy Center, LLC	Delaware	100.00%
Metcalf Funding, LLC	Delaware	100.00%
Metcalf Holdings, LLC	Delaware	100.00%
Mission Rock Energy Center, LLC	Delaware	100.00%
Modoc Power, Inc.	California	100.00%
Morgan Energy Center, LLC	Delaware	100.00%
Mount Hoffman Geothermal Company, L.P.	California	100.00%
New Development Holdings, LLC	Delaware	100.00%
New Steamboat Holdings, LLC	Delaware	100.00%
Nissequogue Cogen Partners	New York	100.00%
NTC Five, Inc.	Delaware	100.00%
O.L.S. Energy-Agnews, Inc.	Delaware	100.00%
Osprey Energy Center, LLC	Delaware	100.00%
Otay Mesa Energy Center, LLC (changed its name from Otay Acquisition Company, LLC on 5/1/2010)	Delaware	100.00%
Otay Holdings, LLC	Delaware	100.00%
Pasadena Cogeneration L.P.	Delaware	100.00%
Pastoria Energy Center, LLC	Delaware	100.00%
Pastoria Energy Facility L.L.C.	Delaware	100.00%
Philadelphia Biogas Supply, Inc.	Delaware	100.00%
Pine Bluff Energy, LLC	Delaware	100.00%
Pioneer Valley Energy Center, LLC	Delaware	100.00%
Power Contract Financing, L.L.C.	Delaware	100.00%
Rancho Dominguez Energy Center, LLC	Delaware	100.00%
Rio Hondo Energy Center, LLC	Delaware	100.00%
RockGen Energy LLC	Wisconsin	100.00%
Russell City Energy Company, LLC	Delaware	65.00%	35.00% owned by Aircraft Services Corporation
SoCal Development Holdings, LLC	Delaware	100.00%
South Point Energy Center, LLC	Delaware	100.00%
South Point Holdings, LLC	Delaware	100.00%
Stony Brook Cogeneration Inc.	Delaware	100.00%
Stony Brook Fuel Management Corp.	Delaware	100.00%
Sutter Dryers, Inc.	California	100.00%
TBG Cogen Partners	New York	100.00%

Legal Name [1]	Jurisdiction of Organization	Calpine Ownership	Third Party Ownership (if any)
Texas City Cogeneration, LLC (converted from Texas City Cogeneration, L.P.)	Delaware	100.00%
Texas Cogeneration Five, Inc.	Delaware	100.00%
Texas Cogeneration One Company	Delaware	100.00%
Thermal Power Company	California	100.00%
Thomassen Turbine Systems America, Inc.	Delaware	100.00%
Washington Parish Energy Center One, LLC	Delaware	100.00%
Westbrook Energy Center, LLC	Delaware	100.00%
Whitby Cogeneration Limited Partnership†	Ontario, Canada	50.00%	50.00% owned by Atlantic Packaging Product Ltd.
Zion Energy LLC	Delaware	100.00%

Schedule 3.18(a)
UCC Filing Jurisdictions

Name of Grantor	UCC Filing Jurisdiction/Office
Calpine Corporation	Secretary of State of Delaware
Anacapa Land Company, LLC	Secretary of State of Delaware
Anderson Springs Energy Company	Secretary of State of California
Auburndale Peaker Energy Center, LLC	Secretary of State of Delaware
Aviation Funding Corp.	Secretary of State of Delaware
Baytown Energy Center, LLC	Secretary of State of Delaware
CalGen Expansion Company, LLC	Secretary of State of Delaware
CalGen Project Equipment Finance Company Three, LLC	Secretary of State of Delaware
Calpine Administrative Services Company, Inc.	Secretary of State of Delaware
Calpine Auburndale Holdings, LLC	Secretary of State of Delaware
Calpine Bethlehem, LLC	Secretary of State of Delaware Pennsylvania Department of State (with respect to additional TU filing)
Calpine c*Power, Inc.	Secretary of State of Delaware
Calpine CalGen Holdings, Inc.	Secretary of State of Delaware
Calpine Calistoga Holdings, LLC	Secretary of State of Delaware
Calpine Central Texas GP, Inc.	Secretary of State of Delaware
Calpine Central, Inc.	Secretary of State of Delaware
Calpine Central-Texas, Inc.	Secretary of State of Delaware
Calpine Cogeneration Corporation	Secretary of State of Delaware
Calpine Construction Management Company, Inc.	Secretary of State of Delaware
Calpine Eastern Corporation	Secretary of State of Delaware
Calpine Edinburg, Inc.	Secretary of State of Delaware
Calpine Energy Services GP, LLC	Secretary of State of Delaware
Calpine Energy Services LP, LLC	Secretary of State of Delaware
Calpine Fuels Corporation	Secretary of State of California
Calpine Generating Company, LLC	Secretary of State of Delaware
Calpine Geysers Company, L.P.	Secretary of State of Delaware
Calpine Gilroy 1, Inc.	Secretary of State of Delaware
Calpine Gilroy 2, Inc.	Secretary of State of Delaware
Calpine Global Services Company, Inc.	Secretary of State of Delaware
Calpine Hidalgo Energy Center, L.P.	Secretary of State of Delaware
Calpine Hidalgo Holdings, Inc.	Secretary of State of Delaware
Calpine Hidalgo, Inc.	Secretary of State of Delaware
Calpine Jupiter, LLC	Secretary of State of Delaware
Calpine Kennedy Operators, Inc.	Secretary of State of New York
Calpine KIA, Inc.	Secretary of State of New York
Calpine King City, Inc.	Secretary of State of Delaware
Calpine King City, LLC	Secretary of State of Delaware

Name of Grantor	UCC Filing Jurisdiction/Office
Calpine Leasing Inc.	Secretary of State of Delaware
Calpine Long Island, Inc.	Secretary of State of Delaware
Calpine Magic Valley Pipeline, Inc.	Secretary of State of Delaware
Calpine Mid-Atlantic Energy, LLC	Secretary of State of Delaware
Calpine Mid-Atlantic Generation, LLC	Secretary of State of Delaware Maryland Department of Assessment and Taxation (with respect to additional TU filing) Virginia State Corporation Commission (with respect to additional TU filing)
Calpine Mid-Atlantic Marketing, LLC	Secretary of State of Delaware
Calpine Mid-Atlantic Operating, LLC	Secretary of State of Delaware
Calpine MVP, Inc.	Secretary of State of Delaware
Calpine Newark, LLC	Secretary of State of Delaware
Calpine New Jersey Generation, LLC	Secretary of State of Delaware New Jersey Division of Revenue (with respect to additional TU filing)
Calpine Northbrook Holdings Corporation	Secretary of State of Delaware
Calpine Northbrook Investors, LLC	Secretary of State of Delaware
Calpine Northbrook Project Holdings, LLC	Secretary of State of Delaware
Calpine Operating Services Company, Inc.	Secretary of State of Delaware
Calpine Operations Management Company, Inc.	Secretary of State of Delaware
Calpine Power Company	Secretary of State of California
Calpine Power Services, Inc.	Secretary of State of Delaware
Calpine Power, Inc.	Virginia State Corporation Commission
Calpine Project Holdings, Inc.	Secretary of State of Delaware
Calpine Solar, LLC	Secretary of State of Delaware
Calpine Stony Brook Operators, Inc.	Secretary of State of New York
Calpine Stony Brook, Inc.	Secretary of State of New York
Calpine TCCL Holdings, Inc.	Secretary of State of Delaware
Calpine Texas Pipeline GP, Inc.	Secretary of State of Delaware
Calpine Texas Pipeline LP, Inc.	Secretary of State of Delaware
Calpine Texas Pipeline, L.P.	Secretary of State of Delaware
Calpine University Power, Inc.	Secretary of State of Delaware
Calpine Vineland Solar, LLC	Secretary of State of Delaware New Jersey Division of Revenue (with respect to additional TU filing)
Channel Energy Center, LLC	Secretary of State of Delaware
Clear Lake Cogeneration Limited Partnership	Secretary of State of Delaware
Corpus Christi Cogeneration, LLC	Secretary of State of Delaware
CPN 3rd Turbine, Inc.	Secretary of State of Delaware
CPN Acadia, Inc.	Secretary of State of Delaware

Name of Grantor	UCC Filing Jurisdiction/Office
CPN Cascade, Inc.	Secretary of State of Delaware
CPN Clear Lake, Inc.	Secretary of State of Delaware
CPN Pipeline Company	Secretary of State of Delaware
CPN Pryor Funding Corporation	Secretary of State of Delaware
CPN Telephone Flat, Inc.	Secretary of State of Delaware
Deer Park Energy Center LLC	Secretary of State of Delaware Secretary of State of Texas (with respect to additional TU filing)
Deer Park Holdings, LLC	Secretary of State of Delaware
Delta Energy Center, LLC	Secretary of State of Delaware
Freestone Power Generation, LLC	Secretary of State of Delaware
GEC Bethpage Inc.	Secretary of State of Delaware
Geysers Power Company, LLC	Secretary of State of Delaware
Geysers Power I Company	Secretary of State of Delaware
Hillabee Energy Center, LLC	Secretary of State of Delaware
Idlewild Fuel Management Corp.	Secretary of State of Delaware
JMC Bethpage, Inc.	Secretary of State of Delaware
Los Medanos Energy Center LLC	Secretary of State of Delaware
Magic Valley Pipeline, L.P.	Secretary of State of Delaware
Metcalf Energy Center, LLC	Secretary of State of Delaware Secretary of State of California (with respect to additional TU filing)
Metcalf Holdings, LLC	Secretary of State of Delaware
Modoc Power, Inc.	Secretary of State of California
Morgan Energy Center, LLC	Secretary of State of Delaware
New Development Holdings, LLC	Secretary of State of Delaware
NTC Five, Inc.	Secretary of State of Delaware
Pastoria Energy Center, LLC	Secretary of State of Delaware
Pastoria Energy Facility L.L.C.	Secretary of State of Delaware
Pine Bluff Energy, LLC	Secretary of State of Delaware
RockGen Energy LLC	Secretary of State of Wisconsin
Stony Brook Cogeneration Inc.	Secretary of State of Delaware
Stony Brook Fuel Management Corp.	Secretary of State of Delaware
Sutter Dryers, Inc.	Secretary of State of California
Texas City Cogeneration, LLC	Secretary of State of Delaware
Texas Cogeneration Five, Inc.	Secretary of State of Delaware
Texas Cogeneration One Company	Secretary of State of Delaware
Thermal Power Company	Secretary of State of California
Thomassen Turbine Systems America, Inc.	Secretary of State of Delaware
Zion Energy LLC	Secretary of State of Delaware

Schedule 3.18(b)
Mortgage Filing Jurisdictions

Applicable Collateral Document	Entity	Real Property Location	Mortgage Filing Jurisdiction/Office
Mortgage	Auburndale Peaker Energy Center, LLC	Gas fired power generation facility located at 1501 W. Derby Avenue, Auburndale, FL 33823	Polk County, Florida Polk County Clerk of the Circuit Court Official Records Department
Deed of Trust	Baytown Energy Center, LLC	Gas fired power generation facility located at 8605 FM 1405, Baytown, Texas 77523	Chambers County, Texas Chambers County Clerk Attn: Real Estate Recording
Deed of Trust	Channel Energy Center, LLC	Gas fired power generation facility located at 12000 Lawndale St., Houston, TX 77017	Harris County, Texas Harris County Clerk Attn: Real Estate Recording
Deed of Trust	Corpus Christi Cogeneration, LLC	Gas fired power generation facility located at 3952 Buddy Lawrence Drive Corpus Christi, TX 78407	Nueces County, Texas Nueces County Clerk Attn: Real Estate Recording
Deed of Trust	Delta Energy Center, LLC	Gas fired power generation facility located at 1200 Arcy Lane Pittsburg, CA 94565	Contra Costa County, CA Contra Costa County Recorder Attn: Real Estate Recording
Deed of Trust	Freestone Power Generation, LLC	75% undivided interest as tenants in common in Tract 1 and 100% interest in Tract 2 in a gas fired power generation facility located at 1366 FM 488 Fairfield, TX 75840	Freestone County, Texas Freestone County Clerk Attn: Real Estate Recording
Deed of Trust	Geysers Power Company, LLC	Geothermal power generation facilities located in Sonoma County and Lake County, CA	Lake and Sonoma Counties, California Lake County Recorder Attn: Real Estate Recording Sonoma County Recorder Attn: Real Estate Recording
Deed of Trust	Metcalf Energy Center, LLC	Gas fired power generation facility located at One Blanchard Road Coyote, CA 95013	Santa Clara County, California Santa Clara County Recorder Attn: Real Estate Recording
Deed of Trust	Los Medanos Energy Center LLC	Gas fired power generation facility located at 750 East 3rd Pittsburg, CA 94565	Contra Costa County, California Contra Costa County Recorder Attn: Real Estate Recording
Mortgage	Morgan Energy Center, LLC	Gas fired power generation facility located at 1410 Red Hat Road Decatur, AL 35601	Morgan County, Alabama Morgan County Judge of Probate Attn: Real Estate Recording

Applicable Collateral Document	Entity	Real Property Location	Mortgage Filing Jurisdiction/Office
Deed of Trust	Pastoria Energy Facility L.L.C.	Gas fired power generation facility located at 39789 Edmonston Pumping Plant Road Lebec, CA 93243	Kern County, California Kern County Recorder Attn: Real Estate Recording
Mortgage	Pine Bluff Energy, LLC	Gas fired power generation facility located at 5301 Fairfield Rd. Pine Bluff, AR 71601	Jefferson County, Arkansas Jefferson County Circuit Clerk Attn: Real Estate Recording
Mortgage	Zion Energy LLC	Gas fired power generation facility located at 5701 9th Street Zion, IL 60099	Lake County, Illinois Lake County Recorder Attn: Real Estate Recording
Deed of Trust	Clear Lake Cogeneration Limited Partnership	Gas fired power generation facility located at 9602 Bayport Road, Pasadena, TX 77507	Harris County, Texas Harris County Clerk Attn: Real Estate Recording
Mortgage	RockGen Energy LLC	Gas fired power generation facility located at 2346 Clearview Road, Cambridge, WI 53523	Dane County, Wisconsin Dane County Register of Deeds Attn: Real Estate Recording
Deed of Trust	Texas City Cogeneration, LLC	Gas fired power generation facility located at 3221 Fifth Avenue South, Texas City, TX 77590	Galveston County, Texas Galveston County Clerk Attn: Real Estate Recording
Mortgage	Calpine Mid-Atlantic Generation, LLC	Delaware City Combustion Turbine facility located at 1812 River Road, New Castle, DE 19720	New Castle County, Delaware Office of the Recorder of Deeds of New Castle County Attn: Real Estate Recording
Mortgage	Calpine Bethlehem, LLC	Bethlehem Power Plant located at 2245 Applebutter Road Bethlehem, PA 18015	Northampton County, Pennsylvania Office of the Recorder of Deeds of Northampton County Attn: Real Estate Recording
Mortgage	Calpine Mid-Atlantic Generation, LLC	Gas fired power generation facilities known as Hay Road and Edge Moor and located respectively at 198 and 200 Hay Road Wilmington, DE 19809	New Castle County, Delaware Office of the Recorder of Deeds of New Castle County Attn: Real Estate Recording
Mortgage	Calpine Mid-Atlantic Generation, LLC	24” O.D. Natural Gas Pipeline, known as Edge Moor Gas Transmission Line, running approximately 7 miles in length from Claymont to Wilmington, Delaware	New Castle County, Delaware Office of the Recorder of Deeds of New Castle County Attn: Real Estate Recording
Mortgage	Calpine New Jersey Generation, LLC	Deepwater Power Plant located at 373 N. Broadway Pennsville, NJ 08070	Salem County, New Jersey Salem County Clerk’s Office Attn: Real Estate Recording

Applicable Collateral Document	Entity	Real Property Location	Mortgage Filing Jurisdiction/Office
Mortgage	Calpine New Jersey Generation, LLC	Cumberland Combustion Turbine located at 4001 Main Street, Millville, NJ 08332	Cumberland County, New Jersey Cumberland County Clerk’s Office Attn: Real Estate Recording
Mortgage	Calpine Vineland Solar, LLC	Vineland Solar Power Plant located at 1776 South Mill Road Vineland, NJ 08360	Cumberland County, New Jersey Cumberland County Clerk’s Office Attn: Real Estate Recording
Deed of Trust	Calpine Mid-Atlantic Generation, LLC	Bayview Combustion Turbine located at 22872 Bayview Circle Cape Charles, VA 23310	Northampton County, Virginia Northampton County Clerk of the Circuit Court Attn: Real Estate Recording
Mortgage	Calpine New Jersey Generation, LLC	Carll’s Corner Combustion Turbine located at 1623 S. Burlington Road, Bridgeton, NJ 08302	Cumberland County, New Jersey Cumberland County Clerk’s Office Attn: Real Estate Recording
Mortgage	Calpine New Jersey Generation, LLC	Cedar Combustion Turbine located at 211 and 261 South Main St., Stafford Township, NJ 08050	Ocean County, New Jersey Ocean County Clerk’s Office Attn: Real Estate Recording
Mortgage	Calpine Mid-Atlantic Generation, LLC	Christiana Combustion Turbine located at 201 & 301 Christiana Ave, Wilmington, DE 19801	New Castle County, Delaware Office of the Recorder of Deeds of New Castle County Attn: Real Estate Recording
Deed of Trust	Calpine Mid-Atlantic Generation, LLC	Crisfield Combustion Turbine located at 4079 Crisfield Highway Crisfield, MD 21817	Somerset County, Maryland Somerset County Clerk’s Office Attn: Real Estate Recording
Mortgage	Calpine New Jersey Generation, LLC	Mickleton Combustion Turbine located at 176 Harmony Road Mickleton, NJ 08056	Gloucester County, New Jersey Gloucester County Clerk’s Office Attn: Real Estate Recording
Mortgage	Calpine New Jersey Generation, LLC	Middle Station Combustion Turbine located at 315 N. Railroad Avenue Rio Grande, NJ 08242	Cape May County, New Jersey Cape May County Clerk’s Office Attn: Real Estate Recording
Mortgage	Calpine New Jersey Generation, LLC	Missouri Avenue Combustion Turbine located at 1825 Atlantic Avenue, Atlantic City, NJ 08401 2129 Bacharach Blvd. Atlantic City, NJ 08401	Atlantic County, New Jersey Atlantic County Clerk’s Office Attn: Real Estate Recording

Applicable Collateral Document	Entity	Real Property Location	Mortgage Filing Jurisdiction/Office
Mortgage	Calpine New Jersey Generation, LLC	Sherman Combustion Turbine located at 2600 S. Orchard Road, Vineland, NJ 08360	Cumberland County, New Jersey Cumberland County Clerk’s Office Attn: Real Estate Recording
Deed of Trust	Calpine Mid-Atlantic Generation, LLC	Tasley Combustion Turbine located at 21417 Taylor Road Tasley, VA 23441	Accomack County, Virginia Accomack County Clerk of the Circuit Court Attn: Real Estate Recordings
Mortgage	Calpine Mid-Atlantic Generation, LLC	West Combustion Turbine located at 1508 Newport Gap Pike, Wilmington, DE 19808	New Castle County, Delaware Office of the Recorder of Deeds of New Castle County Attn: Real Estate Recording

EXHIBIT A-1
FORM OF BORROWER’S
CLOSING DATE CERTIFICATE
December 15, 2015
Reference is hereby made to the Credit Agreement, dated as of December 15, 2015 (in effect on the date hereof, the “Credit Agreement”), among Calpine Corporation (the “Borrower”), the Lenders party thereto, Morgan Stanley Senior Funding, Inc. (“MSSF”), as Administrative Agent and Goldman Sachs Credit Partners L.P., as Collateral Agent. Unless otherwise defined herein, capitalized terms are used herein as defined in the Credit Agreement.

Pursuant to Section 4.1(b)(i) of the Credit Agreement, the undersigned Chief Legal Officer and Corporate Secretary of the Borrower hereby certifies, solely in such person’s capacity as Chief Legal Officer and Corporate Secretary, and not individually, as follows:
1.    The representations and warranties of the Borrower set forth in the Credit Agreement are true and correct in all material respects on and as of the date hereof with the same effect as if made on and as of the date hereof (unless stated to relate to a specific earlier date, in which case, such representations and warranties were true and correct in all material respects as of such earlier date) (it being understood that any representation or warranty that is qualified as to materiality or Material Adverse Effect shall be correct in all respects).
2.    No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the entering into of the Credit Agreement.
3.    The condition precedent set forth in Section 4.1(c) of the Credit Agreement was satisfied or waived as of the Closing Date.
4.    There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Borrower, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Borrower.
5.    Attached hereto as Exhibit A are true and complete copies of certain resolutions duly adopted by the board of directors of the Borrower as of December 15, 2015; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Borrower now in force relating to or affecting the matters referred to therein.
6.    There have been no amendments, modifications or supplements to the certificate of incorporation or the by-laws of the Borrower since October 31, 2013.
7.    Attached hereto as Exhibit B is a true and complete copy of the good standing certificate of the Borrower that is certified by the relevant authority of the jurisdiction of organization of the Borrower.

8.    The following persons are now duly elected and qualified officers of the Borrower on the date hereof holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each such officer is duly authorized to execute and deliver on behalf of the Borrower the Credit Agreement and any certificate or other document to be delivered by the Borrower pursuant to the Credit Agreement.

(Incumbency and specimen signature pages follow)
A-1-2

Incumbency and Specimen Signature for the Borrower

Name	Office	Signature

A-1-3

IN WITNESS WHEREOF, the undersigned has signed and delivered this certificate as of the date first written above.

Name:
Title:

Calpine - Borrower's Closing Date Certificate

EXHIBIT A TO CLOSING CERTIFICATE

[Resolutions]

A-1-Ex. A-1

EXHIBIT B TO CLOSING CERTIFICATE

[Good Standing Certificate]

A-1 – Ex. D-1

EXHIBIT A-2
FORM OF GUARANTORS’
CLOSING DATE CERTIFICATE
December 15, 2015
Reference is hereby made to the Credit Agreement, dated as of December 15, 2015 (in effect on the date hereof, the “Credit Agreement”), among Calpine Corporation (the “Borrower”), the Lenders party thereto, Morgan Stanley Senior Funding, Inc. (“MSSF”), as Administrative agent and Goldman Sachs Credit Partners L.P., as Collateral Agent. Unless otherwise defined herein, capitalized terms are used herein as defined in the Credit Agreement.

Pursuant to Section 4.1(b)(i) of the Credit Agreement, the undersigned Responsible Officer of each Loan Party set forth on Schedule I and Schedule II attached hereto (each, a “Certifying Loan Party”) hereby certifies, solely in such person’s capacity as a Responsible Officer of each such Certifying Loan Party and not individually, as follows:
1.    The representations and warranties of each Certifying Loan Party set forth in each of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on and as of the date hereof (unless stated to relate to a specific earlier date, in which case, such representations and warranties were true and correct in all material respects as of such earlier date) (it being understood that any representation or warranty that is qualified as to materiality or Material Adverse Effect shall be correct in all respects).
2.    No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the making of the Term Loans to be made on the date hereof and the use of proceeds thereof.
3.    The condition precedent set forth in Section 4.1(c) of the Credit Agreement was satisfied or waived as of the Closing Date.
4.    There are no liquidation or dissolution proceedings pending or to my knowledge threatened against any Certifying Loan Party, nor has any other event occurred adversely affecting or threatening the continued corporate, limited liability company or partnership existence, as the case may be, of any Certifying Loan Party.
5.    Attached hereto as Exhibit A are true and complete copies of certain resolutions duly adopted by the board of directors or other applicable governing body of such Certifying Loan Parties as of December 15, 2015; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate, limited liability company or partnership proceedings, as applicable, of each Certifying Loan Party now in force relating to or affecting the matters referred to therein.
A-2 –1

6.    There have been no amendments, modifications or supplements to the by-laws, limited partnership agreements, operating agreements, limited liability partnership agreements or limited liability company agreements, as applicable, of each Certifying Loan Party since October 31, 2013.
7.    There have been no amendments, modifications or supplements to the certificate of incorporation, certificate of limited partnership, certificate of limited liability partnership or certificate of formation, as applicable, of each Certifying Loan Party since October 31, 2013.
8.    Attached hereto as Exhibit B are true and complete copies of the good standing certificate of each Certifying Loan Party that is certified by the relevant authority of the jurisdiction of organization of each Certifying Loan Party.
9.    The undersigned is duly authorized to execute and deliver on behalf of each Certifying Loan Party each of the Loan Documents to which it is a party and any certificate or other document to be delivered by each Certifying Loan Party pursuant to the Loan Documents to which it is a party.
(Incumbency and specimen signature pages follow)

A-2 –2

Incumbency and Specimen Signature for the Certifying Loan Parties listed on Schedule I

Name	Office	Signature

A-2 –3

Incumbency and Specimen Signature for the Certifying Loan Parties listed on Schedule II

Name	Office	Signature

Calpine - Closing Date Guarantors' Certificate

IN WITNESS WHEREOF, the undersigned has signed and delivered this certificate as of the date first written above.

Name:
Title:

Calpine - Closing Date Guarantors' Certificate

SCHEDULE I
Name of Guarantors

A- 3 -Sch. I-1

SCHEDULE II
Name of Guarantors

A- 3 -Sch. I-1

EXHIBIT A TO CLOSING DATE CERTIFICATE

[Resolutions]

A-3 – Ex. A-1

EXHIBIT B TO CLOSING DATE CERTIFICATE

[Good Standing Certificates]
A-2 – Ex.D-1

EXHIBIT B
FORM OF NOTICE OF BORROWING
Dated: ____________, 20__
Morgan Stanley Senior Funding, Inc., as
Administrative Agent
1585 Broadway
New York, NY 10036
Attn: Agency Team
Telecopier No.: (212) 507-6680
Ladies and Gentlemen:
Reference is made to the Credit Agreement dated as of December 15, 2015 (as amended and in effect on the date hereof, the “Credit Agreement”; capitalized terms not defined herein shall have the meanings as defined in the Credit Agreement), among the undersigned, as Borrower, the Lenders named therein, Morgan Stanley Senior Funding, Inc. (“MSSF”), as Administrative agent and Goldman Sachs Credit Partners L.P., as Collateral Agent. Pursuant to Section 2.2 of the Credit Agreement, the Borrower hereby requests a Borrowing of the Term Loans under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowing:

1.    The Business Day of the proposed Borrowing is _________.1
2.    The aggregate principal amount of the proposed Borrowing is _________.
3.    The Term Loans to be made pursuant to the proposed Borrowing shall be initially maintained as [Base Rate Loans] [Eurodollar Loans].
4.    [The initial Interest Period for the proposed Borrowing [shall end on [ ], 2015] [is [one month] [three months] [six months] [twelve months]]2
5.    The funds will be deposited in accordance with the previously agreed funds flow between the Administrative Agent and the Borrower.

_________________________

[1]
Shall be at least three Business Days after the date hereof for Eurodollar Loans (or the same Business Day for Eurodollar Loans to be incurred on the Closing Date), or the same Business Day for Base Rate Loans.

[2]	To be included for a proposed Borrowing of Eurodollar Loans.
B-1

The Borrower hereby certifies to the Administrative Agent and the Lenders by execution hereof that:
1.    All representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties are true and correct in all material respects as of such earlier date) (it being understood that any representation or warranty that is qualified as to materiality or Material Adverse Effect is correct in all respects).
2.    No Default or Event of Default has occurred and is continuing as of the Closing Date or after giving effect to the making of the Term Loans made on the Closing Date.
The Borrower agrees that, if prior to the Closing Date any of the foregoing certifications shall cease to be true and correct, the Borrower shall forthwith notify the Administrative Agent thereof in writing (any such notice, a “Non-Compliance Notice”). Except to the extent, if any, that prior to the Closing Date the Borrower shall deliver a Non-Compliance Notice to the Administrative Agent, each of the foregoing certifications shall be deemed to be made additionally on the date of issuance as if made on such date.

[remainder of page intentionally left blank]

B-2

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the date first written above.

CALPINE CORPORATION

By:
Name:
Title:

Borrowing Certificate

EXHIBIT C
FORM OF
ASSIGNMENT AND ACCEPTANCE
Reference is hereby made to the Credit Agreement, dated as of December 15, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Calpine Corporation (the “Borrower”), the Lenders party thereto, Morgan Stanley Senior Funding, Inc. (“MSSF”), as Administrative agent and Goldman Sachs Credit Partners L.P., as Collateral Agent. Unless otherwise defined herein, capitalized terms are used herein as defined in the Credit Agreement.

The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:
1.The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to the Term Loans as are set forth on Schedule 1 hereto (the “Assigned Facility”), in a principal amount for the Assigned Facility as set forth on Schedule 1 hereto.

2.The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Affiliates or any other obligor or the performance or observance by the Borrower, any of its Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

3.    The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 5.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto

C-1

or thereto as are delegated to the Administrative Agent and the Collateral Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.19(e) of the Credit Agreement.

4.The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5.Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

6.From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof (including, without limitation, the provisions of Section 8.22 of the Collateral Agency and Intercreditor Agreement and Section 8.6(b) of the Guarantee and Collateral Agreement) and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7.This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.
C-2

Schedule 1
to Assignment and Acceptance with respect to
the Credit Agreement, dated as of December 15, 2015,
among Calpine Corporation (the “Borrower”),
the Lenders party thereto, Morgan Stanley Senior Funding, Inc. as administrative agent and
Goldman Sachs Credit Partners L.P. as collateral agent

Name of Assignor: _______________________

Name of Assignee: _______________________

Effective Date of Assignment: _________________

Facility Assigned	Aggregate Amount of Term Loans for all Lenders	Amount of Term Loans Assigned

	$______	$______

[Name of Assignee]	[Name of Assignor]

By:____________________________________	By:____________________________________
Title	Title

Accepted for Recordation in the Register:	Required Consents (if any):

Morgan Stanley Senior Funding, Inc., as	Calpine Corporation:
Administrative Agent

By:____________________________________	By:____________________________________
Title	Title

Morgan Stanley Senior Funding, Inc., as
Administrative Agent

By:____________________________________
Title

Sch. 1-1

EXHIBIT D
RESERVED

D-1

EXHIBIT E-1
FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the CREDIT AGREEMENT, dated as of December 15, 2015 (the “Agreement”), among CALPINE CORPORATION, a Delaware corporation (the “Borrower”), MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”), as administrative agent (in such capacity and including any successors in such capacity, the “Administrative Agent”), GOLDMAN SACHS CREDIT PARTNERS L.P., as collateral agent (in such capacity and including any successors in such capacity, the “Collateral Agent” and together with the Administrative Agent, the “Agents”), and each of the financial institutions from time to time party hereto (collectively, the “Lenders”). Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Agreement.
Pursuant to the provisions of Section 2.19(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 881(c)(3)(B), (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding such payment.
[Signature Page Follows]

E-1-1

[Lender]

By:
Name:
Title:

[Address]

Dated: _____________________, 20[ ]

E-1-2

EXHIBIT E-2
FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the CREDIT AGREEMENT, dated as of December 15, 2015 (the “Agreement”), among CALPINE CORPORATION, a Delaware corporation (the “Borrower”), MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”), as administrative agent (in such capacity and including any successors in such capacity, the “Administrative Agent”), GOLDMAN SACHS CREDIT PARTNERS L.P., as collateral agent (in such capacity and including any successors in such capacity, the “Collateral Agent” and together with the Administrative Agent, the “Agents”), and each of the financial institutions from time to time party hereto (collectively, the “Lenders”). Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Agreement.
Pursuant to the provisions of Section 2.19(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its applicable direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its applicable direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Code Section 881(c)(3)(B), (v) none of its applicable direct or indirect partners/members is a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the a United States trade or business conducted by the undersigned or its applicable direct or indirect partners/members.
The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (a) an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable or (b) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[Signature Page Follows]

E-2-1

[Lender]

By:
Name:
Title:

[Address]

Dated: _____________________, 20[ ]

E-2-2

EXHIBIT E-3
FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the CREDIT AGREEMENT, dated as of December 15, 2015 (the “Agreement”), among CALPINE CORPORATION, a Delaware corporation (the “Borrower”), MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”), as administrative agent (in such capacity and including any successors in such capacity, the “Administrative Agent”), GOLDMAN SACHS CREDIT PARTNERS L.P., as collateral agent (in such capacity and including any successors in such capacity, the “Collateral Agent” and together with the Administrative Agent, the “Agents”), and each of the financial institutions from time to time party hereto (collectively, the “Lenders”). Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Agreement.
Pursuant to the provisions of Section 2.19(e) and Section 9.6(c) of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 881(c)(3)(B), (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned.
The undersigned has furnished its participating non-U.S. Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such non-U.S. Lender in writing and (2) the undersigned shall have at all times furnished such non-U.S. Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[Signature Page Follows]

E-3-1

[Participant]

By:
Name:
Title:

[Address]

Dated: _____________________, 20[ ]

E-3-2

EXHIBIT E-4
FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the CREDIT AGREEMENT, dated as of December 15, 2015 (the “Agreement”), among CALPINE CORPORATION, a Delaware corporation (the “Borrower”), MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”), as administrative agent (in such capacity and including any successors in such capacity, the “Administrative Agent”), GOLDMAN SACHS CREDIT PARTNERS L.P., as collateral agent (in such capacity and including any successors in such capacity, the “Collateral Agent” and together with the Administrative Agent, the “Agents”), and each of the financial institutions from time to time party hereto (collectively, the “Lenders”). Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Agreement.
Pursuant to the provisions of Section 2.19(e) and Section 9.6(c) of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its applicable direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its applicable direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Code Section 881(c)(3)(B), (v) none of its applicable direct or indirect partners/members is a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned’s or its applicable direct or indirect partners/members.
The undersigned has furnished its participating non-U.S. Lender with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (a) an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable or (b) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such non-U.S. Lender in writing and (2) the undersigned shall have at all times furnished such non-U.S. Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[Signature Page Follows]

E-4-1

[Participant]

By:
Name:
Title:

[Address]

Dated: _____________________, 20[ ]

E-4-2

EXHIBIT F
FORM OF NOTICE OF CONTINUATION/CONVERSION
Dated: ____________, 20__
Morgan Stanley Senior Funding, Inc., as
Administrative Agent
1585 Broadway
New York, NY 10036
Attention: Agency Team
Telecopier No.: (212) 507-6680
Ladies and Gentlemen:
Reference is made to the Credit Agreement, dated as of December 15, 2015 (the “Credit Agreement”; capitalized terms not defined herein shall have the meanings as defined in the Credit Agreement), among Calpine Corporation (the “Borrower”), the Lenders party thereto, Morgan Stanley Senior Funding, Inc. (“MSSF”), as Administrative Agent and Goldman Sachs Credit Partners L.P., as Collateral Agent. Pursuant to Section 2.15 of the Credit Agreement, the undersigned duly authorized officer hereby requests to [continue][convert] a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowing:

The Borrower hereby gives you notice pursuant to Section 2.15 of the Credit Agreement and requests that on ____________,

(1)
$____________ of the currently outstanding principal amount of the Term Loans [currently being maintained as Base Rate Loans] [originally made as Eurodollar loans on ____________, with Interest Period ending on ____][1].,

(2)	be [converted into][continued as],

(3)	[Eurodollar Loans having an Interest Period of [one] [three] [six] [twelve] month(s)][Base Rate Loans].
The Borrower hereby:
____________________________
1 Conversion of Eurodollar Loans into Base Loans may only be made on the last day of an Interest Period with respect thereto.

(a)    certifies and warrants that [no Event of Default has occurred and is continuing or will (immediately after giving effect to the continuation or conversion requested hereby) occur and be continuing] [an Event of Default has occurred and is continuing or will (immediately after giving effect to the continuation or conversion requested hereby) occur and be continuing]; and
(b)    agrees that if prior to the time of such continuation or conversion any matter certified to herein by it will not be true correct at such time as if then made, it will immediately so notify the Administrative Agent.
Except to the extent, if any, that prior to the time of the continuation or conversion requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed to be certified at the date of such continuation or conversion as if then made.

[remainder of page intentionally left blank]

The Borrower has caused this Notice of Continuation/Conversion to be executed and delivered, and the certification and warranties contained herein to be made, by its duly authorized officer as of the date first written above.

Very truly yours,

CALPINE CORPORATION

By:
Name:
Title:

EXHIBIT G

RESERVED

G-1

EXHIBIT H
FORM OF
PREPAYMENT NOTICE

Dated: ____________, 20__
Morgan Stanley Senior Funding, Inc., as
Administrative Agent
1585 Broadway
New York, NY 10036
Attention: Agency Team
Telecopier No.: (212) 507-6680

Ladies and Gentlemen:
The undersigned, Morgan Stanley Senior Funding, Inc. (“MSSF”), refers to the Credit Agreement, dated as of December 15, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Calpine Corporation (the “Borrower”), the Lenders party thereto, MSSF, as Administrative agent and Goldman Sachs Credit Partners L.P., as Collateral Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The Administrative Agent hereby gives notice of a prepayment of Term Loans to be made by the Borrower pursuant to Section 2.13(a) of the Credit Agreement of the prepayment amount set forth below. Amounts applied to prepay the Term Loans shall be applied first to the Base Rate Loans then to the Eurodollar Loans held by you. The portion of the prepayment amount to be allocated to the Term Loan held by you and the date on which such prepayment will be made to you are set forth below:
(A) Total Term Loan Prepayment Amount __________
(B) Portion of Term Loan Prepayment Amount to be received by you __________

[remainder of this page intentionally left blank]

H-1

MORGAN STANLEY SENIOR
FUNDING, INC.,
as Administrative Agent

By:
Title:

(Name of Lender)

By:
Name:
Title:

H-2

EXHIBIT I
REVERSE DUTCH AUCTION PROCEDURES
This Exhibit I is intended to summarize certain basic terms of the reverse Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 2.28 of the Credit Agreement, of which this Exhibit I is a part. It is not intended to be a definitive statement of all of the terms and conditions of a reverse Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable offer document (each, an “Offer Document”). None of the Administrative Agent, the Auction Manager and any other Agent, or any of their respective affiliates makes any recommendation pursuant to any Offer Document as to whether or not any Lender should sell its Term Loans to the Borrower pursuant to any Offer Documents, nor shall the decision by the Administrative Agent, the Auction Manager or any other Agent (or any of their affiliates) in its respective capacity as a Lender to sell its Term Loans to the Borrower be deemed to constitute such a recommendation. Each Lender should make its own decision on whether to sell any of its Term Loans and, if it decides to do so, the principal amount of and price to be sought for such Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Auction and the relevant Offer Documents. Capitalized terms not otherwise defined in this Exhibit I have the meanings assigned to them in the Credit Agreement.
Summary. The Borrower may from time to time conduct reverse Dutch auctions in order to purchase Term Loans (each, an “Auction”) pursuant to the procedures described herein.
Notice Procedures. In connection with each Auction, the Borrower will provide notification to the Auction Manager (for distribution to the Lenders of the applicable tranche(s)) of the tranche or tranches of Term Loans (as determined by the Borrower in its sole discretion) that will be the subject of such Auction (each, an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount (calculated on the face amount thereof) of each tranche of Term Loans that the Borrower offers to purchase in such Auction (the “Auction Amount”), which shall be no less than $50,000,000 (across all such tranches (or such lesser amount as may be acceptable to the Auction Manager)) or an integral multiple of $1,000,000 in excess thereof; (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000 (in increments of $5), at which the Borrower would be willing to purchase Term Loans of each applicable tranche in such Auction; and (iii) the date on which such Auction will conclude, on which date Return Bids (as defined below) will be due by 1:00 p.m. New York time (as such date and time may be extended by the Auction Manager and the Borrower, such time the “Expiration Time”). Such Expiration Time may be extended for a period not exceeding three Business Days upon notice by the Borrower to the Auction Manager received not less than 24 hours before the original Expiration Time; provided, however, that only one extension per offer shall be permitted. An Auction shall be regarded as a “Failed Auction” in the event that either (x) the Borrower withdraws such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received. In the event of a Failed Auction, the Borrower shall not be permitted to deliver a new Auction Notice prior to the date occurring three (3) Business Days after such withdrawal or Expiration Time, as the case may be. Notwithstanding anything to the contrary contained herein, the Borrower shall not initiate any Auction by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Auction (if any), whether such conclusion occurs by withdrawal of such previous Auction or the occurrence of the Expiration Time of such previous Auction.

Reply Procedures. In connection with any Auction, each Lender of the applicable tranche(s) wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the respective Offer Document (each, a “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price per $1,000 (in increments of $5) in principal amount of Term Loans (the “Reply Price”) of the applicable tranche within the Discount Range and (ii) the principal amount of Term Loans of the applicable tranche, in an amount not less than US$1,000,000 or an integral multiple of $1,000 in excess thereof, that such Lender offers for sale at its Reply Price (the “Reply Amount”). A Term Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans of the applicable tranche held by such Lender. Lenders may only submit one Return Bid per tranche per Auction but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held by the Auction Manager, an assignment and acceptance in the form included in the Offer Document (each, an “Auction Assignment and Acceptance”). The Borrower will not purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price.
Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Borrower, will calculate the lowest purchase price (the “Applicable Threshold Price”) for such Auction within the Discount Range for such Auction that will allow the Borrower to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which the Borrower has received Qualifying Bids). Unless the Auction Notice is withdrawn in accordance with the terms hereof, the Borrower shall purchase Term Loans of the applicable tranche from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All Term Loans of the applicable tranche included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at such applicable Reply Prices and shall not be subject to proration.

Proration Procedures. All Term Loans offered in Return Bids (or, if applicable, any component thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount (calculated on the face amount thereof) of all Term Loans of the applicable tranche for which Qualifying Bids have been submitted in any given Auction at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans of the applicable tranche to be purchased at prices below the Applicable Threshold Price). No Return Bids or any component thereof will be accepted above the Applicable Threshold Price.

Notification Procedures. The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m. New York time on the same Business Day as the date the Return Bids were due (as such due date may be extended in accordance with this Exhibit I). The Auction Manager will insert the principal amount of Term Loans of the applicable tranche to be assigned and the applicable settlement date into each applicable Auction Assignment and Acceptance received in connection with a Qualifying Bid. Upon the request of the submitting Lender, the Auction Manager will promptly return any Auction Assignment and Acceptance received in connection with a Return Bid that is not a Qualifying Bid.

Auction Assignment and Acceptance. Each Auction Assignment and Acceptance shall contain the following acknowledgments:

“The Assignor hereby acknowledges that (i) this Assignment and Acceptance is being made in compliance with and pursuant to the terms of Section 2.28 of the Credit Agreement, (ii) the Assignee currently may have, and later may come into possession of, information regarding the Loan Documents or the Loan Parties that is not known to the Assignor and that may be material to a decision to enter into this Assignment and Acceptance (the “Assignor Excluded Information”), (iii) the Assignor has independently and without reliance on the Assignee made its own analysis and determined to enter into this Assignment and Acceptance and to consummate the transactions contemplated hereby notwithstanding Assignor’s lack of knowledge of the Assignor Excluded Information and (iv) the Assignee shall have no liability to the Assignor, and the Assignor hereby (to the extent permitted by law) waives and releases any claims it may have against the Assignee (under applicable laws or otherwise) with respect to the nondisclosure of the Assignor Excluded Information; provided that the Assignor Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties of the Assignor contained in this Assignment and Acceptance. The Assignor further acknowledges that the Assignor Excluded Information may not be available to the Administrative Agent, the Auction Manager or the other Lenders.

The Assignee hereby acknowledges that (i) this Assignment and Acceptance is being made in compliance with and pursuant to the terms of Section 2.28 of the Credit Agreement, (ii) the Assignor currently may have, and later may come into possession of, information regarding the Loan Documents or the Loan Parties that is not known to the Assignee and that may be material to a decision to enter into this Assignment and Acceptance (the “Assignee Excluded Information”), (iii) the Assignee has independently and without reliance on the Assignor made its own analysis and determined to enter into this Assignment and Acceptance and to consummate the transactions contemplated hereby notwithstanding Assignee’s lack of knowledge of the Assignee Excluded Information and (iv) the Assignor shall have no liability to the Assignee, and the Assignee hereby (to the extent permitted by law) waives and releases any claims it may have against the Assignor (under applicable laws or otherwise) with respect to the nondisclosure of the Assignee Excluded Information; provided that the Assignee Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties of the Assignee contained in this Assignment and Acceptance.  The Assignee further acknowledges that the Assignee Excluded Information may not be available to the Administrative Agent, the Auction Manager or the other Lenders.”

Additional Procedures. Once initiated by an Auction Notice, the Borrower may withdraw an Auction by prior written notice to the Administrative Agent. Furthermore, in connection with any Auction with respect to a particular tranche of Term Loans, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Lender unless otherwise agreed by the Borrower. However, an Auction may become void if the conditions to the purchase of Term Loans of the applicable tranche by the Borrower required by the terms and conditions of Section 2.28 of the Credit Agreement are not met. The purchase price in respect of each Qualifying Bid for which purchase by the Borrower is required in accordance with the foregoing provisions shall be paid directly by the Borrower to the respective assigning Lender on a settlement date as determined jointly by the Borrower and the Auction Manager (which shall be not later than ten (10) Business Days after the date Return Bids are due). The Borrower shall execute each applicable Auction Assignment and Acceptance received in connection with a Qualifying Bid.
All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of an Auction will be determined by the Auction Manager, in consultation with the Borrower, and their determination will be final and binding so long as such determination is not inconsistent with the terms of Section 2.28 of the Credit Agreement or this Exhibit I. The Auction Manager’s interpretation of the terms and conditions of the Offer Document, in consultation with the Borrower, will be final and binding so long as such interpretation is not inconsistent with the terms of Section 2.28 of the Credit Agreement or this Exhibit I.
None of the Auction Manager, any other Agent or any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrower, the Loan Parties, or any of their affiliates (whether contained in an Offer Document or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.
This Exhibit I shall not require the Borrower to initiate any Auction.

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